UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BEYOND MEAT, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BEYOND MEAT, INC.
119 STANDARD STREET, EL SEGUNDO, CALIFORNIA 90245
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:00 a.m. Pacific Time on Tuesday, May 24, 2022
Dear Stockholders of Beyond Meat, Inc.:
The 2022 annual meeting of stockholders (the “Annual Meeting”) of Beyond Meat, Inc., a Delaware corporation (“Beyond Meat”), will be held virtually, via live webcast at www.virtualshareholdermeeting.com/BYND2022, on Tuesday, May 24, 2022 at 8:00 a.m. Pacific Time, for the following purposes, as more fully described in the accompanying proxy statement:
1.To elect three Class III directors to serve until our 2025 annual meeting of stockholders and until their successors are duly elected and qualified;
2.To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022;
3.To hold an advisory (non-binding) vote to approve the compensation of our named executive officers; and
4.To transact such other business as may properly come before the Annual Meeting or any postponements, adjournments or continuations thereof.
Our board of directors has fixed the close of business on March 28, 2022 as the record date (the “Record Date”) for the Annual Meeting. Stockholders of record as of the Record Date are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
On or about April 12, 2022, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report. The Notice provides instructions on how to vote and includes instructions on how to receive a paper copy of our proxy materials by mail. The proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. You will be asked to enter the sixteen-digit control number located on your Notice or proxy card.
We appreciate your continued support of Beyond Meat.
By Order of the Board of Directors,
Ethan Brown
Founder, President, Chief Executive Officer and Board Member
El Segundo, California
April 12, 2022
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the virtual Annual Meeting, you are urged to vote and submit your proxy by following the voting procedures described in the proxy card. Even if you have voted by proxy, you may still vote during the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote during the meeting, you must follow the instructions from your broker, bank or other nominee.

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BEYOND MEAT, INC.
PROXY STATEMENT
FOR 2022 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:00 a.m. Pacific Time on Tuesday, May 24, 2022
This proxy statement and form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2022 annual meeting of stockholders (the “Annual Meeting”) of Beyond Meat, Inc., a Delaware corporation (“Beyond Meat” or the “company”), and any postponements, adjournments or continuations thereof. The Annual Meeting will be held virtually, via live webcast on Tuesday, May 24, 2022 at 8:00 a.m. Pacific Time. The Annual Meeting can be accessed via the Internet at www.virtualshareholdermeeting.com/BYND2022 where you will be able to attend and listen to the Annual Meeting live, submit questions and vote your shares electronically at the Annual Meeting. You will not be able to attend the Annual Meeting physically in person.
Our board of directors has fixed the close of business on March 28, 2022 as the record date (the “Record Date”) for the Annual Meeting. Stockholders of record as of the Record Date are entitled to notice of and to vote at the Annual Meeting. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement, the form of proxy and our annual report, is first being made available on or about April 12, 2022 to all stockholders entitled to vote at the Annual Meeting.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING
The information provided in the “question and answer” format below is for your convenience only. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
Why are you holding a virtual Annual Meeting and how can stockholders attend?
We will be hosting the Annual Meeting via live webcast only. In addition to supporting the health and well-being of our stockholders and other meeting participants during the coronavirus (“COVID-19”) pandemic, we also believe hosting our Annual Meeting virtually helps to expand access, facilitate stockholder attendance, reduce costs and enable improved communication. It also reduces the environmental impact of our Annual Meeting. To participate in our virtual Annual Meeting, visit www.virtualshareholdermeeting.com/BYND2022 with your 16-digit control number included in the Notice, on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instructions received from your broker, bank or other nominee if you are a street name stockholder, as described below.
The Annual Meeting live webcast will begin promptly at 8:00 a.m. Pacific Time on Tuesday, May 24, 2022. Stockholders may vote and submit questions in advance of, or live during, the Annual Meeting by following the instructions and rules of conduct on the Annual Meeting website. During the Annual Meeting, we intend to answer questions that are pertinent to the company and the official business of the Annual Meeting, subject to time constraints. We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:45 a.m. Pacific Time, and you should allow ample time for the check-in procedures. The virtual Annual Meeting platform is fully supported across browsers (Microsoft Edge, Firefox, Chrome and Safari) and devices (desktops,
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laptops, tablets and mobile phones) running the most updated version of applicable software and plugins. Participants should ensure they have a strong Internet connection wherever they intend to participate in the Annual Meeting. Participants should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the virtual Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting platform at www.virtualshareholdermeeting.com/BYND2022.
What matters am I voting on and how does the board of directors recommend that I vote?

PROPOSAL	BOARD OF DIRECTORS VOTING RECOMMENDATION
PROPOSAL NO. 1 The election of three Class III directors to serve until our 2025 annual meeting of stockholders and until their successors are duly elected and qualified.	FOR each nominee
PROPOSAL NO. 2 Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022.	FOR
PROPOSAL NO. 3 Advisory (non-binding) vote to approve the compensation of the company’s named executive officers.	FOR
Other than the three items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
Who is entitled to vote?
Holders of our common stock as of the close of business on the Record Date may vote at the Annual Meeting. As of the Record Date, there were 63,525,260 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each share of our common stock held by a stockholder on the Record Date will be entitled to one vote for each of the director nominees and one vote for each of the other proposals. We do not have cumulative voting rights for the election of directors.
Stockholders of Record: Shares Registered in Your Name
If shares of our common stock are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy and indicate your voting choices directly to the individuals listed on the proxy card or to vote virtually at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders
If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote
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your shares in the manner provided in the voting instructions you receive from your broker, bank or other nominee. However, because a street name stockholder is not the stockholder of record, you may not vote your shares of our common stock virtually at the Annual Meeting unless you follow your broker, bank or other nominee’s procedures for obtaining a legal proxy. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”
How many votes are needed for approval of each proposal?

PROPOSAL	VOTE NEEDED FOR APPROVAL AND EFFECT OF ABSTENTIONS AND BROKER NON-VOTES
PROPOSAL NO. 1 The election of three Class III directors to serve until our 2025 annual meeting of stockholders and until their successors are duly elected and qualified.	Our amended and restated bylaws (“Bylaws”) state that, to be elected, a nominee must receive a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting. “Plurality” means that the individuals who receive the highest number of votes cast “FOR” are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of withholding a vote or a broker non-vote) will have no effect on the outcome of this proposal.
PROPOSAL NO. 2 Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022.	The ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and are voted for or against the proposal. Abstentions are not considered votes for or against this proposal, and thus, will have no effect on the outcome of this proposal. Broker non-votes will also have no effect on the outcome of this proposal.
PROPOSAL NO. 3 Advisory (non-binding) vote to approve the compensation of the company’s named executive officers.	The advisory (non-binding) vote to approve the compensation of the company’s named executive officers requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and are voted for or against the proposal. Abstentions are not considered votes for or against this proposal, and thus, will have no effect on the outcome of this proposal. Broker non-votes will also have no effect on the outcome of this proposal. However, because this proposal is a non-binding advisory vote, the result will not be binding on our board of directors or the company.
Voting results will be tabulated and certified by the inspector of election appointed for the Annual Meeting.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting and conduct business under our Bylaws and Delaware law. The presence in person or represented by proxy of the holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions and broker non‑votes are counted as shares present and entitled to vote for purposes of determining a quorum.
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How do I vote?
If you are a stockholder of record, there are five ways to vote:
•By Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 23, 2022 (have your Notice or proxy card in hand when you visit the website);
•By toll-free telephone at 1-800-690-6903 until 11:59 p.m. Eastern Time on May 23, 2022 (have your Notice or proxy card in hand when you call);
•By scanning the QR code in your Notice or proxy card with your mobile device until 11:59 p.m. Eastern Time on May 23, 2022;
•By completing and mailing your proxy card (if you received printed proxy materials) to be received prior to the Annual Meeting; or
•By attending the virtual meeting by visiting www.virtualshareholdermeeting.com/BYND2022, where you may vote electronically and submit questions during the Annual Meeting. Please have your Notice or proxy card in hand when you visit the website.
If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to direct your broker, bank or other nominee on how to vote your shares. As discussed above, if you are a street name stockholder, you may not vote your shares electronically at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.
VOTING VIA THE INTERNET, MOBILE DEVICE OR BY TELEPHONE IS FAST AND CONVENIENT, AND YOUR VOTE IS IMMEDIATELY CONFIRMED AND TABULATED. VOTING EARLY WILL HELP AVOID ADDITIONAL SOLICITATION COSTS AND WILL NOT PREVENT YOU FROM VOTING ELECTRONICALLY DURING THE ANNUAL MEETING IF YOU WISH TO DO SO.
If you have questions about the matters described in this proxy statement, how to submit your proxy or if you need additional copies of this proxy statement, the proxy card or voting instructions, you should contact Innisfree M&A Incorporated, our proxy solicitor, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•entering a new vote by Internet, mobile device or by telephone;
•completing and returning a later-dated proxy card;
•notifying the Secretary of Beyond Meat, Inc., in writing, at Beyond Meat, Inc., 119 Standard Street, El Segundo, California 90245; or
•attending and voting electronically at the virtual Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.
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What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. Ethan Brown (our President and Chief Executive Officer) and Teri L. Witteman (our Chief Legal Officer and Secretary) have been designated as proxy holders by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described in this proxy statement. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is postponed, adjourned or continued, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting and conserve natural resources. The Notice containing instructions on how to access this proxy statement is first being mailed on or about April 12, 2022 to all stockholders entitled to vote at the Annual Meeting.
Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and the cost of our annual meetings of stockholders.
How are proxies solicited for the Annual Meeting?
We have retained the services of Innisfree M&A Incorporated (“Innisfree”) to aid in the solicitation of proxies and will pay Innisfree a base fee of $25,000 for these services, plus any related costs and expenses. We will bear the total expense of the solicitation that will include, in addition to the amounts paid to Innisfree, amounts paid for printing and postage and to reimburse banks, brokerage firms and others for their expenses in forwarding proxy solicitation material. Although the principal distribution of proxy materials will be through the Internet, solicitation of proxies will also be made by mail. In addition, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.
How may my broker, bank or other nominee vote my shares if I fail to provide timely directions?
Brokers, banks and other nominees holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole “routine” proposal: the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022. Absent direction from you, your broker, bank or other nominee will not have discretion to vote on the election of directors and the advisory (non-binding) vote to approve the compensation of our named executive officers, which are both “non-routine” matters. If the broker, bank or other nominee that holds your shares in street name returns a proxy card without voting on a non-routine proposal because it did not receive voting instructions from you on that proposal, this is referred to as a “broker non-vote.” Broker non‑votes are considered in determining whether a quorum exists at the Annual Meeting. The effect of broker non‑votes on the outcome of each proposal to be voted on at the Annual Meeting is explained above under “How many votes are needed for approval of each proposal?”
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Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.
What is the deadline to propose stockholder actions and director nominations for consideration at next year’s annual meeting of stockholders?
Rule 14a-8 Stockholder Proposals
As prescribed by Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders. For a Rule 14a-8 stockholder proposal to be timely and considered for inclusion in our proxy statement for our 2023 annual meeting of stockholders, the proposal must comply with all applicable requirements of Rule 14a-8 and our Secretary must receive the written proposal at our principal executive offices not later than December 13, 2022. Stockholder proposals should be addressed to:
Beyond Meat, Inc.
Attention: Secretary
119 Standard Street
El Segundo, California 90245
Advance Notice Stockholder Proposals
Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proper proposal, including director nominations, before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Any such advance notice stockholder proposal, including director nominations, must comply with all of the requirements set forth in our restated certificate of incorporation, Bylaws and applicable laws, rules and regulations. Our Bylaws provide that, for business to be properly brought before an annual meeting by a stockholder, (i) the stockholder must be a stockholder of record at the time of the giving of the notice, (ii) the stockholder must be entitled to vote at the meeting, (iii) the business must be a proper matter for stockholder action, and (iv) the stockholder must give timely written notice to our Secretary, which notice must contain the information specified in our Bylaws. For an advance notice stockholder proposal, including director nominations, to be timely for our 2023 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices at the address listed above:
•not earlier than January 24, 2023; and
•not later than February 23, 2023.
In the event that we hold our 2023 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of an advance notice stockholder proposal must be received no earlier than the close of business on the 120th day before our 2023 annual meeting of stockholders and no later than the close of business on the later of the following two dates:
•the 90th day prior to our 2023 annual meeting of stockholders; or
•the 10th day following the day on which public announcement of the date of the 2023 annual meeting of stockholders is first made.
You are advised to review our Bylaws, which contain additional requirements regarding advance notice stockholder proposals, including director nominations.
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Availability of Bylaws
A copy of our Bylaws is available via the SEC’s website at https://www.sec.gov. You may also contact our Secretary at the address set forth above for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
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BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE
Board of Directors Composition
Under our restated certificate of incorporation, our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors is currently composed of nine members. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, disqualification or removal. Our restated certificate of incorporation provides that no director may be removed from our board of directors except for cause and only by the affirmative vote of the holders of at least two‑thirds of the voting power of the then-outstanding shares of stock entitled to vote generally in the election of directors.
Our board of directors is divided into three classes of directors, each serving a staggered three-year term. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Directors are assigned to each class in accordance with resolutions adopted by our board of directors, with the number of directors in each class to be divided as nearly equal as reasonably possible. In the event of any increase or decrease in the authorized number of directors, each director then serving will continue as a director of the class of which the director is a member, and the newly created or eliminated directorships resulting from such increase or decrease will be apportioned by our board of directors among the three classes of directors so that no one class has more than one director more than any other class.
Our restated certificate of incorporation provides that, unless otherwise determined by our board of directors or as provided by law, any vacancy occurring on our board of directors and any newly created directorship resulting from any increase in the authorized number of directors will be filled by the affirmative vote of a majority of the directors then in office. Any director elected to fill a vacancy or a newly created directorship will hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires and until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.
Director Candidate Selection and Evaluation
Our board of directors is responsible for nominating members for election to our board of directors and for filling vacancies on the board of directors that may occur between annual meetings of stockholders. The nominating and corporate governance committee is responsible for identifying, evaluating and recommending candidates to our board of directors for board membership. Our nominating and corporate governance committee may use outside consultants to assist in identifying candidates. When formulating its board membership recommendations, our nominating and corporate governance committee may also consider advice and recommendations from stockholders, our board of directors, management and others as it deems appropriate.
Stockholder Recommendations
Stockholders who wish to recommend individuals for consideration by our nominating and corporate governance committee to become nominees for election to our board of directors may do so by delivering a written recommendation addressed to Beyond Meat, Inc., Attn: Secretary, 119 Standard Street, El Segundo, California 90245, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting.
With respect to such director nominee, submissions must include (i) the individual’s full name, age, business address and residence address, (ii) the individual’s principal occupation or employment, (iii) the number of shares of our common stock beneficially owned by the individual, the date or dates such shares were acquired and the
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investment intent of such acquisition, (iv) all other information relating to the individual that would be required to be disclosed in the solicitations of proxies for the election of directors in an election contest or Section 14(a) under the Exchange Act, (v) whether such individual meets the independence requirements of Nasdaq and (vi) any additional information required by our Bylaws. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.
Identification and Evaluation of Director Nominees at our Annual Meeting

Our nominating and corporate governance committee annually reviews the needs of the board of directors in terms of independence, skills and characteristics in connection with evaluating recommendations for election or re-election.

Candidates are identified with input from our board of directors, stockholders, management and outside consultants.

Our nominating and corporate governance committee considers certain factors, including, but not limited to, the qualifications, independence, integrity, diversity, skills, financial and other expertise, breadth of experience, and knowledge about our business or industry and recommends nominees to the board of directors.

Our board of directors evaluates the qualifications of the recommended candidates and selects nominees.

Our stockholders vote on director nominees at our annual meeting of stockholders.
Our nominating and corporate governance committee is responsible for developing and recommending to our board of directors for determination any specific minimum qualifications that must be met, any specific qualities or skills that are necessary for one or more of our board members to possess, and the desired qualifications, expertise and characteristics of our board members, with the goal of developing an experienced and highly qualified board with a diverse background and skillset, that contribute to the total mix of viewpoints and experience represented on our board of directors. Among the criteria our nominating and corporate governance committee may also consider is diversity with respect to gender, race, ethnicity, differences in professional background, experience at policy-making levels in business, finance and other areas, education, skill and other individual qualities and attributes. In evaluating potential candidates for our board of directors, our nominating and corporate governance committee will consider these factors, as well as director tenure, in light of the specific needs of our board of directors at that time and any legal requirements.
Our nominating and corporate governance committee evaluates each individual in the context of our board as a whole, with the objective of recommending for nomination directors that will best serve the interests of the company and our stockholders.
In making its recommendations to the board, the nominating and corporate governance committee will also consider the number of other public company boards and other boards (or comparable governing bodies) of which a prospective nominee is a member, as well as a prospective nominee’s other professional responsibilities. Incumbent directors are expected to advise the chair of the board or chair of the nominating and corporate governance committee in advance of accepting an invitation to serve on the board of directors of any organization, whether public or private, and whether for-profit or not-for-profit. Unless the nominating and corporate governance committee and our board determine otherwise, no director shall serve on more than four public company boards, including the company’s board, and the company’s chief executive officer shall not serve on more than two public company boards, including the company’s board. Additionally, no member of the
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company’s audit committee shall simultaneously serve on the audit committees of more than three public companies (including the company’s board), unless the member is a retired CPA, CFO, controller or has similar experience, in which case the limit shall be four audit committees (including the company's board), taking time and availability into consideration, including a review of the member’s attendance at all of the company’s board and committee meetings. Directors also are expected to limit the number of other boards, including non-profits, on which they serve in order to devote adequate time and effort to their board responsibilities. Service on other boards and/or committees should be consistent with the company’s conflict of interest policies.
Our nominating and corporate governance committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees.
Selection of 2022 Director Nominees
In 2021, our nominating and corporate governance committee retained Boardspan, Inc. (“Boardspan”), a board management, recruiting and governance firm, to assist with identifying potential director nominees. The functions performed by Boardspan included identifying qualified candidates, conducting interviews and presenting qualified candidates to our nominating and corporate governance committee for consideration. Based on the recommendation of the nominating and corporate governance committee, our board of directors has nominated Ethan Brown, Colleen Jay and Raymond J. Lane for election to the board as Class III directors. Messrs. Brown and Lane are incumbent directors. Ms. Jay was brought to the attention of the nominating and corporate governance committee by a non-management member of our board and presented by Boardspan. Ms. Jay has been nominated for election to the seat currently held by Diane Carhart, who will serve out the remainder of her term as a Class III director through the Annual Meeting.
The experiences, qualifications and skills of each of the nominees for election as a director at the Annual Meeting and for each of the continuing members of our board of directors that our board of directors considered in the nomination of such director or in concluding why the director should continue serving on our board, are included in the individual biographies on the following pages. Our board of directors concluded that each nominee should serve as a director based on the specific experience and attributes listed in their respective biographies below and, in the case of Messrs. Brown and Lane, their respective previous service on our board of directors, including the insight each nominee brings to our board of directors’ functions and deliberations.

BOARD OF DIRECTORS EXPERIENCE AND SKILLS
✓	Managing High-Growth Businesses	✓	Board and Executive Leadership
✓	Finance and Accounting	✓	Public Company Board Membership
✓	Risk Management	✓	Operation of Global Organizations
✓	Technology and Cyber Risk	✓	Sustainability and Corporate Responsibility
✓	Research, Development and Innovation	✓	Diversity
✓	Consumer Packaged Goods	✓	Entrepreneurship

Board Diversity and Tenure
Our board of directors believes that a diversity of experience, tenure, gender, race, ethnicity, age and other factors contributes to effective governance over the affairs of the company for the benefit of its stockholders. We do not have a formal policy on director diversity; however, our corporate governance guidelines recommend that nominees be selected on the basis of a number of factors, including diversity. There are no limits on the number of terms that may be served by a director and there is no fixed retirement age for directors. The average tenure of our continuing directors and director nominees is five years.
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Assuming all of the proposed Class III director nominees are elected, 33% of our board of directors will be diverse based on gender as well as race/ethnicity.

The following table provides information on the diversity of the current members of our board of directors as of March 28, 2022.

BOARD DIVERSITY MATRIX AS OF MARCH 28, 2022
TOTAL NUMBER OF DIRECTORS: 9	FEMALE	MALE
Part I: Gender Identity
Directors	3	6
Part II: Demographic Background
African American or Black	1	—
Alaskan Native or Native American	—	—
Asian	1	1
Hispanic or Latinx	—	—
Native Hawaiian or Pacific Islander	1	—
White	1	5
Two or More Races or Ethnicities	1	—
LGBTQ+	—	—
Did Not Disclose Demographic Background	—	—

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Information Regarding Director Nominees and Continuing Directors
The following table sets forth the names, ages as of March 28, 2022, and certain other information for each of the nominees for election as a director at the Annual Meeting and for each of the continuing members of our board of directors following the Annual Meeting. Full biographical information follows the table.

NAME	CLASS	AGE	POSITION	DIRECTOR SINCE	CURRENT TERM EXPIRES	EXPIRATION OF TERM FOR WHICH NOMINATED	INDEPENDENT	AUDIT COMMITTEE	HUMAN CAPITAL MANAGEMENT AND COMP. COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Director Nominees:
Ethan Brown	III	50	Founder, President, CEO and Director/ Nominee	2009	2022	2025
Colleen Jay	III	59	Nominee	—	—	2025	X
Raymond J. Lane(L)	III	75	Director/ Nominee	2015	2022	2025	X
Continuing Directors:
Seth Goldman(C)	I	56	Director	2013	2023	—
Sally Grimes	II	51	Director	2021	2024	—	X
Muktesh “Micky” Pant	II	67	Director	2021	2024	—	X
Ned Segal	II	47	Director	2018	2024	—	X
Christopher Isaac “Biz” Stone	I	48	Director	2012	2023	—	X
Kathy N. Waller	I	63	Director	2018	2023	—	X
______________________
Legend: (C) Chair of the Board | (L) Lead Independent Director |    Chair |    Member |    Audit Committee Financial Expert

Nominees for Director
ETHAN BROWN
Founder, President and Chief Executive Officer
Ethan Brown is the founder of Beyond Meat and has served as our President and Chief Executive Officer and as a member of our board of directors since our inception in 2009. He also serves as a manager of the Planet Partnership, LLC, our joint venture with PepsiCo, Inc., and served as our Secretary from our inception to September 2018. Mr. Brown began his career with a focus on clean energy and the environment, including serving as an energy analyst for the National Governors’ Center for Best Practices. He then joined Ballard Power Systems Inc. (NASDAQ: BLDP), a hydrogen fuel-cell company, being promoted from an entry-level manager to reporting directly to the Chief Executive Officer before leaving to found Beyond Meat.
Mr. Brown also created and opened a center for fuel reformation and has held several industry positions, including Vice Chairman of the Board at The National Hydrogen Association and Secretary of the United States Fuel Cell Council. He is a Henry Crown Fellow at the Aspen Institute, was honored as part of Inc.’s Best Led Companies 2021, The Bloomberg 50 for 2019, Newsweek’s Top Innovators of 2019, and, along with Beyond Meat, is the recipient of the United Nation’s highest environmental accolade, Champion of the Earth (2018). Mr. Brown holds an MBA from Columbia University, an MPP with a focus on Environment from the University of Maryland and a BA in History and Government from Connecticut College. We believe Mr. Brown’s strategic vision for our company and his expertise in technology and business operations make him qualified to serve on our board of directors.
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COLLEEN JAY
Director Nominee
Ms. Jay retired from The Procter & Gamble Company (NYSE: PG) in October 2017 after 32 years of service, most recently as President, Global Beauty Specialty from 2015. Ms. Jay joined The Procter & Gamble Company in 1985 where she managed top brand portfolios and large multi-billion-dollar businesses across multiple categories and geographies, including successfully leading a complex transition and divestiture of several businesses and leading operational units in the United States, Canada, China, and multiple global businesses from Switzerland during the course of her extensive career. From 2010 to 2012, Ms. Jay served as President, Global Female Beauty. From 2012 to 2015, Ms. Jay served as President, Global Retail Hair Care and Color.
Ms. Jay has been a member of the board of directors of Treasury Wine Estates (ASX: TWE) since April 2018, and currently serves on its Human Resources Committee and Wine Operations and Sustainability Committee and was previously on its Audit and Risk Committee. Ms. Jay has been a member of the board of directors of The Cooper Companies, Inc. (NYSE: COO) since April 2016 and currently serves as Chair of its Organization and Compensation Committee and as a member of its Corporate Governance and Nominating Committee. Ms. Jay sits on the Corporate Board Services Advisory Council for Catalyst, Inc., a non-profit organization dedicated to improving workplace inclusion for women. She received a BBA degree in Business from the Wilfrid Laurier University. We believe that Ms. Jay is qualified to serve on our board of directors due to her extensive experience working in the consumer products industry at a leading public company and her global public board of directors’ experience.
RAYMOND J. LANE
Lead Independent Director
Member of the Human Capital Management and Compensation Committee
Raymond J. Lane has served as a member of our board of directors since February 2015. Mr. Lane has been a Managing Partner at GreatPoint Ventures, a venture capital firm, since March 2015. Mr. Lane has served as a Partner Emeritus and Advisor of Kleiner, Perkins, Caufield & Byers LLC, a venture capital firm, since April 2013 and was a Managing Partner of Kleiner, Perkins, Caufield & Byers LLC from September 2000 to April 2013. Mr. Lane has served on the board of directors of Hewlett Packard Enterprise Company (NYSE: HPE) from November 2015 to the present and is currently a member of its Technology Committee. In addition, Mr. Lane previously served as executive Chairman of Hewlett-Packard Company from September 2011 to April 2013 and as non-executive Chairman of Hewlett-Packard Company from November 2010 to September 2011.
Prior to joining Kleiner Perkins, Mr. Lane was President and Chief Operating Officer and a director of Oracle Corporation (NYSE: ORCL), a software company. Mr. Lane serves on the Board of Trustees of Carnegie Mellon University, including as Chairman of the Board from July 2009 to July 2015. He also serves on the board of directors of Special Olympics International. Mr. Lane holds a BS degree in Mathematics and an honorary PhD in Science from West Virginia University. We believe that Mr. Lane is qualified to serve on our board of directors due to his experience in working with entrepreneurial companies and his experience on other public company boards of directors.
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Continuing Directors
SETH GOLDMAN
Chair of the Board
Seth Goldman joined Beyond Meat as a member of our board of directors in February 2013. Mr. Goldman served as Executive Chair of Beyond Meat from October 2015 through February 2020. Mr. Goldman is the Co-Founder of Eat the Change, and has served as Chief Change Agent of Eat the Change since March 2020. He is also a co-founder of PLNT Burger, a quick-serve restaurant concept. Mr. Goldman was the TeaEO Emeritus and Innovation Catalyst for The Coca-Cola Company’s Venturing & Emerging Brands, a part-time position he held from November 2015 through December 2019. Mr. Goldman co-founded Honest Tea Inc., a bottled organic tea company, in February 1998, which was later sold to The Coca-Cola Company, and previously served as Honest Tea’s President and TeaEO until 2015.
In 2015, Mr. Goldman was named the #1 Disruptor by Beverage World and Beverage Executive of the Year by Beverage Industry magazine. He has also been recognized as an Ernst & Young Entrepreneur of the Year and by the Washington DC Business Hall of Fame. In 2018, Partnership for a Healthier America recognized Mr. Goldman with its Visionary CEO award. Mr. Goldman is the co-chair of the Yale School of Management’s Entrepreneurship Advisory Board and, since January 2008, has served on the advisory board of Bethesda Green, a local sustainability non-profit he co-founded. He also served on the board of Ripple Foods, a dairy-free plant-based milk company from November 2015 to October 2020, the advisory board of the American Beverage Association from 2013 to 2019 and the Yale School of Management from July 2013 to March 2020. Mr. Goldman has demonstrated his commitment to boardroom excellence by becoming NACD Directorship Certified by the National Association of Corporate Directors.
Mr. Goldman has a BA degree in Government from Harvard College and a Masters of Private & Public Management degree from Yale School of Management and is a Henry Crown Fellow of the Aspen Institute. We believe that Mr. Goldman is qualified to serve on our board of directors due to his extensive experience working at fast-growing brands in the food and beverage industry, his experience founding and building an entrepreneurial company and his knowledge of sustainable business practices.
SALLY GRIMES
Member of the Nominating and Corporate Governance Committee
Sally Grimes has served as a member of our board of directors since May 2021. Ms. Grimes has served as the Chief Executive Officer of Clif Bar & Company since June 2020. Prior to joining Clif Bar, Ms. Grimes served in a number of senior roles at Tyson Foods, Inc. (NYSE: TSN), including the Group President of Prepared Foods for Tyson Foods from August 2017 to January 2020, President of Retail from January 2017 to August 2017 and Chief Global Growth Officer & President, International from August 2014 to January 2017. Ms. Grimes joined Tyson Foods through the acquisition of The Hillshire Brands Company, where she served as Chief Innovation Officer & President, Gourmet Foods Group from July 2012 to August 2014. Prior to joining Hillshire, Ms. Grimes served as Global Vice President of Marketing for Sharpie at Newell Rubbermaid from June 2007 to July 2012. Ms. Grimes also held several roles during her time in brand management at Kraft Foods from July 1997 to June 2007.
Ms. Grimes has been recognized by leading business publications including being named one of Fortune’s Most Powerful Women to Watch in 2019 and one of Fast Company’s Most Creative People in Business in 2012. She was also recognized by Crain’s Business as one of The Most Powerful Women in Chicago Business in 2019. Ms. Grimes has served on the board of directors of the Midtown Educational Foundation and the Economic Club of Chicago since June 2019. Ms. Grimes also served on the board of directors of Numerator, a Vista Private Equity portfolio company, from October 2019 to October 2020. Ms. Grimes holds a BS degree in Finance from Valparaiso University and an MBA from the University of Chicago Booth School of Business. We believe that Ms. Grimes is qualified to serve on our board of directors due to her extensive experience working in the food industry and her significant leadership experience.
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MUKTESH “MICKY” PANT
Chair of the Human Capital Management and Compensation Committee
Member of the Nominating and Corporate Governance Committee
Muktesh “Micky” Pant has served as a member of our board of directors since May 2021. Mr. Pant retired from Yum Brands in January 2018 after 13 years of service, most recently as the Chief Executive Officer of Yum China Holdings (NYSE: YUMC). Mr. Pant joined Yum Brands in 2005 as its Chief Marketing Officer and served in a number of senior roles of increasing responsibility, including Chief Executive Officer of Yum Restaurants International, Chief Executive Officer of KFC Globally, President of Taco Bell International and Chief Concept Officer of Yum Brands. Mr. Pant was appointed Chief Executive Officer of the China Division of Yum Brands in 2015 and played a key role in the spin-off of Yum China as a separate company and its successful listing on the New York Stock Exchange in 2016. In 2018, Mr. Pant retired as Chief Executive Officer of Yum China Holdings and served as Vice Chairman of the Board and Senior Advisor until May 2020. Mr. Pant served as a consultant to Beyond Meat from March 3, 2020 through December 31, 2020 pursuant to a consulting agreement between Mr. Pant and the company.
Mr. Pant has four decades of experience in marketing and international business and has lived and worked in the United States, China, the United Kingdom and India. Prior to working for Yum Brands, Mr. Pant worked at Reebok International, serving in various roles from 1994 to 2004, including Chief Marketing Officer. Mr. Pant also worked at PepsiCo India from 1992 to 1994 and at Unilever in India and the United Kingdom from 1976 to 1990.
Mr. Pant has been a member of the board of directors of Primavera Capital Acquisition Corporation, a special purpose acquisition company listed on the NYSE (NYSE: PV-UN) since January 2021. Mr. Pant previously served as a member of the board of directors of Pinnacle Foods (now part of Conagra Brands) from December 2014 to June 2018 and as a member of its audit committee from 2015 to 2018. Mr. Pant holds a B Tech degree in Chemical Engineering from the Indian Institute of Technology, Kanpur and is a recipient of the Institute’s Distinguished Alumnus Award. We believe that Mr. Pant is qualified to serve on our board of directors because of his extensive experience working in the food and beverage industry, including leadership positions with quick serve restaurants, and his public company board experience.
NED SEGAL
Member of the Audit Committee
Ned Segal has served as a member of our board of directors since November 2018. Mr. Segal has served as the Chief Financial Officer of Twitter, Inc. (NYSE: TWTR) since August 2017. From January 2015 to August 2017, Mr. Segal served as Senior Vice President of Finance of Intuit Inc. (NASDAQ: INTU), a business and financial software company. From April 2013 to January 2015, Mr. Segal served as Chief Financial Officer of RPX Corporation, a former publicly traded company that provides patent risk management and discovery services. From 1996 to April 2013, Mr. Segal held various positions at The Goldman Sachs Group, Inc. (NYSE: GS), most recently as Head of Global Software Investment Banking. Mr. Segal has been a member of the board of directors of Tishman Speyer Innovation Corp. II (NASDAQ: TSIB) since January 2021 and currently serves on its Audit Committee and as Chair of its Compensation Committee. Mr. Segal holds a BS degree in Spanish from Georgetown University. We believe that Mr. Segal is qualified to serve on our board of directors because of his experience in finance at a number of major public companies.
CHRISTOPHER ISAAC “BIZ” STONE
Chair of the Nominating and Corporate Governance Committee
Christopher Isaac “Biz” Stone has served as a member of our board of directors since January 2012. Mr. Stone is a Co-Founder of Twitter, Inc. (NYSE: TWTR) where he has served as Creative Director since 2006 with a hiatus as Advisor between 2012 and 2017. Mr. Stone was the Co-Founder and Chief Executive Officer at Jelly Industries, Inc. from January 2013 to March 2017. Mr. Stone served as Special Advisor to the founders of Pinterest from March 2017 to March 2018, has been a Visiting Fellow at Oxford University since August 2015, has
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served as an advisor to The Global AI Council since August 2018, and is an active angel investor in companies such as Slack, Square and Intercom. In addition to Twitter, Inc., Mr. Stone co-founded A Medium Corporation in January 2012, which provides an online publishing platform, and has served as a member of its board of directors since January 2012 and as Creative Director from February 2012 to April 2013.
Mr. Stone was also Chairman of the Board of Polaroid Swing, Inc. from July 2016 to November 2017 and was an independent director of Workpop, Inc. from September 2014 until May 2017. His honors include Inc. magazine’s Entrepreneur of the Decade, TIME magazine’s 100 Most Influential People in the World, GQ magazine’s Nerd of the Year and The Economist’s “Innovation Award.” We believe that Mr. Stone is qualified to serve on our board of directors due to his extensive experience in working with entrepreneurial companies.
KATHY N. WALLER
Chair of the Audit Committee
Member of the Human Capital Management and Compensation Committee
Kathy N. Waller has served as a member of our board of directors since November 2018. Ms. Waller retired from The Coca-Cola Company (NYSE: KO) in March 2019 after more than 30 years of service, most recently as Executive Vice President, Chief Financial Officer and President, Enabling Services prior to her retirement. Ms. Waller joined The Coca-Cola Company in 1987 as a senior accountant in the Accounting Research Department and served in a number of accounting and finance roles of increasing responsibility. From July 2004 to August 2009, Ms. Waller served as Chief of Internal Audit. In December 2005, she was elected Vice President of The Coca-Cola Company, and in August 2009, she was elected Controller. In August 2013, she became Vice President, Finance and Controller, assuming additional responsibilities for corporate treasury, corporate tax and finance capabilities, and served in that position until April 2014, when she was appointed Chief Financial Officer and elected Executive Vice President. Ms. Waller assumed expanded responsibility for The Coca-Cola Company’s strategic governance areas when she was also appointed to serve as President, Enabling Services, on May 1, 2017.
Ms. Waller has been a member of the board of directors of Delta Air Lines, Inc. (NYSE: DAL) since July 2015, and currently serves on its Audit, Corporate Governance and Personnel and Compensation Committees. Ms. Waller has been a member of the board of directors of CGI Inc. (NYSE: GIB) since December 2018 and currently serves on its Audit and Risk Management Committee. Ms. Waller joined the board of directors of Cadence Bank (NYSE:CADE) in May 2019 and serves on its Credit Risk Committee and Executive Compensation and Stock Incentive Committee. Previously she served on the board of directors of Coca-Cola FEMSA, S.A.B. de C.V and Monster Beverage Corporation. In addition, she is a member of the Board of Trustees of Spelman College and The Woodruff Arts Center. In February 2022, Ms. Waller was appointed Executive Director of the Atlanta Committee for Progress, a public partnership between the city’s top business, civic and academic leaders, and the Mayor of Atlanta. She received a BA degree in History from the University of Rochester and an MBA in Accounting and Finance from the Simon Business School at the University of Rochester. We believe Ms. Waller is qualified to serve on our board of directors because she has more than 30 years of experience in accounting and finance at a major public company.
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Corporate Governance Strengths
We are committed to good corporate governance, which promotes the long-term interests of our stockholders and strengthens our board of directors and management accountability and helps build public trust in Beyond Meat. Highlights of our corporate governance practices include the following:

✓	Over 75% of incumbent directors are independent	✓	Lead independent director
✓	Single class of stock with equal voting rights	✓	100% independent committee members
✓	No hedging or pledging of company securities by directors or officers	✓	Diverse board and robust director nominee selection process
✓	Director participation in orientation and continuing education	✓	Robust code of business conduct and ethics and corporate governance guidelines
✓	Risk oversight by full board and committees	✓	Annual board of directors and committee self‑evaluations
✓	Periodic reviews of committee charters, code of business conduct and ethics and corporate governance guidelines	✓	Policies limiting director membership on more than four public company boards

Director Independence
Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”). The listing rules of this stock exchange generally require that a majority of the members of a listed company’s board of directors be independent. The Nasdaq independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
In addition, the Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members and human capital management and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Exchange Act. To be considered independent for purposes of Rule 10A-3 and under Nasdaq rules, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board of directors committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. To be considered independent for purposes of Rule 10C-1 and under Nasdaq rules, our board of directors must affirmatively determine that each member of the human capital management and compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a human capital management and compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.
Our board of directors undertook a review of its composition, the composition of its committees and the independence of our directors and director nominees, and considered whether any director or director nominee has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director and
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director nominee concerning his or her background, employment, affiliations, including family relationships and direct and indirect investments in plant-based food companies and other businesses, and personal service contracts with the company, our board of directors determined that each of Messrs. Lane, Pant, Stone and Segal and Mses. Carhart, Grimes, Jay and Waller do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors or director nominees is “independent” as that term is defined under the applicable rules of the SEC and the listing standards of Nasdaq. For Mr. Pant, the board of directors also took into account his consulting agreement with Beyond Meat, which terminated on December 31, 2020, in determining Mr. Pant's independence. Messrs. Brown and Goldman are not independent under Nasdaq’s independence standards. Our board of directors also determined that former director Donald Thompson, who stepped down as a Class II director at the end of his term on May 19, 2021, was independent during the time he served on our board of directors, and that Dr. Bernhard van Lengerich, who stepped down as a Class II director at the end of his term on May 19, 2021, was not independent. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director and director nominee has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the transactions involving them described in the section titled “Related Person Transactions.” There are no family relationships among any of our directors, director nominees or executive officers.

Board of Directors Leadership Structure
Our board of directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management. Under our corporate governance guidelines, our board of directors does not require the separation of the offices of the chair of the board and the chief executive officer. Our board of directors may choose its chair in any way that it considers in the best interests of our company. The duties of the chair of the board, lead independent director and chief executive officer are set forth in the following table and further described below.

CHAIR OF THE BOARD	LEAD INDEPENDENT DIRECTOR	CHIEF EXECUTIVE OFFICER
•Provides guidance to the Chief Executive Officer	•Calls special meetings of our board of directors	•Sets strategic direction of the company
•Presides over meetings of the full board of directors	•Presides over executive sessions of the independent directors	•Sets the day-to-day leadership and performance of the company
•Calls special meetings of our board of directors	•Serves as a liaison between the chair and the chief executive officer and the independent directors	•Provides general supervision, direction and control of the business and affairs of the company
	•Consults with the chair and the chief executive officer regarding information sent to our board of directors in connection with its meetings	•Presides at all stockholder meetings
•Makes recommendations to the chair of the board regarding the retention of consultants who report directly to the board
Currently, Seth Goldman serves as chair of the board and Ethan Brown serves as chief executive officer. Mr. Goldman served as executive chair from October 2015 through February 2020. Raymond J. Lane serves as our lead independent director. Our chief executive officer is responsible for setting the strategic direction for our company and the day-to-day leadership and performance of our company, while our chair of the board provides guidance to our chief executive officer and presides over meetings of the full board of directors. Our board of
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directors believes that this overall structure of a separate chair of the board and chief executive officer, combined with a lead independent director, results in an effective balancing of responsibilities, experience and independent perspectives that meets the current corporate governance needs and oversight responsibilities of our board of directors.
Our board of directors has concluded that the current leadership structure is appropriate at this time. However, our nominating and corporate governance committee will periodically consider this leadership structure and make recommendations to the board of directors with respect thereto as our nominating and corporate governance committee deems appropriate.

Lead Independent Director; Executive Sessions of Independent Directors
Under our Bylaws, our board of directors may, in its discretion, elect a lead independent director from among its members that are independent directors. Raymond J. Lane currently serves as our lead independent director.
Under our Bylaws, our lead independent director will preside at all meetings at which the chair of the board is not present, may call special meetings of our board of directors, and will exercise such other powers and duties as may be assigned by our board of directors. Under our corporate governance guidelines, our lead independent director will, among other things, preside over executive sessions of the independent directors; serve as a liaison between the chair of the board and the chief executive officer and the independent directors; consult with the chair of the board and the chief executive officer regarding information sent to our board of directors in connection with its meetings; have the authority to call meetings of our board of directors and meetings of the independent directors; make recommendations to the chair of the board regarding the retention of consultants who report directly to the board (other than consultants who are selected by the various committees of the board); be available under appropriate circumstances for consultation and direct communication with stockholders; and perform such other functions and responsibilities as requested by our board of directors from time to time. Our lead independent director will also encourage direct dialogue between all directors (particularly those with dissenting views) and management.
To encourage and enhance communication among independent directors, and as required under applicable Nasdaq rules, our independent directors meet in regularly scheduled executive sessions, on a periodic basis but no less than twice a year, at which only independent directors are present. Any independent director can request that an additional executive session be scheduled.

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Role of the Board in Risk Oversight
One of the key functions of our board of directors is to oversee our risk management process. The board believes that each director should understand the principal risks associated with the company’s business on an ongoing basis and it is the responsibility of management to ensure that the board and its committees are kept well informed of these changing risks on a timely basis. It is important that the board oversee the key risk decisions of management, which includes comprehending the appropriate balance between risks and rewards. Our board of directors currently does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various committees of our board of directors that address the risks inherent in their respective areas of oversight as described below. This risk process includes regular discussions with management about our major risk exposures, their potential impact on our business and management strategies for adequately mitigating and managing identified risks.

BOARD OF DIRECTORS
•Oversees the company’s program to prevent and detect violations of law, regulation or company policies and procedures.	•Monitors and assesses enterprise risk exposure.	•Reviews periodic reports from each of the committees on their areas of risk oversight.
AUDIT COMMITTEE(1)
•Oversees the company’s risks relating to financial matters, financial reporting and auditing, and the steps our management has taken to monitor and control these exposures.	•Monitors compliance with legal and regulatory requirements.	•Reviews cybersecurity risks and incidents and any other risks and incidents relevant to the company’s computerized information system controls and security.
HUMAN CAPITAL MANAGEMENT AND COMPENSATION COMMITTEE
•Assesses and monitors whether any of our compensation programs and practices has the potential to encourage excessive risk‑taking.	•Oversees and assesses any risks associated with the company’s human capital management programs and practices.	•Employs an independent compensation consultant to assist in designing and reviewing compensation programs, including the potential risks created by the programs.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
•Oversees risks associated with board organization, membership and structure, and corporate governance.	•Monitors risks relating to and arising from the company’s environmental, social and governance programs and practices.
•Oversees compliance with key corporate governance policies, including the company's corporate governance guidelines, and oversees and reviews environmental, social and governance practices, policies and programs.

___________
(1) As disclosed on Form 8-K filed with the SEC on April 8, 2022, in connection with the settlement of certain derivative actions, we have agreed to enact certain corporate governance reforms, including establishing a risk committee and amending the audit committee charter to reflect and account for the newly created risk committee and its responsibilities.
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Information Security and Risk Oversight
The audit committee, which is comprised entirely of independent directors, is responsible for reviewing cybersecurity risks and incidents relevant to the company’s computerized information system controls and security. To mitigate risks posed by cybersecurity incidents and attacks, we have developed a cybersecurity program led by the company’s Vice President of IT, that is designed to protect the confidentiality, integrity and availability of the company’s products, data and systems. The Vice President of IT provides the audit committee with a cybersecurity report at least annually which outlines the cybersecurity business support across the organization, external risks and mitigation strategies, risks and opportunities, monitoring and incident reporting, data loss prevention tools, key systems and IT controls.
Environmental, Social and Governance Oversight
Our mission is to create nutritious plant-based meats that taste delicious and deliver a consumer experience that is indistinguishable from that provided by animal-based meats. We strive to operate in an honest, socially responsible and environmentally sustainable manner and are committed to helping solve the major health and global environmental issues that we believe are caused in part by an animal-based protein diet and existing industrial livestock production. Beyond Meat's brand commitment, Eat What You Love®, represents a strong belief that there is a better way to feed our future and the planet. By shifting from animal-based meat to plant-based meat, we can positively impact four growing global issues: human health, climate change, constraints on natural resources and animal welfare.
We understand the importance of integrating Environmental, Social and Governance (“ESG”) factors into our day-to-day business strategy, particularly given the critical role that our mission plays in our strategy and operations. As part of the development of our ESG program, we have conducted a materiality analysis to determine which ESG issues are relevant to our business (“ESG Materiality Analysis”). The relevant ESG issues that we identified as a result of the ESG Materiality Analysis are displayed in the image below. The ESG Materiality Analysis was not designed to identify material issues for the purposes of financial reporting, or as defined by the securities laws of the United States. For a discussion of the risks that we believe could materially affect our financial results and results of operations, please see the “Risk Factors” section of our most recent Annual Report on Form 10-K.
______________________
* Stakeholders considered for this analysis include investors, customers, consumers and employees.
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The environmental impacts of our products, climate change management, the safety and quality of the products we produce and how we manage our supply chain were all identified as highly relevant as a result of the ESG Materiality Analysis. We continue to work on leveraging the ESG Materiality Analysis to create comprehensive ESG goals that will assist us with our commitment to ensuring responsible and sustainable business practices within our organization.
Environmental
Carbon Footprint
We completed our first carbon footprint assessment in 2020 to better understand the emissions produced at every stage in the value chain. This exercise has informed our thinking on the areas of opportunity for reducing our carbon intensity throughout our business and we believe will be a critical component of our ESG strategy.
Water Efficiency Facility Practices
In our facilities, we leverage a series of process improvements to use water more efficiently and recycle potable water. As part of our onboarding program, we provide resource management training to employees, and we are in the process of developing a supplier code of conduct that covers environmental and social expectations for our suppliers.
Social
Employee Health and Safety during COVID-19
The health and safety of our employees is a top priority for us. We have established a COVID-19 cross-functional task force that meets regularly and continually monitors and tracks relevant data including guidance from local, national and international health agencies. This task force works closely with our senior leadership team and is instrumental in making critical, timely decisions and is committed to continuing to communicate to our employees as more information is available to share. In response to COVID-19, we have taken, and continue to take measures to support the health and safety of our employees as well as the communities in which we operate.
While our manufacturing facilities and our Manhattan Beach Project Innovation Center remained operational from the onset of the COVID-19 pandemic, beginning in March 2020 employees at our corporate headquarters began working remotely. Beginning in July 2021, our corporate employees returned to work and were provided a flexible working schedule of working in the office or remotely depending on job responsibilities, company need and performance. Beginning in October 2021, we began requiring headquarters-based employees to return to working in the office. At all of our facilities, we follow current guidelines from local departments of public health and have implemented comprehensive preventative hygienic measures to support the health and safety of our employees. In addition, we have a mandatory vaccine policy except for approved accommodations. Travel and field marketing activities have resumed with instructions to adhere to COVID-19-related guidelines. Illness prevention policies have been updated company-wide to state that no employee may be onsite when experiencing any symptom of illness. Employees must remain home when sick and may not return onsite until symptom-free.
Governance
ESG Oversight
Our nominating and corporate governance committee, with the assistance of the ESG Executive Steering Committee (“ESG Committee”) comprised of certain members of our executive management team, has oversight responsibility of our ESG program. The ESG Committee is responsible for reviewing our progress towards achieving our sustainability goals as well as reviewing ESG trends and reporting ESG risks that could impact our operations, performance and reputation to the nominating and corporate governance committee.
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As part of our ESG oversight framework, we plan to develop and implement ESG-related policies that outline our perspective on and approach to managing our ESG risks and opportunities, including a Climate Change Policy, an Enterprise Human Rights Policy, an Environmental Policy and a Supplier Code of Conduct.
Human Capital Management
Our board of directors believes that our human capital management initiatives are vital to the success of our company and is actively engaged in overseeing our people and culture strategy. In 2021, our board of directors delegated oversight responsibility of our human capital management efforts, including, but not limited to, diversity, equity and inclusion, and development and retention, to our compensation committee, which was renamed the human capital management and compensation committee.
Diversity and Inclusion
We are committed to diversity and inclusion across all aspects of our company. We have developed a diversity and inclusion framework that is centered on minimizing subjectivity via data-driven decisions to reduce the risk of bias and ensure that everyone owns responsibility for inclusive behaviors and actions across the organization. We have established hiring principles that focus on our mission to hire people from diverse backgrounds who will add to our culture.
Mission, Culture and Engagement
Our business is driven by our mission and core values and our corporate culture reflects that. As a result, we strive to maintain a highly motivated and skilled workforce committed to our mission and our company. We believe we have a unique culture that promotes employee engagement, collaboration and innovation. We promote employee engagement by organizing various employee activities that are aligned with our mission, including our weekly “Coffee Talk,” a forum for employee engagement.
Total Rewards and Pay Equity
We strive to attract and retain diverse, high-caliber employees by offering competitive compensation and benefit packages, regardless of their gender, race or other personal characteristics. We regularly review and survey our compensation and benefit programs against the market to ensure we remain competitive in our hiring practices. We aim to provide employee salaries that are competitive and consider factors such as an employee’s role and experience, the location of their job and their performance. We also review our compensation practices, both in terms of our overall workforce and individual employees, to ensure our pay is fair and equitable. In addition to our competitive salaries, to enhance our employees’ sense of participation in the company and to further align their interests with those of our stockholders, we offer equity to all of our salaried employees. We also offer a variety of comprehensive medical benefits to our employees. In addition to medical benefits, we offer our employees dental and vision coverage, health savings and flexible spending accounts, paid time off, paid company holidays, paid parental leave, bereavement leave, pet bereavement leave, employee assistance programs, a 401(k) retirement savings plan with company matching contributions, voluntary short-term and long-term disability insurance, and life insurance.
Development and Retention
We endeavor to hire, develop and retain talent that continuously raises the performance bar. We try to encourage, support and compensate our employees based on our philosophy of recognizing and rewarding exceptional performance. We achieve this by focusing on development, performance, goals and accomplishments in ongoing conversations with our employees. We believe that performance and development is an ongoing process in which all employees should be active participants.
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Corporate Governance Guidelines
Our board of directors maintains corporate governance guidelines that address items such as:

• director qualifications and criteria;
• size and composition of the board;
• director independence;
• chair of the board and lead independent director;
• board meetings;
• director responsibilities and selection;
• employee and stockholder communications with our board of directors;
• executive sessions;
• board committees;
• risk oversight;

• attendance at annual meeting of stockholders;
• director compensation;
• director orientation and continuing education;
• director access to officers and employees and authority to retain and access advisors;
• succession planning;
• CEO and executive officer performance reviews;
• performance evaluation of our board of directors and its committees;
• conflicts of interest; and
• director and senior executive stock ownership.

Listening to Our Stockholders
Our board of directors welcomes feedback from stockholders on our board composition, governance practices and policies, executive compensation framework and other matters related to our strategy and performance. During 2020 and 2021, we received valuable feedback from stockholders, as well as appreciation of our ongoing outreach efforts and acknowledgment of our engagement with stockholders. As a result of various feedback and discussions with stockholders, the board of directors has committed to instituting a majority voting standard for the election of directors prior to our 2024 annual meeting of stockholders.
Code of Business Conduct and Ethics
We maintain a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, contractors and consultants. Our code of business conduct and ethics is available under the “Investors” section of our website at https://investors.beyondmeat.com. We intend to disclose future amendments to our code of business conduct and ethics, or any waivers of its requirements, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, or our directors on the same website. We will also provide a paper copy of our code of business conduct and ethics, free of charge, to any stockholder upon written request to Beyond Meat, Inc., 119 Standard Street, El Segundo, California 90245.
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Our code of business conduct and ethics addresses items such as:

• legal compliance;
• insider trading;
• international business laws;
• lawsuits, legal proceedings and record preservation;
• conflicts of interest;
• corporate opportunities;
• financial integrity and public reporting;

• conduct of senior financial employees;
• gifts and entertainment;
• political contributions;
• competition and fair dealing;
• confidentiality;
• media contracts and publications; and
• diversity and inclusion.

Director Orientation and Continuing Education
Our company provides for an orientation process for new directors that includes background material, meetings with senior management and visits to company facilities. The board of directors encourages all directors to stay abreast of developing trends for directors from the variety of sources available. Directors may be expected, based on the recommendations of our nominating and corporate governance committee, to participate in continuing educational programs relating to our company’s business, corporate governance or other issues pertaining to their directorships in order to maintain the necessary level of expertise to perform their responsibilities as directors. We also provide all directors with membership in the National Association of Corporate Directors (“NACD”).
Meetings of the Board of Directors
Directors are expected to regularly attend meetings of our board of directors and committees on which such director sits, and to review prior to meetings material distributed in advance for such meetings.
Our board of directors held eight meetings (including regularly scheduled and special meetings) during 2021. No director attended fewer than 75% of the total number of meetings of our board of directors and of any board committees of which he or she was a member during 2021. Under our corporate governance guidelines, directors are invited and encouraged to attend our annual meeting of stockholders, either in person, telephonically or virtually. Seven directors and two director nominees were in attendance at our 2021 annual meeting of stockholders.
Board Committees
Our board of directors has an audit committee, a human capital management and compensation committee, and a nominating and corporate governance committee, each of which has the composition and the responsibilities described below. Copies of the charters for each board committee are available under the “Investors” section of our website at https://investors.beyondmeat.com. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors. In addition to our board committees, during 2021, we formed a pricing committee in connection with our convertible notes offering completed in March 2021. No additional compensation was paid to our non-employee directors who served on the pricing committee.
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As disclosed on Form 8-K filed with the SEC on April 8, 2022, in connection with the settlement of certain derivative actions, we have agreed to enact certain corporate governance reforms, including establishing a risk committee. Upon its formation, the risk committee’s responsibilities will include oversight of the company’s management of key risks, including strategic and operational risks and legal, compliance and ethics risks, as well as the company’s guidelines, policies and processes for monitoring and mitigating such risks. Upon such formation, the audit committee charter will be amended to reflect and account for the newly created risk committee and its responsibilities.
Membership and Functions of the Committees of the Board

AUDIT
COMMITTEE
Current Members:
Kathy N. Waller, Chair
Diane Carhart*
Ned Segal
Number of Meetings
Held in 2021: 8

* Ms. Carhart intends to serve as a member of the audit committee through the end of her term as a director at the Annual Meeting.

Our audit committee’s responsibilities include:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and overseeing performance of the independent registered public accounting firm;
•reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;
•reviewing our financial statements and our critical accounting policies and estimates;
•overseeing the activities of our internal audit function, including reviewing and approving our annual internal audit plan and internal audit charter;
•reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures;
•developing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls or audit matters;
•overseeing our policies on risk assessment and risk management, including cybersecurity risk;
•reviewing our policies on corporate communications, insider trading and anti- corruption;
•overseeing compliance with our code of business conduct and ethics, including reviewing and assessing conflicts of interest;
•reviewing related-party transactions; and
•pre-approving all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.
Each member of our audit committee meets the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. Our board of directors has determined that all three current members of our audit committee are “audit committee financial experts” as such term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, as amended.

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HUMAN CAPITAL MANAGEMENT AND COMPENSATION
COMMITTEE
Current Members:
Muktesh “Micky” Pant, Chair*
Raymond J. Lane
Kathy N. Waller*
Number of Meetings
Held in 2021: 9

*Mr. Pant and Ms. Waller were appointed to the human capital management and compensation committee effective May 19, 2021.

Donald Thompson served as chair of the human capital management and compensation committee through the end of his term as a Class II director on May 19, 2021.

Our human capital management and compensation committee’s responsibilities include:
•oversight of our human capital management, including policies and strategies regarding recruiting, engagement, retention, employee learning, career development and progression, succession planning, diversity and inclusion, and employment practices;
•reviewing, approving and determining, or making recommendations to our board of directors regarding, the compensation of our executive officers, including our chief executive officer, and evaluating executive officer performance in light of corporate goals and objectives relevant to executive officer compensation;
•reviewing and assessing our management development and succession plans for our CEO and other executive officers;
•periodically reviewing and approving the company’s peer group for executive compensation purposes;
•reviewing whether our compensation programs and policies, including any incentive plans, incentivize unnecessary and excessive risk taking and adequately promote long-term interests of the company;
•reviewing and approving any employment, change in control, severance or termination arrangements with our executive officers;
•reviewing, approving and administering incentive compensation and equity compensation plans, including delegation of authority to one or more officers of the company to grant stock options and other stock awards to non-executive officer employees;
•overseeing engagement with stockholders and proxy advisory firms on executive compensation matters;
•reviewing and approving our overall compensation philosophy;
•making recommendations regarding non-employee director compensation to our full board of directors;
•determining, or recommending to our board of directors for approval, stock ownership guidelines for our executive officers and non-employee directors, and monitoring compliance with such guidelines; and
•reviewing and approving the proposals regarding the stockholder advisory vote on executive compensation and the frequency of such vote, and reviewing the results of such advisory votes and considering any implications.
Each member of our human capital management and compensation committee meets the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. In addition, each member of our human capital management and compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 of the Exchange Act.

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NOMINATING AND
CORPORATE GOVERNANCE COMMITTEE
Current Members:
Christopher Isaac “Biz” Stone, Chair
Sally Grimes*
Muktesh ”Micky" Pant*
Number of Meetings
Held in 2021: 4

*Ms. Grimes and Mr. Pant were appointed to the nominating and corporate governance committee effective May 19, 2021.

Ms. Waller served as a member of the nominating and corporate governance committee until May 19, 2021.

Our nominating and corporate governance committee’s responsibilities include:
•recommending to our board for determination the desired qualifications, expertise and characteristics of board members;
•identifying, evaluating and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;
•reviewing the independence, skills and characteristics of board members, and the skills and characteristics of the board as a whole;
•overseeing the evaluation and the performance of our board of directors, its committees and of individual directors;
•considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•making recommendations to our board of directors for the creation of additional board committees or dissolution of board committees;
•developing and overseeing an orientation program for new directors and a continuing education program for current directors;
•overseeing our corporate governance practices, and recommending to the board any changes to our corporate governance framework;
•reviewing governance-related stockholder proposals and recommending board responses;
•overseeing and reviewing our ESG practices, policies, programs and public disclosure, as well as our engagement with proxy advisory firms and other stakeholders on ESG matters;
•reviewing and monitoring key public policy trends, issues, regulatory matters and other concerns that may affect the company’s business and overseeing its engagement in the public policy process; and
•reviewing and assessing our corporate governance guidelines and recommending changes for approval by the board.
Each member of our nominating and corporate governance committee meets the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations.

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Compensation Committee Interlocks and Insider Participation
During fiscal 2021, Muktesh “Micky” Pant, Raymond J. Lane, Kathy N. Waller and Donald Thompson served on our human capital management and compensation committee. Mr. Thompson served on the human capital management and compensation committee through the end of his term as a Class II director on May 19, 2021, and Mr. Pant and Ms. Waller were appointed to serve on the human capital management and compensation committee by the board effective May 19, 2021. None of the members of our human capital management and compensation committee is or has been an officer or employee of our company and, except as described below in the section titled “Related Person Transactions,” none had or have any relationships with the company during the last completed fiscal year that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or human capital management and compensation committee.
Communications with the Board of Directors
Stockholders and other interested parties may communicate with our board of directors as a whole, the chair of the board, lead independent director or the independent directors as a group, by writing to our board of directors c/o Secretary, Beyond Meat, Inc., 119 Standard Street, El Segundo, California 90245. All mail received will be opened and communications that relate to matters that are within the scope of the responsibilities of our board of directors will be forwarded to the chair of the board, the lead independent director or the independent directors as a group, as applicable. If the correspondence is addressed to our board of directors, the chair of the board will share it with the other board members if the chair determines it is appropriate for our board of directors to review such correspondence.
Director Compensation
Under our outside director compensation policy, we compensate non-employee directors for their service on our board of directors with a combination of cash and equity awards under our 2018 Equity Incentive Plan (the “2018 Plan”), the amounts of which are intended to be commensurate with their role and involvement. The compensation program for our non-employee directors is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders. Directors are also reimbursed for their reasonable expenses for attending board and committee meetings. Directors who are also our employees receive no additional compensation for their service as directors. During 2021, Mr. Brown, our founder, president and chief executive officer, did not receive compensation under our outside director compensation policy.
Our human capital management and compensation committee, which is comprised solely of independent directors, has the primary responsibility for reviewing and making recommendations to our board of directors as to non-employee director compensation. Our human capital management and compensation committee has periodically reviewed and assessed the level, type and form of compensation paid to our non-employee directors. In December 2021, our human capital management and compensation committee considered the results of an analysis completed by independent compensation consultant, Willis Towers Watson US LLC (“WTW”), that included non-employee director compensation trends and data from companies comprising our executive officer compensation peer group at the time. As a result of that analysis, in February 2022, upon recommendation of our human capital management and compensation committee, our board of directors approved an increase in the RSU value of the initial grant of RSU awards to new outside directors from $195,000 to $250,000, as further described below.
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Cash Compensation
Under our outside director compensation policy, we pay our non-employee directors an annual cash retainer for service on our board of directors and an additional annual cash retainer for service on each committee on which the director is a member, payable in equal quarterly installments in arrears, prorated based on the days served in the applicable quarter. Our chair of the board, lead independent director and chair of each committee receive higher annual cash retainers for service in such roles. For each person who is elected or appointed for the first time to be an outside director, the first quarterly installment of the annual retainers set forth below will be paid for the first quarter that ends on or after the date of his or her initial election or appointment to be an outside director, prorated based on service during the quarter.
The cash compensation paid to our non-employee directors for service on our board of directors and for service on each committee of our board of directors on which the director is a member is as follows:

BOARD COMMITTEE	MEMBER ANNUAL CASH RETAINER	CHAIR ANNUAL CASH RETAINER(1)	LEAD INDEPENDENT DIRECTOR ANNUAL CASH RETAINER(1)
Board of Directors	$40,000	$67,500	$48,000
Audit Committee	$7,500	$17,500	$—
Human Capital Management and Compensation Committee	$5,000	$10,000	$—
Nominating and Corporate Governance Committee	$3,000	$8,000	$—
______________________
(1)In lieu of amount shown in member annual cash retainer column.

Equity Compensation
Initial Grant
Under our outside director compensation policy, each non-employee director elected or appointed to our board of directors for the first time is entitled to receive two restricted stock unit (“RSU”) awards upon the date of his or her initial election or appointment as a non-employee director. In 2021, our outside director compensation policy provided that the first RSU award will have an RSU value of $195,000 and will vest in equal monthly installments over the 3-year period following the grant date, subject to the director continuing in service through the applicable vesting date. Effective as of February 2022, the first RSU award will have an RSU value of $250,000. The second RSU award will have an RSU value of $105,000, prorated based on the number of full months that are expected to lapse between the non-employee director’s election or appointment to our board of directors and the next annual meeting of stockholders, and will vest in equal monthly installments over the total number of full months following the grant date that are expected to lapse between the director’s election or appointment to our board of directors and the next annual meeting of stockholders, subject to the director continuing in service through the applicable vesting date.
Annual Grant
On the date of each annual meeting of stockholders, each director whose service as a non-employee member of our board of directors will continue following such annual meeting will be granted an RSU award having an RSU value of $105,000. This RSU award will vest in equal monthly installments over the twelve-month period following the grant date, subject to the director continuing in service through the applicable vesting date.
RSU Value
For purposes of RSU awards granted under our outside director compensation policy, the number of shares of common stock subject to the RSU award will equal the RSU intended grant value divided by the average closing
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price of a share of our common stock as quoted on the Nasdaq Global Select Market over the thirty (30) trading days preceding the grant date.
Vesting Acceleration
Non-employee directors’ RSU awards will vest in full immediately prior to, and contingent upon, a change in control of the company if the non-employee director remains in continuous service as a member of the board of directors until immediately prior to the change in control.
Award Limitations
The 2018 Plan contains the following maximum limits on the size of the equity awards that can be granted to each of our non-employee directors in any calendar year: total calendar year equity awards may not, when taken together with cash compensation received for service as a non-employee director for such calendar year, exceed $650,000 (or $900,000 in the non-employee director’s first calendar year of service as such). These maximum limits do not reflect the intended size of any potential grants or a commitment to make any equity award grants to our non-employee directors in the future. For purposes of the foregoing limit, the value of stock options and stock appreciation rights will be calculated using the Black-Scholes valuation methodology on the date of grant, and the value for all other types of equity awards will be determined by either (i) calculating the product of the fair market value per share on the date of grant and the aggregate number of shares subject to the award, or (ii) calculating the product using an average of the fair market value over a number of trading days and the aggregate number of shares subject to the award.
Non-Employee Director Compensation Table
The following table provides information for all compensation awarded to, earned by or paid to each person who served as a non-employee director in the year ended December 31, 2021. As a named executive officer, the compensation received by Mr. Brown is shown below in “Executive Compensation: Summary Compensation Table.”

NAME	FEES EARNED OR PAID IN CASH ($)(1)	STOCK AWARDS ($)(2)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Diane Carhart	47,500	87,400	—	134,900
Seth Goldman	67,500	87,400	—	154,900
Sally Grimes	26,934	249,639	—	276,573
Raymond J. Lane	53,000	87,400	—	140,400
Bernhard van Lengerich	15,055	—	—	15,055
Muktesh “Micky” Pant	33,198	249,639	—	282,837
Ned Segal	47,500	87,400	—	134,900
Christopher Isaac “Biz” Stone	48,000	87,400	—	135,400
Donald Thompson	18,819	—	—	18,819
Kathy N. Waller(3)	61,753	87,400	—	149,153
______________________
(1)Includes all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees. Amounts shown for Ms. Grimes and Mr. Pant were prorated from May 19, 2021, when they joined the board of directors. Amounts shown for Dr. van Lengerich and Mr. Thompson were prorated through the end of their respective terms as Class II directors on May 19, 2021.
(2)The dollar amounts reported in this column represent the aggregate grant date fair value for financial statement reporting purposes of the annual RSU awards granted to the non-employee directors on May 19, 2021 under the 2018 Plan, as calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The grant date fair value of the RSU awards is measured based on the closing price of our common stock on the date of grant excluding the impact of estimated forfeitures. This amount does not reflect the actual economic
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value that was realized upon the vesting of the award or may be realized upon the sale of the common stock underlying such award. As of December 31, 2021, each non-employee director held 353 outstanding RSU awards, except Ms. Grimes and Mr. Pant each respectively held 1,613 outstanding RSU awards, and Dr. van Lengerich and Mr. Thompson each respectively held no outstanding RSU awards. As of December 31, 2021, the following non-employee directors held outstanding stock option awards: Mr. Goldman (70,940), Ms. Carhart (28,436), Mr. Segal (16,734) and Ms. Waller (16,734). No other non-employee directors held outstanding stock option awards as of December 31, 2021.
(3)Ms. Waller served as a member of the nominating and corporate governance committee until May 19, 2021 and was appointed to the human capital management and compensation committee effective May 19, 2021; respective committee fees have been prorated.

Director and Officer Indemnification Agreements
We have entered, and may continue to enter into, separate indemnification agreements with our directors and executive officers, which provide indemnification in addition to the indemnification provided for in our Bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request. For additional information, please see “Related Person Transactions: Indemnification of Directors and Officers.”
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PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors is currently composed of nine members. In accordance with our restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, three Class III directors will be elected for a three-year term.
Nominees
Our nominating and corporate governance committee has recommended, and our board of directors has approved, Ethan Brown, Colleen Jay and Raymond J. Lane as nominees for election as Class III directors at the Annual Meeting. If elected, Messrs. Brown and Lane and Ms. Jay will serve as Class III directors until our 2025 annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal. Ms. Jay is not currently serving as a director of our company and has agreed to serve if elected. Messrs. Brown and Lane are currently serving as directors of our company and have agreed to continue to serve if elected. For information concerning the nominees, please see “Board of Directors and Corporate Governance: Nominees for Director.”
If you are a stockholder of record and you sign your proxy card or vote by telephone, mobile device or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Mr. Brown, Ms. Jay and Mr. Lane. We expect that each of Mr. Brown, Ms. Jay and Mr. Lane will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker, bank or other nominee, your broker, bank or other nominee will not vote your shares on this matter.
Vote Required
Our Bylaws state that, to be elected, a nominee must receive a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of withholding a vote or a broker non‑vote) will have no effect on the outcome of this proposal.
Full details of our plurality voting policy for nominees are set forth in our Bylaws. A copy of our Bylaws is available via the SEC’s website at https://www.sec.gov.

The Board recommends a vote FOR each of the nominees named above.
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PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2022. Deloitte has served as our independent registered public accounting firm since 2015.
At the Annual Meeting, our stockholders are being asked to ratify the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2022. Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by Delaware law, our restated certificate of incorporation or Bylaws. However, our audit committee is submitting the appointment of Deloitte to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of Deloitte and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. If our stockholders do not ratify the appointment of Deloitte, our audit committee may reconsider the appointment.
We expect that a representative of Deloitte will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to our company by Deloitte for the years ended December 31, 2021 and 2020.

	2021	2020
Audit Fees(1)	$1,525,000	$1,167,500
Audit-Related Fees	$—	$—
Tax Fees(2)	$224,300	$201,691
All Other Fees(3)	$1,895	$1,895
Total Fees	$1,751,195	$1,371,086
______________________
(1)Audit Fees consist of fees for professional services rendered in connection with the integrated audit of our financial statements, including the audited financial statements presented in our 2021 Form 10-K, review of the interim financial statements included in our quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with regulatory filings or engagements for those years. For 2021, this category includes fees for services rendered in connection with our convertible notes offering, including issuance of comfort letters. For 2020, this category includes fees for services rendered in connection with our registration statements related to securities offered to employees pursuant to employee benefit plans, including consents and review of documents filed with the SEC.
(2)Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning, including assistance regarding federal, state and international tax compliance.
(3)All Other Fees consist of fees for permitted products and services other than those that meet the criteria above.

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PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Auditor Independence
In our year ended December 31, 2021, there were no other professional services provided by Deloitte, other than those listed above, that would have required our audit committee to consider their compatibility with maintaining the independence of Deloitte.
Pre-Approval Policies and Procedures
Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (“PCAOB”) regarding auditor independence, our audit committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our audit committee pre-approves all audit and permissible non‑audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. All services provided by Deloitte in 2021 and 2020 were pre-approved by our audit committee.
Vote Required
The ratification of the appointment of Deloitte requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and are voted for or against the proposal. Abstentions are not considered votes for or against this proposal, and thus, will have no effect on the outcome of the proposal. Broker non‑votes will also have no effect on the outcome of this proposal.

The Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP.
2022 Proxy Statement | | 35

REPORT OF THE AUDIT COMMITTEE
The audit committee assists the board of directors in fulfilling its oversight responsibilities relating to the integrity of the company’s financial statements, the adequacy of internal controls, compliance with legal and regulatory requirements, the qualifications and independence of Deloitte and the performance of its audits, and such other duties as directed by the board of directors. The audit committee presently consists of three independent directors. All committee members are considered financially literate under Nasdaq rules.
Management is responsible for Beyond Meat’s system of internal control over financial reporting, the preparation of its consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”), and the financial reporting process, including management’s assessment of internal control over financial reporting. Deloitte is responsible for performing an independent audit of our consolidated financial statements and for expressing an opinion, based on the results of its audit, as to whether the consolidated financial statements are fairly presented, in all material respects, in conformity with GAAP.
The audit committee reviewed and discussed with management and the independent auditors the overall scope and process for the audit of the consolidated financial statements and internal control over financial reporting. The committee also determined that Deloitte’s provision of non-audit services in 2021 to the company was compatible with Deloitte’s independence.
The audit committee has reviewed and discussed the company’s audited consolidated financial statements for the year ended December 31, 2021 with management. The audit committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The audit committee has also received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the audit committee concerning independence, and has discussed with Deloitte its independence.
Based on the audit committee’s review and discussions noted above, the audit committee recommended to our board of directors that such audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.
Respectfully submitted by the members of the audit committee of the board of directors:
Kathy N. Waller (Chair)
Diane Carhart
Ned Segal
This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
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EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of March 31, 2022. Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors, director nominees or executive officers.

NAME	AGE	POSITION
Ethan Brown	50	Founder, President and Chief Executive Officer, Board Member
Phil Hardin(1)	46	Chief Financial Officer and Treasurer
Doug Ramsey(2)	53	Chief Operating Officer
Dariush Ajami, PhD	47	Chief Innovation Officer
Teri L. Witteman	53	Chief Legal Officer and Secretary
Beth Moskowitz	58	Chief Brand Officer
Margaret “Jackie” Trask(3)	61	Chief People Officer
Deanna Jurgens(4)	52	Chief Growth Officer
Bernie Adcock(5)	53	Chief Supply Chain Officer
______________________
(1)Mr. Hardin joined the company as Chief Financial Officer and Treasurer on July 12, 2021.
(2)Mr. Ramsey joined the company as Chief Operating Officer on December 8, 2021.
(3)Ms. Trask joined the company as Chief People Officer on March 22, 2021.
(4)Ms. Jurgens joined the company on May 25, 2021 and assumed the role of Chief Growth Officer effective June 4, 2021.
(5)Mr. Adcock joined the company as Chief Supply Chain Officer on December 8, 2021.

ETHAN BROWN
Founder, President and Chief Executive Officer, Board Member
Ethan Brown is the founder of Beyond Meat and has served as our President and Chief Executive Officer and as a member of our board of directors since our inception in 2009. He also serves as a manager of the Planet Partnership, LLC, our joint venture with PepsiCo, Inc., and served as our Secretary from our inception to September 2018. Mr. Brown began his career with a focus on clean energy and the environment, including serving as an energy analyst for the National Governors’ Center for Best Practices. He then joined Ballard Power Systems, Inc. (NASDAQ: BLDP), a hydrogen fuel-cell company, being promoted from an entry-level manager to reporting directly to the Chief Executive Officer before leaving to found Beyond Meat. Mr. Brown also created and opened a center for fuel reformation and has held several industry positions, including Vice Chairman of the Board at The National Hydrogen Association and Secretary of the United States Fuel Cell Council. He is a Henry Crown Fellow at the Aspen Institute, was honored as part of Inc.’s Best Led Companies 2021, The Bloomberg 50 for 2019, Newsweek’s Top Innovators of 2019, and, along with Beyond Meat, is the recipient of the United Nation’s highest environmental accolade, Champion of the Earth (2018). Mr. Brown holds an MBA from Columbia University, an MPP with a focus on Environment from the University of Maryland and a BA in History and Government from Connecticut College.
PHIL HARDIN
Chief Financial Officer and Treasurer
Phil Hardin joined Beyond Meat as Chief Financial Officer and Treasurer in July 2021. Before joining Beyond Meat, Mr. Hardin served as Vice President, Finance at Amazon Advertising from March 2019 to July 2021, and Director, Finance, Amazon Advertising from August 2017 to March 2019. Mr. Hardin also served in various other roles at Amazon’s business divisions, including Director, Finance for EU Customer Fulfillment from February 2016 to August 2017 and Director, Investor Relations for Amazon.com from May 2014 to February 2016. He was also
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EXECUTIVE OFFICERS

Director, Finance for Kindle Content & Digital Subsidiaries from October 2011 to May 2014. Mr. Hardin received his BS in Mechanical Engineering from North Carolina State University, and his MBA from The Fuqua School of Business at Duke University.
DOUG RAMSEY
Chief Operating Officer
Doug Ramsey joined Beyond Meat as Chief Operating Officer in December 2021. Before joining Beyond Meat, Mr. Ramsey served as Head of Retail Poultry Operations for Tyson Foods, Inc. (NYSE: TSN) from May 2021 until December 2021. Mr. Ramsey served in various other roles at Tyson Foods, which he joined in 1992, including President, Global McDonalds Business from January 2019 to April 2021, Group President Poultry from August 2017 to January 2019, President Poultry from March 2017 to August 2017 and SVP/GM Big Bird Value Added from April 2014 to March 2017. Mr. Ramsey received his BS in Agribusiness/Agricultural Business Operations from Southern Arkansas University.
DARIUSH AJAMI, PhD
Chief Innovation Officer
Dariush Ajami, PhD, joined Beyond Meat in June 2015. Since July 2018, Dr. Ajami has been Chief Innovation Officer of Beyond Meat. He served as Director of Chemistry from June 2015 to August 2016, Director of Research from August 2016 to August 2017 and Vice President of Innovation from August 2017 to July 2018. Prior to joining Beyond Meat, Mr. Ajami was an Assistant Professor of Molecular Assembly at The Scripps Research Institute and Skaggs Institute of Chemical Biology from July 2008 to June 2015, where he worked on the fundamentals of molecular assembly, natural products and their applications in therapeutic development. Mr. Ajami has a BS degree in Chemistry from Isfahan University, Iran, an MS degree in Organic Chemistry from the Chemistry and Chemical Engineering Research Center of Iran, and a PhD degree in Organic Chemistry from Technical University of Brunswick (Technische Universität Braunschweig), Germany.
TERI L. WITTEMAN
Chief Legal Officer and Secretary
Teri L. Witteman joined Beyond Meat as General Counsel and Secretary in May 2019, and has served as Chief Legal Officer since April 2021. Prior to joining Beyond Meat, Ms. Witteman was a partner with Musick, Peeler & Garrett LLP from April 2016 to May 2019, specializing in the areas of SEC compliance, corporate governance, and mergers and acquisitions. Before joining Musick Peeler, Ms. Witteman was an attorney with Anglin Flewelling Rasmussen Campbell & Trytten LLP from September 2004 to April 2016, having started her career with Latham & Watkins LLP in Los Angeles, where she focused on corporate finance and mergers and acquisitions. From December 2012 to September 2018, Ms. Witteman served as Secretary of Farmer Bros. Co. (NASDAQ: FARM), a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. Ms. Witteman received her Juris Doctor degree, Order of the Coif, from UCLA School of Law, and her BA degree in Economics, with honors and distinction, from the University of California, Berkeley.
BETH MOSKOWITZ
Chief Brand Officer
Beth Moskowitz joined Beyond Meat in December 2019. Since October 2021, Ms. Moskowitz has served as Beyond Meat’s Chief Brand Officer. Prior to her current position, she served as Beyond Meat’s Chief Creative Officer from January 2021 to October 2021 and Head of Special Projects for Beyond Meat from December 2019 to January 2021. Ms. Moskowitz also currently serves as a Partner of Everyware Imagineable Inc., a business consulting firm, a position she has held since January 1993. Ms. Moskowitz began her career in marketing and advertising, encouraging various high-profile brands, such as Budweiser, American Airlines, American Express and Fox Sports to “think outside the box”. Ms. Moskowitz, as an entrepreneur, co-founded the e-commerce company PrimeSport/Razorgator, an online ticket reselling business in June 1995 and held the position of Vice
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EXECUTIVE OFFICERS

President of Business Development until June 2012. Ms. Moskowitz is also a demonstrated philanthropist, having served as the Executive Director of Cedars-Sinai Sports Spectacular from 1995 to 2020, an organization dedicated to linking world-class athletes and innovative medical research in support of the leading nonprofit Cedars-Sinai Medical Center.
MARGARET “JACKIE” TRASK
Chief People Officer
Margaret “Jackie” Trask joined Beyond Meat as Chief People Officer in March 2021. Prior to joining Beyond Meat, Ms. Trask spent 15 years at JAFRA Cosmetics International, Inc., most recently as SVP of Worldwide Human Resources from June 2011 to March 2021 and Vice President of Worldwide Human Resources from December 2006 to March 2011. Before joining JAFRA Cosmetics International, Inc., Ms. Trask served as Vice President Human Resources & Facilities at Triad Financial Corporation from October 2004 to November 2006. From January 2002 to September 2004, Ms. Trask was the Principal of Baby Bouquet by Jacquelyn Revé, a start-up company she founded which manufactures and markets high-end natural skin care for babies. Ms. Trask served as Vice President, Business Partner Human Resources of Conexant Systems, Inc. from May 2000 to August 2001 and Director of Worldwide Compensation, Benefits, Occupational Health and Safety at Gateway from October 1998 to May 2000. Ms. Trask received her BA with distinction from Harvard University and an MBA from the Wharton School of Management.
DEANNA JURGENS
Chief Growth Officer
Deanna Jurgens joined Beyond Meat in May 2021 and assumed the role of Chief Growth Officer in June 2021 after serving as Chief Global Sales Officer at skincare company Rodan & Fields, where she was responsible for sales across the United States, Canada, Australia and Japan from April 2018 to May 2021. She also serves as a manager of the Planet Partnership, LLC, our joint venture with PepsiCo, Inc. Ms. Jurgens has also held senior leadership roles across PepsiCo’s North America business during her more than 15-year career at the food and beverage giant, including most recently from April 2016 to February 2018 as Region Vice President and from February 2018 as Senior Vice President for Frito-Lay’s largest operating business. Ms. Jurgens brings over 20 years of experience with a proven record of growing sales and profit through strategy, branding, marketing, operational excellence and innovative approaches. She was also responsible for some of PepsiCo’s largest retail customers as Vice President and General Manager for Target; Vice President of Sales for Quaker, Tropicana and Gatorade for Sam’s Club; and Vice President of Insights, Strategy and Advanced Analytics for Walmart. Ms. Jurgens received her BS degree in Psychology from the University of Oregon.
BERNIE ADCOCK
Chief Supply Chain Officer
Bernie Adcock joined Beyond Meat as Chief Supply Chain Officer in December 2021. Before joining Beyond Meat, Mr. Adcock served as Chief Supply Chain Officer for Tyson Foods, Inc. from September 2014 until December 2021. Mr. Adcock served in various other roles at Tyson Foods, which he joined in 1990, including SVP Poultry and Prepared Foods Shared Services from March 2013 to September 2014, SVP Business Integration from March 2012 to March 2013, SVP & GM Small Bird BU from April 2010 to March 2012, and SVP Operations from March 2007 to April 2010. Mr. Adcock received his BS in Poultry Science from Virginia Tech.
2022 Proxy Statement | | 39

PROPOSAL NO. 3 ADVISORY (NON-BINDING) VOTE
TO APPROVE THE COMPENSATION OF THE
COMPANY’S NAMED EXECUTIVE OFFICERS
Section 14A of the Exchange Act requires us to submit a non-binding, advisory proposal to our stockholders to approve the compensation of our named executive officers as described in this proxy statement in accordance with the compensation disclosure rules of the SEC (commonly known as “Say-On-Pay”). This Annual Meeting will be the first time we present our stockholders with a Say-On-Pay proposal. Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the company’s stockholders approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”
This vote is advisory and non-binding on our company, the board of directors and the human capital management and compensation committee. However, the board of directors and the human capital management and compensation committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering future compensation decisions for our named executive officers.
We believe that our executive compensation program creates the proper incentives for our executive officers. As described in greater detail under “Compensation Discussion and Analysis,” we have designed our executive compensation program to attract, motivate and retain a team of highly qualified executives who will drive innovation and business success. We believe that our current executive compensation program properly aligns the interests of our executive officers with those of our stockholders. We intend to present this advisory vote on named executive officer compensation to our stockholders on an annual basis.
Vote Required
The advisory (non-binding) vote to approve the compensation of the company’s named executive officers requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock entitled to vote on the proposal that are present in person or represented by proxy at the Annual Meeting and are voted for or against the proposal. Abstentions are not considered votes for or against this proposal, and thus, will have no effect on the outcome of this proposal. Broker non-votes will also have no effect on the outcome of this proposal. However, because this proposal is a non-binding advisory vote, the result will not be binding on our board of directors or our company.

The Board recommends a vote FOR the approval of the compensation of the company’s named executive officers, as disclosed in this proxy statement.
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COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis discusses the compensation of our Named Executive Officers (“NEOs”) for fiscal 2021 and is designed to provide our stockholders with an explanation of our executive compensation philosophy and objectives, our executive compensation program and the compensation granted or earned by the following NEOs in fiscal 2021:

NAME	TITLE
Ethan Brown	President and Chief Executive Officer
Phil Hardin(1)	Chief Financial Officer and Treasurer
Mark J. Nelson(2)	Former Chief Financial Officer and Treasurer
Gary Schultz(3)	Former Interim Principal Financial Officer; and Former VP, Corporate Controller
Doug Ramsey(4)	Chief Operating Officer
Bernie Adcock(5)	Chief Supply Chain Officer
Deanna Jurgens(6)	Chief Growth Officer
______________________

(1)Mr. Hardin joined the company as Chief Financial Officer and Treasurer on July 12, 2021.
(2)Mr. Nelson retired from employment with the company effective May 5, 2021, following which he has provided certain consulting services to the company pursuant to a consulting agreement between Mr. Nelson and the company.
(3)Mr. Schultz was appointed interim principal financial officer effective May 6, 2021 and served in that capacity until Mr. Hardin joined the company on July 12, 2021. Mr. Schultz retired from the company effective April 1, 2022, following which he has provided certain consulting services to the company pursuant to a consulting agreement between Mr. Schultz and the company.
(4)Mr. Ramsey joined the company as Chief Operating Officer on December 8, 2021.
(5)Mr. Adcock joined the company as Chief Supply Chain Officer on December 8, 2021.
(6)Ms. Jurgens joined the company on May 25, 2021 and assumed the role of Chief Growth Officer effective June 4, 2021.

Executive Summary
Executive Leadership Changes
In May 2021, Mark J. Nelson, the company’s Chief Financial Officer and Treasurer, retired from employment with the company. Gary Schultz, the company’s VP, Corporate Controller at the time, was appointed as Interim Principal Financial Officer, effective May 6, 2021, to ensure continuity. After conducting an extensive search for a replacement Chief Financial Officer, the company hired Phil Hardin as its Chief Financial Officer and Treasurer in July 2021.
Doug Ramsey joined the leadership ranks as Chief Operating Officer in December 2021, replacing Sanjay Shah who departed in August 2021.
The company also welcomed several other executives to its team in 2021, including Bernie Adcock in the newly created role of Chief Supply Chain Officer, Deanna Jurgens as Chief Growth Officer, Beth Moskowitz initially as Chief Creative Officer and later as Chief Brand Officer, and Margaret "Jackie” Trask as Chief People Officer.
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COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2021 Business Performance Overview
Impact of COVID-19 on Our Business
The COVID-19 pandemic has had, and we expect will continue to have, certain negative impacts on our business. In response to the COVID-19 pandemic, governments and other authorities around the world implemented significant measures intended to control the spread of the virus, including social distancing measures, business closures or restrictions on operations, quarantines and travel bans. While some of these restrictions were lifted or eased in many jurisdictions as the rates of COVID-19 infections have decreased or stabilized and as various COVID-19 vaccines have become more widely available, a resurgence of COVID-19 and the impact of variants of the virus that causes COVID-19 in some markets has slowed the reopening process.
The COVID-19 pandemic had a mixed impact on our quarterly foodservice channel net revenues in 2021, which declined in the first quarter of 2021 and recovered in the remaining three quarters of 2021 as compared to the same periods in the prior year. Overall, for the year ended December 31, 2021, foodservice channel net revenues were $139.9 million compared to $106.2 million in the prior year, a 31.7% increase. Despite the improvement in 2021 in the foodservice channel compared to the same period for the previous year, we recognize that our anticipation of continued steady recovery in the foodservice channel is based on the assumption that COVID-19 infection rates both in the U.S. and abroad will be reasonably contained. The impacts of the ongoing COVID-19 pandemic also continue to result in delays in tests or launches of our products among our foodservice customers and negatively impact the rate of our growth. Excluding our sales to large quick service restaurant (“QSR”) customers, our foodservice channel has broad exposure to certain outlets that we believe have been disproportionately affected by COVID-19. These include, among others: amusement parks; academic institutions; hospitality; corporate catering services; movie theaters; sports arenas; and bars and pubs, locations that are frequently characterized by large gatherings of people in close proximity to each other, or those that may be adversely affected by reduced business or leisure travel, or reduced attendance at corporate offices. While we saw some improvement in demand in our foodservice business in 2021, the environment remains highly uncertain given the ongoing pandemic and the resurgence of COVID-19 and the appearance of variants.
Our retail channel net revenues in 2021 increased in the first quarter of 2021 but the rate of increase slowed down in the second and third quarters of 2021, and it declined in the fourth quarter of 2021 as compared to the same periods in the prior year. Overall, for the year ended December 31, 2021, retail channel net revenues were $324.8 million compared to $300.6 million in the prior year, an 8.1% increase. In the prior year, we experienced a meaningful increase in retail demand as consumers shifted toward more at-home consumption as a result of the pandemic. But in 2021, retail channel net revenues were impacted by a general slowdown of growth in the U.S. plant-based meat category, higher trade discounts and, to a lesser extent, increased competition.
For the year ended December 31, 2021, our retail and foodservice channels accounted for approximately 69.9% and 30.1% of our net revenues, respectively. For the year ended December 31, 2020, our retail and foodservice channels accounted for approximately 73.9% and 26.1% of our net revenues, respectively. For the year ended December 31, 2021, our U.S. and international channels accounted for approximately 68.8% and 31.2% of our net revenues, respectively. For the year ended December 31, 2020, our U.S. and international channels accounted for approximately 79.9% and 20.1% of our net revenues, respectively.
In 2021, net revenues from the international channels, both retail and foodservice, significantly improved from the prior year. International net revenues increased 76.9% in 2021 as compared to 2020 primarily due to an increase in the number of distribution outlets that sell our products and due to the favorable comparison to the prior year when international foodservice net revenues were significantly impacted by COVID-19. In 2021, U.S. foodservice channel net revenues improved but were more than offset by the decline in U.S. retail channel net revenues, resulting in a 1.6% decline in U.S. net revenues.
The change in mix of our distribution channels has been significant since the start of the COVID-19 pandemic, which is likely to continue to cause fluctuation in our quarterly results pending its duration, spread and intensity. It
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COMPENSATION DISCUSSION AND ANALYSIS
is challenging to estimate the extent of the adverse impact of the COVID-19 pandemic on our results of operations, due to continued uncertainty regarding the duration, spread and intensity of the COVID-19 pandemic (including any additional resurgences), impact of variants of the virus that causes COVID-19, the wide distribution and public acceptance of the various COVID-19 vaccines and their efficacy against COVID-19 and variants of the virus, labor needs at our company as well as in the supply chain and at customers, compliance with government or employer COVID-19 vaccine mandates and the resulting impact on available labor, and the level of social and economic restrictions imposed on the United States and abroad in an effort to curb the spread of the virus, and the impact on consumer behavior, all of which are uncertain and difficult to predict considering the rapidly evolving landscape.
Financial Overview and Highlights

Net revenues of $464.7 million	-16% year-over-year velocity growth(1)
14.2% year-over-year growth in net revenues	-13 bps year-over-year market share growth(2)
4.1% decrease in gross profit to $117.3 million	Net loss of $182.1 million, or $2.88 per common share(3)
______________________
(1)Source: SPINS Data through December 26, 2021. Includes aggregate data for Beyond Meat products across all Frozen and Refrigerated Plant-Based Meats in the US Multi Outlet (MULO) channel only.
(2)Source: SPINS Data through December 26, 2021. Includes aggregate data for Beyond Meat products across all Frozen and Refrigerated Plant-Based Meats in both the US MULO and US Natural Enhanced channels.
(3)Adjusted EBITDA was $(112.8) million, or (24.3)% of net revenues. For a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to its most directly comparable GAAP financial measure, net loss, as reported, please refer to pages 73 to 75 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on March 2, 2022 ("2021 Form 10-K").

Business Overview and Highlights
We have increased total distribution and brand awareness over the past several years. In 2021, we continued to invest heavily in research and development to further promote our innovation strategy led by our highly respected team. In addition, we continued to pursue top-line growth across our distribution channels through distribution expansion, continued innovation and commercialization of new products, and increased penetration across channels; invest in infrastructure and capabilities to support our strategic expansion plans; expand our product offerings; and grow our brand.
A key component of our strategy is to drive the cost of our product down over time, with the aspiration to eventually price at parity with animal-based protein. To enable this, in 2021 we kicked off our Cost Down program. The program consists of multiple workstreams with each workstream having an owner and a distinct cost reduction goal. We are pursuing initiatives such as soliciting competitive bids for ingredients, increasing manufacturing throughput, streamlining our internal fulfillment network and reducing the cost of our packaging. Workstream owners report on their progress regularly and are held accountable for delivering on their goals.

INNOVATION
•Research and development and innovation are core elements of our business strategy, and we believe they represent a critical competitive advantage for us. Our goal is to identify large, animal-based meat product categories across our core plant-based platforms of beef, pork and poultry that exhibit long-term consumer trends. We then dedicate significant research and development resources to create authentic plant-based
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COMPENSATION DISCUSSION AND ANALYSIS

versions of these products that replicate the taste, texture, aroma and appearance of their animal-based equivalents.
•As of December 31, 2021, we employed over 200 scientists, engineers, researchers, technicians and chefs to help create the next generation of food for our consumers. We also operate a 30,000 square foot Manhattan Beach Project Innovation Center dedicated to product development and innovation, where we can more rapidly transition our research from benchtop to scaled production.
•Our approach of bringing to market the best innovations each year is a strategy that engages the consumer and provides feedback from which we iterate and improve. We have been able to leverage the success of our existing products and resulting brand equity to launch improved versions of our existing products and create new products.
•We have a range of new products in our pipeline and our goal is to develop at least one new product a year. New product launches in 2021 included new versions of the Beyond Burger® and Beyond Beef® in U.S. foodservice and retail channels, the launch of Beyond Chicken® Tenders in U.S. foodservice and retail channels, and the tests of Beyond™ The Original Orange Chicken™ and Beyond Pepperoni™ in the U.S. foodservice channel. New product launches in international channels in 2021 included Beyond Meatballs® in the EU; Beyond Breakfast Sausage Links® and Beyond Italian Sausage™ Crumbles (foodservice) in Canada, the test of Beyond Meat® Nuggets (foodservice) in Canada, and the test of the McPlant™ burger in the U.K. and Ireland (foodservice).

DOMESTIC AND INTERNATIONAL EXPANSION AS OF DECEMBER 2021
~ 1.3x increase in manufacturing capacity(1)	~ 34,000 U.S. stores retail rollout
~ 38,000 U.S. outlets foodservice rollout	~ 58,000 International outlets retail and foodservice rollout
~130,000 total outlets worldwide	Products available in more than 90 countries worldwide
______________________
(1)As of end of Q4 2021, as compared to end of Q4 2020.

CONTINUED INVESTMENT IN 2021

•Continued to build out talented teams across the globe.
•Continued to focus on innovation.
▶Invested 14.4% of net revenues in research and development.
▶Formed the Planet Partnership, LLC, a joint venture with PepsiCo, Inc., to develop, produce and market innovative snack and beverage products made from plant-based protein.
•Continued to focus on increasing market share, household penetration, repeat purchases, buying rates (amount spent per buyer), purchase frequency, sales velocity and new product introductions at retail, and expand our network of foodservice partners, including large full service restaurant and QSR customers.
▶Announced a global strategic partnership with Yum! Brands, Inc. (NYSE: YUM) to co-create and offer innovative plant-based protein menu items that can only be found at KFC, Pizza Hut and Taco Bell over the next several years to meet the evolving tastes of the consumers of today and tomorrow.
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COMPENSATION DISCUSSION AND ANALYSIS
▶Announced a three-year global strategic agreement with McDonald’s Corporation as McDonald’s preferred supplier for the patty in the McPlant®, a new plant-based burger being tested in select McDonald’s markets globally.
•Continued investment in infrastructure and capabilities to support future growth domestically and internationally.
▶New manufacturing facility in Enschede, the Netherlands was fully operational as of the end of 2021, manufacturing our extruded product and dry blends that go into making our finished goods.
▶New manufacturing facility in the Jiaxing Economic & Technological Development Zone near Shanghai, China, completed commercialization of end-to-end production as of the end of 2021.
▶Leased a 12,100 square foot facility in Shanghai, which will be used as a local research and development facility to support our local manufacturing operations, with estimated completion in the second quarter of 2022.
▶Purchased a 142,000 square foot facility in Columbia, Missouri used primarily for warehousing and dry blending (ingredient handling).
▶Assumed an operating lease for a 64,000 square foot building in Commerce, California to house our commercialization center which will facilitate the trial and scale up of new products for both our woven protein and finished goods, with estimated completion in 2022.
▶Entered into a long-term lease to house our corporate headquarters, lab and innovation space in El Segundo, California, totaling approximately 281,110 rentable square feet to be built out by the landlord and delivered to us in phases over a twenty-six-month period.
•Enhanced marketing efforts as we continue to build our brand, amplify our value proposition around taste, health and sustainability, serve as a best-in-class partner to strategic and other QSR customers to support product development and category management, and drive consumer adoption of our products.
▶Food truck tours and mobile pop-ups in select U.S. cities to give consumers an exclusive first taste of our latest innovative products ahead of in-store availability.
▶Billboard campaigns and increased social media and digital activity to build consumer awareness and excitement.
▶Shopper marketing programs to incentivize consumer trial.

Fiscal 2021 Executive Compensation Overview
The cornerstone of our compensation philosophy is pay for performance. We closely align the compensation paid to our NEOs with achievement of both near and long-term financial goals. Approximately 92% of the target compensation awarded in fiscal 2021 to Ethan Brown, our CEO, was performance-based or at risk, and approximately 91% of the target compensation awarded in fiscal 2021 to our other NEOs, as a group, was performance-based or at risk.
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COMPENSATION DISCUSSION AND ANALYSIS

Alignment between 2021 Performance and Executive Compensation
For 2021, based on the recommendation of WTW, our human capital management and compensation committee determined that it was advisable to modify our short-term incentive ("STI") plan design to support (1) frequent communication about company priorities throughout 2021, (2) STI participants' alignment and engagement with pressing business priorities and their accountability to those priorities and (3) employee retention following no bonus payouts being made for 2020 due to the impact of the COVID-19 pandemic on company performance. As a result, for 2021, the human capital management and compensation committee approved a quarterly STI plan (i.e., quarterly performance periods and payouts) in lieu of an annual plan, with metrics and goals set for each quarter (and differed each quarter), based on company strategy and priorities. As discussed further below, we achieved most of our performance goals, which were established and approved by our human capital management and compensation committee, for Q1 and Q2 of fiscal 2021, but not for Q3 or Q4 of fiscal 2021. Our NEOs received quarterly cash incentive payments for Q1 and Q2 of fiscal 2021 under our Executive Incentive Bonus Plan (“Bonus Plan”) as described in the section titled “Bonus Plan Payments”. No such payments were received by our NEOs in Q3 or Q4 of fiscal 2021 as aggregate 50% threshold funding was not achieved across all performance goals.

PERFORMANCE GOAL	Q1 2021 (ACTUAL/TARGET)	Q1 2021 PAYOUT (WEIGHTED % OF ACHIEVEMENT)(1)
Retail Market Share(2)	18.1% / 18.0%	21.0%
Foodservice Market Share(3)	23.2% / 22.0%	32.0%
Net Revenues	$108.2M / $115.0M	33.7%(4)
Adjusted EBITDA(5)	$(10.8M) / $(3.0M)	0%
Total for Q1 2021		86.7%

PERFORMANCE GOAL	Q2 2021 (ACTUAL/TARGET)	Q2 2021 PAYOUT (WEIGHTED % OF ACHIEVEMENT)(1)
Retail Market Share(2)	19.7% / 19.0%	27.0%
Foodservice Market Share(3)	24.1% / 23.0%	30.5%
Net Revenues	$149.4M / $156.0M	35.8%
Adjusted EBITDA(5)	$(2.2M) / $13.0M	0%
Total for Q2 2021		93.3%

PERFORMANCE GOAL	Q3 2021 (ACTUAL/TARGET)	Q3 2021 PAYOUT (WEIGHTED % OF ACHIEVEMENT)(1)(6)
Retail Market Share(2)	19.2% / 20.0%	0%
Foodservice Market Share(3)	22.9% / 24.0%	0%
Net Revenues	$106.4M / $164.0M	0%
Adjusted EBITDA(5)	$(36.8M) / $15.0M	0%
Total for Q3 2021		0%

PERFORMANCE GOAL	Q4 2021 (ACTUAL/TARGET)	Q4 2021 PAYOUT (WEIGHTED % OF ACHIEVEMENT)(1)
Retail Market Share(2)	17.4% / 20.0%	0%
Foodservice Market Share(3)	22.0% / 25.0%	0%
Net Revenues	$100.7M / $165.0M	0%
Adjusted EBITDA(5)	$(62.9M) / $5.0M	0%
Total for Q4 2021		0%
______________________
(1)The payout (weighted percentage of achievement) for each performance goal is calculated using linear interpolation to determine the level of payout when achievement falls between performance thresholds, which percentage is then
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multiplied by the weighting percentage set forth in the table under “Fiscal 2021 Corporate Performance Goals and Achievement” within the “Executive Incentive Bonus Plan” section below, for the applicable performance goal. If the aggregate payout (weighted percentage of achievement) for all performance goals for a quarter is less than 50%, then no bonus is paid.
(2)Retail market share as tracked by SPINS.
(3)Foodservice market share as tracked by NPD (excludes food stores and large QSRs).
(4)The human capital management and compensation committee approved the weighted percentage of achievement for Q1 2021 net revenues at 33.7%. It was later determined that there was an error in the calculation and the actual weighted percentage of achievement for Q1 2021 net revenues was 26.3%.
(5)For a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to its most directly comparable GAAP financial measure, net loss, as reported, please refer to pages 73 to 75 of our 2021 Form 10-K.
(6)Q3 2021 Retail Market Share had a weighted % of achievement of 17.3% and Q3 2021 Foodservice Market Share had a weighted % of achievement of 14.5%. There was no payout under the Bonus Plan in Q3 of fiscal 2021 as aggregate 50% threshold funding was not achieved across all performance goals.

Compensation Practices and Governance Policies

	WHAT WE DO		WHAT WE DON'T DO
✓	Pay for Performance. Performance-based or at risk pay represents a significant portion of our NEOs’ target total direct compensation (“Target TDC”).	✗	No Excessive Risks. Annual risk assessment of executive compensation program to ensure no excessive risk raking.
✓	Align the Interests of Executives with those of Our Stockholders. Equity compensation represents a significant portion of our NEOs’ Target TDC.	✗	No Excessive Change in Control Payments. Cash change in control payments do not exceed two times annual target cash compensation.
✓	Maximum Payout Caps. Our executive bonus plan maintains maximum payout caps to avoid excessive payments and risk-taking.	✗	No Excise Tax Gross Ups. We do not provide for “golden parachute” excise tax gross ups.
✓	All Change in Control Payments Are Double Trigger. Double trigger includes a change in control of our stock ownership as well as termination of employment.	✗	No Excessive Perks. We do not provide any excessive perquisites to our NEOs.
✓	Independent Compensation Committee. Our human capital management and compensation committee is composed solely of independent directors.	✗	No Hedging or Pledging. All employees, including our NEOs, and our directors are prohibited from engaging in hedging or pledging our stock as collateral for a loan.
✓	Independent Compensation Consultant. Our human capital management and compensation committee directly retains an independent compensation consultant.	✗	No Repricing or Cash-out of Underwater Options. Our 2018 Equity Incentive Plan forbids the repricing and cash-out of underwater options without stockholder approval.

Our Compensation Philosophy
We have designed our executive compensation program to attract, motivate and retain a team of highly qualified executives who will drive innovation and business success. In order to motivate and reward our NEOs for work that improves our long-term business performance and increases stockholder value, we have set out the following objectives:
•Align NEO compensation to the success of our business objectives;
•Align the interests of NEOs and stockholders with the goal of creating long-term stockholder value;
•Provide competitive compensation that attracts, motivates and retains top-performing NEOs; and
•Motivate NEOs to achieve results that exceed our strategic plan targets.
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COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2021 NEO Compensation Details
Our three core elements of NEO direct compensation are base salary, an annual cash incentive opportunity and long-term incentive equity awards. Most compensation awarded to each NEO was “at-risk” to the NEO because it was contingent on company and individual performance. The graphic below reflects the approximate general distribution of these three core elements of NEO Target TDC awarded during fiscal 2021 as determined by our human capital management and compensation committee.

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Base Salary		Cash Incentive
CEO	Other NEOs	CEO	Other NEOs

Stock Options		Restricted Stock Units
CEO	Other NEOs	CEO	Other NEOs

______________________
(1)The above calculations include: (i) full annual base salary (not prorated for number of days of service with the company in 2021) at highest level for each NEO including Messrs. Brown ($500,000), Hardin ($440,000), Nelson ($365,000), Schultz ($260,000), Ramsey ($475,000), Adcock ($400,000) and Ms. Jurgens ($435,000); (ii) full cash incentive bonus (not prorated for number of days of service with the company in 2021) at target for each NEO, including Messrs. Brown ($500,000), Hardin ($264,000), Nelson ($219,000), Schultz ($78,000), Ramsey ($475,000) and Ms. Jurgens ($435,000), and target cash incentive bonus for Bernie Adcock ($300,000) even though he was not eligible to receive a cash incentive bonus in 2021; and (iii) target value of equity awards based on 2021 new hire or annual equity awards for each NEO, including Messrs. Brown ($5,500,000), Hardin ($3,750,000), Schultz ($250,000), Ramsey ($8,500,000) and Adcock ($5,000,000) and Ms. Jurgens ($3,750,000) and an assumed target value of $2,500,000 for Mark J. Nelson, which was Mr. Nelson’s equity grant value for his 2020 equity grants. The above calculations exclude sign-on bonuses, settling-in payments, relocation payments and sign-on equity awards pursuant to any offer letters and equity grants made for retention and to incentivize performance.

Base Salary
Base salaries compensate our NEOs for expected levels of day-to-day performance and are determined by each NEO’s role and responsibilities, pay at comparable companies, our budget for the coming year, historical base salary levels, and the resulting total target compensation that can be earned given the individual’s base salary, related target cash incentive opportunity and equity awards. In 2021, the company generally had a salary increase budget of 3.5%, reflecting 3.0% for merit increases and 0.5% for promotions and market adjustments, with any changes in base salary effective as of April 1, 2021. With certain limited exceptions for promotions and market adjustments, we did not provide any base salary increases in 2020.
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COMPENSATION DISCUSSION AND ANALYSIS

The base salaries for each of our NEOs for fiscal 2020 and 2021 are summarized below.

NEO	2021 BASE SALARY(1)	2020 BASE SALARY(1)
Ethan Brown	$500,000	$500,000
Phil Hardin	$440,000	N/A
Mark J. Nelson	$365,000	$365,000
Gary Schultz(2)	$250,729	$216,250
Doug Ramsey	$475,000	N/A
Bernie Adcock	$400,000	N/A
Deanna Jurgens	$435,000	N/A
______________________
(1)Annualized base salary. Actual amount earned by each of the NEOs prorated based on applicable start date.
(2)The base salary set forth in the table above reflects Mr. Schultz’s weighted average base salary (a) for fiscal 2021: (i) from January 1, 2021 through March 31, 2021, Mr. Schultz’s base salary was $230,000; (ii) on April 1, 2021, Mr. Schultz’s base salary was increased to $251,000; and (iii) on June 16, 2021, Mr. Schultz’s base salary was increased to $260,000; and (b) for fiscal 2020: (i) from January 1, 2020 through March 31, 2020, Mr. Schultz’s base salary was $175,000; and (ii) on April 1, 2020, Mr. Schultz’s base salary was increased to $230,000.

Executive Incentive Bonus Plan
Our Bonus Plan allows our human capital management and compensation committee to provide cash incentive awards to selected officers and key employees, including our NEOs, based upon performance goals established by our human capital management and compensation committee. Cash incentive payments can be earned by our NEOs only if we achieve a significant level of our financial performance goals, which advances our long-term strategic plans and, ultimately, stockholder value, over time. We consider these cash incentive payments to be performance-based compensation since payouts are directly tied to achievement of performance goals.
Performance goals that include our financial results may be determined in accordance with GAAP or such financial results may consist of non-GAAP financial measures, and any goals or actual results may be adjusted by our human capital management and compensation committee for any reason, including without limitation, one-time items or unbudgeted or unexpected items, when determining whether the performance goals have been met.
Our human capital management and compensation committee, may, in its sole discretion and at any time, increase, reduce or eliminate an award otherwise payable to a participant with respect to any performance period. Actual awards will be paid only after they are earned, which usually requires continued employment through the date the bonus is paid unless otherwise determined by our human capital management and compensation committee. Our board of directors or our human capital management and compensation committee has the authority to amend, alter, suspend or terminate the Bonus Plan, provided such action does not impair the existing rights of any participant with respect to any earned bonus.
For 2021, based on the recommendation of WTW, our human capital management and compensation committee determined that it was advisable to modify our STI plan design in light of the rationales and objectives listed below. As a result, for 2021, the human capital management and compensation committee approved a quarterly STI plan (i.e., quarterly performance periods and payouts) in lieu of an annual plan, with metrics and goals set for each quarter (and differed each quarter), based on company strategy and priorities. The 2021 STI plan was designed to reward achievement of both annual goals and pre-established quarterly objectives. The rationale and objectives of a quarterly plan include: (1) quarterly performance periods, and related metrics and goals, to support frequent communication about company priorities throughout 2021; (2) quarterly payout opportunities to support STI participants’ alignment and engagement with pressing business priorities and their accountability to those priorities (and ultimately to the company’s stakeholders); and (3) a quarterly payout opportunity to support employee retention following no bonus payouts being made for 2020 due to the impact of the COVID-19
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pandemic on company performance. For 2022, the human capital management and compensation committee returned to an annual STI plan design.
At the beginning of 2021, our human capital management and compensation committee approved a threshold level of performance or threshold funding goal for each quarter that must be achieved before there is any funding under the Bonus Plan as well as the cash incentive targets and performance goals that determine how much of the target may be paid to each NEO at each level of achievement of our performance goals. Quarterly target payouts were set at 20% of annual target award for each of the first three quarters of 2021, and 40% of annual target award for the fourth quarter of 2021. Objectives of this structure were to ensure the sum of full-year payouts was aligned with the company’s assessment of its annual performance and to encourage participant retention. The STI plan design also included a potential catch-up feature whereby if the cumulative annual target performance goal is achieved, the catch-up feature would trigger an additional payment, which could result in a full award for the twelve-month period that is equal to the larger of (i) the sum of the quarters or (ii) the annual achievement-based payout. Upon the completion of each quarter of the 2021 fiscal year, our human capital management and compensation committee reviewed the company’s performance against the predetermined performance goals to determine the amount of cash incentive payments (if any).
Cash Incentive Target

A cash incentive target is the amount of cash incentive compensation that a NEO could earn if we achieve our performance goals. Targets are expressed as a percentage of the NEO’s base salary. In reviewing cash incentive targets, our human capital management and compensation committee takes into consideration each NEO’s role and responsibilities, pay at comparable companies, historical compensation levels and the resulting total target compensation. The cash incentive targets for each of our NEOs for fiscal 2021 as compared to fiscal 2020 are summarized below. We did not increase the cash incentive targets for any of our NEOs for fiscal 2021 as compared to fiscal 2020. Except for Mr. Adcock, each NEO who commenced employment with the company in fiscal 2021 was eligible to participate in the Bonus Plan; provided that the target amount of any bonus would be prorated based on the NEO’s start date of employment.

NEO	FISCAL 2021 CASH INCENTIVE TARGET (% OF BASE SALARY)	FISCAL 2020 CASH INCENTIVE TARGET (% OF BASE SALARY)
Ethan Brown	100%	100%
Phil Hardin	60%	N/A
Mark J. Nelson	60%	60%
Gary Schultz	30%	30%
Doug Ramsey	100%	N/A
Bernie Adcock(1)	N/A	N/A
Deanna Jurgens	100%	N/A
______________________
(1)Pursuant to the terms of Mr. Adcock’s offer letter with the company he was not eligible to participate in the Bonus Plan in fiscal 2021. He became eligible to participate in the Bonus Plan beginning in fiscal 2022.

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COMPENSATION DISCUSSION AND ANALYSIS

Threshold Funding Goals
On an annual basis, our human capital management and compensation committee sets threshold funding goals for the Bonus Plan. If we fail to achieve our funding goal, no cash incentive payments will be earned under the Bonus Plan. For fiscal 2021, we achieved our threshold funding goal in Q1 and Q2. We did not meet our threshold funding goals in Q3 and Q4 of fiscal 2021, and thus no cash incentive payments were paid under the Bonus Plan for such quarters.
Performance Goals
In 2021, we established performance goals for our NEOs (other than Mr. Schultz) based on corporate performance metrics, rather than a mix of corporate and individual metrics, to foster teamwork among our NEOs and reflect the importance of company-wide performance to stockholder value. In the case of Mr. Schultz and other non-executive officer level employees, fiscal 2021 performance goals were based on a mix of corporate (40%) and individual (60%) metrics, including a multiplier based on individual performance. Our fiscal 2021 corporate goals and the rationale for these goals is summarized in the table below.

CORPORATE GOALS	RATIONALE
Retail Market Share	Incentivizes distribution, expansion and new product introductions to grow retail market share and remain category leader

Foodservice Market Share	Incentivizes distribution expansion and new product introductions to grow foodservice market share and remain category leader

Net Revenues	Incentivizes revenue growth and rewards efforts to expand our business

Adjusted EBITDA	Incentivizes cost management
Our human capital management and compensation committee believed these performance goals in the construct of the STI plan design encouraged our NEOs to focus on execution of company strategy and priorities and their accountability to those priorities on a quarterly basis.
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Fiscal 2021 Corporate Performance Goals and Achievement

Our corporate performance goals for 2021, as established by our human capital management and compensation committee, are set forth in the table below.

GOAL	WEIGHTING (%)	PERIOD	THRESHOLD (50%)	TARGET (100%)	MAXIMUM (150%)	STRETCH (200%)	ACTUAL LEVEL OF ACHIEVEMENT
Retail Market Share(1)	20%	Q1	15%	18%	19%	21%	18.1%
		Q2	16%	19%	20%	22%	19.7%
		Q3	17%	20%	21%	23%	19.2%
		Q4	18%	20%	22%	24%	17.4%
Foodservice Market Share(2)	20%	Q1	20%	22%	23%	24%	23.2%
		Q2	21%	23%	24%	26%	24.1%
		Q3	22%	24%	25%	28%	22.9%
		Q4	23%	25%	26%	30%	22.0%
Net Revenues $(M)	40%	Q1	$105	$115	$140	$150	$108.16
		Q2	$125	$156	$190	$220	$149.43
		Q3	$135	$164	$210	$240	$106.43
		Q4	$135	$165	$210	$240	$100.68
		TTL	$500	$600	$750	$850	$464.70
Adjusted EBITDA $(M)(3)	20%	Q1	$(3.50)	$(3.00)	$0	$5.00	$(10.84)
		Q2	$10.50	$13.00	$17.50	$26.00	$(2.22)
		Q3	$12.00	$15.00	$20.50	$31.00	$(36.76)
		Q4	$3.50	$5.00	$7.00	$10.50	$(62.94)
		TTL	$22.50	$30.00	$45.00	$72.50	$(112.76)
____________________
(1)Retail market share as tracked by SPINS.
(2)Foodservice market share as tracked by NPD (excludes food stores and large QSRs).
(3)For a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to its most directly comparable GAAP financial measure, net loss, as reported, please refer to pages 73 to 75 of our 2021 Form 10-K.

Bonus Plan Payment

Fiscal 2021 was a year of continued challenges due to the COVID-19 global pandemic. The COVID-19 pandemic had a mixed impact on our quarterly foodservice channel net revenues in 2021, which declined in the first quarter of 2021 and recovered in the remaining three quarters of 2021 as compared to the same periods in the prior year. Overall, for the year ended December 31, 2021, foodservice channel net revenues were $139.9 million compared to $106.2 million in the prior year, a 31.7% increase. Our retail channel net revenues in 2021 increased in the first quarter of 2021 but the rate of increase slowed down in the second and third quarters of 2021, and declined in the fourth quarter of 2021 as compared to the same periods in the prior year. Overall, for the year ended December 31, 2021, retail channel net revenues were $324.8 million compared to $300.6 million in the prior year, an 8.1% increase.
Our human capital management and compensation committee convened in May 2021, August 2021, December 2021 and January 2022 to discuss the level of quarterly achievement of fiscal 2021 performance goals and to determine the actual incentive payments. Our human capital management and compensation committee determined that the quarterly fiscal 2021 threshold funding goals were achieved for Q1 and Q2 of fiscal 2021, but not for Q3 and Q4 of fiscal 2021. As a result, our NEOs received quarterly cash incentive payments under the Bonus Plan for Q1 and Q2 of fiscal 2021 in the aggregate amounts set forth in the table below.
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COMPENSATION DISCUSSION AND ANALYSIS

NEO	FISCAL 2021 CASH INCENTIVE TARGET AMOUNT(1)	FISCAL 2021 Q1/Q2 CASH INCENTIVE PAYMENT(2)	FISCAL 2021 Q3/Q4 CASH INCENTIVE PAYMENT(3)	TOTAL FISCAL 2021 CASH INCENTIVE PAYMENT
Ethan Brown	$500,000	$86,700 / $93,300	$0 / $0	$180,000
Phil Hardin	$264,000	N/A / N/A	$0 / $0	$0
Mark J. Nelson(4)	$219,000	$37,975 / $34,054	N/A / N/A	$72,030
Gary Schultz(5)	$78,000	$18,780 / $19,862	$0 / $0	$38,642
Doug Ramsey	$475,000	N/A / N/A	N/A / $0	$0
Bernie Adcock	N/A	N/A / N/A	N/A / N/A	N/A
Deanna Jurgens(6)	$435,000	N/A / $33,004	$0 / $0	$33,004
______________________
(1)Annualized fiscal 2021 cash incentive target amount. Actual amount earned by each of the NEOs prorated based on applicable start date.
(2)Based on achievement of corporate performance goals for Q1 and Q2 of fiscal 2021, our human capital management and compensation committee approved payment of cash incentive payments under the Bonus Plan at 86.7% and 93.3% of target levels for Q1 and Q2 of fiscal 2021, respectively. The human capital management and compensation committee approved the weighted percentage of achievement for Q1 2021 net revenues at 33.7%. It was later determined that there was an error in the calculation and the actual weighted percentage of achievement for Q1 2021 net revenues was 26.3%.
(3)Because our threshold funding goals were not achieved for Q3 and Q4 of fiscal 2021, no cash incentive payments were paid under the Bonus Plan for such periods.
(4)Mr. Nelson retired from employment with the company effective May 5, 2021, following which he has provided certain consulting services to the company pursuant to a consulting agreement between Mr. Nelson and the company. Pursuant to the terms of his retirement agreement with the company, Mr. Nelson remained eligible for consideration for an annual bonus under the Bonus Plan for 2021 (prorated based on the number of days he was employed by the company in 2021), with any bonus amount to be determined by the human capital management and compensation committee whether or not he was a current company employee on the payment date. Based on Mr. Nelson’s retirement date of May 5, 2021, the human capital management and compensation committee approved a prorated cash incentive payment to Mr. Nelson in the amount of $13,098 for Q2 of fiscal 2021. However, the non-prorated amount of $34,054 was inadvertently paid to Mr. Nelson. The company intends to seek reimbursement of the overpaid amount of $20,956.
(5)As a non-executive officer level employee, Mr. Schultz’s cash incentive payments were subject to a mix of corporate and individual metrics, including a multiplier based on individual performance.
(6)The cash incentive payment reflected in the table above for Q2 of fiscal 2021 was prorated based on Ms. Jurgens start date of employment on May 25, 2021.

Equity Awards
We believe that equity awards align the interests of our NEOs with the long-term interests of our stockholders by rewarding long-term value creation measured by our stock price and by providing retention incentives through multi-year vesting periods.
Based on total equity usage and equity compensation expense data provided by WTW, as of February 2021 our overall equity compensation run rate was at the 50th percentile of peers in the food and beverage industry, and far below run rates of peers in biotech and pharma and other high-growth sectors. In addition, based on data provided by WTW, as of February 2021, our overall annual value transfer (annual equity value as a percentage of market capitalization) was at the 50th percentile of peers in the food and beverage industry, and far below value transfer levels of peers in biotech and pharma and other high-growth sectors. In light of this total equity usage and equity compensation expense data, in February 2021, the human capital management and compensation committee established equity grant guidelines for non-executive employees with an objective of maintaining
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competitive long-term incentives by employee level while considering annual run rate, annual equity expense and annual value transfer relative to the company’s peer group.
Stock Options
The purpose of our stock option grants is to align the interests of our NEOs and stockholders through incentivizing long-term stock price growth and encouraging executive retention. Stock options typically vest over four years from the vesting commencement date and encourage long-term performance as they are only valuable if our stock price increases over time, as the awards vest. In December 2021, the human capital management and compensation committee approved a one-time grant of stock options to certain executive officers with a two-year vesting period for retention and to incentivize performance. We consider stock options to be performance-based compensation given that options are at-the-money at the time of grant and have no immediate realizable gain unless the company’s stock price increases.
Restricted Stock Units
The purpose of our RSU grants is to align our NEOs’ interest with long-term stockholder value creation, encourage executive retention and minimize dilution. RSUs typically vest over four years from the vesting commencement date which encourages long-term performance and helps to hold NEOs accountable for their decision-making given that the RSUs are directly subject to increases and decreases in our stock price, further aligning NEO and stockholder interests. In December 2021, the human capital management and compensation committee approved a one-time grant of RSUs to certain executive officers and other employees with a two-year vesting period for retention and to incentivize performance. In addition, in December 2021, the human capital management and compensation committee approved a sign-on RSU award which vests quarterly over two years for Mr. Ramsey pursuant to the terms of his offer letter with the company.
2021 Equity Awards
Executives typically receive their annual target equity award value in the form of (i) a new hire equity award or (ii) an annual equity award for continuing executives. Our human capital management and compensation committee granted new hire and annual equity awards comprised of a 50/50 mix (target dollar value) of RSUs and stock options in fiscal 2021 to our NEOs under our 2018 Plan. Our human capital management and compensation committee believes this approximate 50/50 equity award mix (target dollar value) is appropriate for our new hire and annual equity awards to employees at the Vice President level and above because it incentivizes our NEOs to focus on long-term value creation, since stock options and RSUs once earned, reward sustained increases in our stock price (though only to the extent the employee vests in the award by remaining in service for the vesting period).
In 2021, the human capital management and compensation committee approved annual equity awards for certain executive officers on March 12, 2021, and approved new-hire and annual equity awards for certain executive officers on August 9, 2021 and December 10, 2021. The awards granted on December 10, 2021 included additional new-hire equity awards granted to certain executive officers who started earlier in 2021, with the vesting commencement date reverting back to their original start date with the company. These additional new-hire equity awards were made in light of the level of new-hire equity awards granted to certain other executive officers who started in December 2021. The awards granted on December 10, 2021 also included a sign-on equity award to Mr. Ramsey included in the table below. In addition, on December 13, 2021, the human capital management and compensation committee approved certain one-time equity awards vesting over two years as described above.
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COMPENSATION DISCUSSION AND ANALYSIS

The table below shows the equity awards granted to our NEOs for fiscal 2021.

NEO	STOCK OPTIONS (#)	RSUs (#)	AGGREGATE GRANT DATE FAIR VALUE OF EQUITY AWARDS ($)
Ethan Brown(1)	39,208	19,604	5,888,273
Phil Hardin(2)	30,038	15,019	4,049,090
Mark J. Nelson(3)	—	—	—
Gary Schultz(4)	3,076	1,934	471,210
Doug Ramsey(5)	131,763	197,645	17,536,423
Bernie Adcock(6)	77,508	38,754	5,315,530
Deanna Jurgens(7)	44,546	22,273	4,169,766
______________________
(1)The stock options granted to Mr. Brown on March 12, 2021 vest and become exercisable as to 1/48th of the total number of shares subject to the option award on the one-month anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and will become fully vested on March 12, 2025, subject to continued employment through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
The RSUs granted to Mr. Brown on March 12, 2021 vest as to 1/16th of the total number of shares subject to the RSU award on the three-month anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter, and will become fully vested on March 12, 2025, subject to continued employment through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
(2)Stock options granted to Mr. Hardin include: (a) 28,776 stock options granted on August 9, 2021 which vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the one-year anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and which will become fully vested on July 12, 2025; and (b) 1,262 stock options granted on December 13, 2021 which vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the six-month anniversary of the vesting commencement date and 1/4th of the total number of shares subject to the option award each six months thereafter and which will become fully vested on December 13, 2023, in each case, subject to continued employment through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
RSUs granted to Mr. Hardin include: (a) 14,388 RSUs granted on August 9, 2021 which vest as to 1/4th of the total number of shares subject to the RSU award on the one-year anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter and which will become fully vested on July 12, 2025; and (b) 631 RSUs granted on December 13, 2021 which vest as to 1/4th of the total number of shares subject to the RSU award on the six-month anniversary of the vesting commencement date and 1/4th of the total number of shares subject to the RSU award each six months thereafter and will become fully vested on December 13, 2023, in each case, subject to continued employment through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
(3)Mr. Nelson retired from employment with the company effective May 5, 2021, following which he has provided certain consulting services to the company pursuant to a consulting agreement between Mr. Nelson and the company dated February 28, 2021. Mr. Nelson also entered into a retirement agreement with the company on February 28, 2021. The consulting agreement provides for acceleration of equity awards in certain events. He was not granted any equity awards during the annual grant cycle in March 2021 or thereafter in fiscal 2021.
(4)Stock options granted to Mr. Schultz include: (a) 1,783 stock options granted on March 12, 2021 which vest and become exercisable as to 1/48th of the total number of shares subject to the option award on the one-month anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and which will become fully vested on March 12, 2025; and (b) 1,293 stock options granted on August 9, 2021 which vest and become exercisable as to 1/48th of the total number of shares subject to the option award on each monthly anniversary of the vesting commencement date and which will become fully vested on June 16, 2025.
RSUs granted to Mr. Schultz include: (a) 892 RSUs granted on March 12, 2021 which vest as to 1/16th of the total number of shares subject to the RSU awards on the three-month anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter, and which will become fully vested on March 12,
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2025; (b) 647 RSUs granted on August 9, 2021 which vest as to 1/16th of the total number of shares subject to the RSU award on each quarterly anniversary of the vesting commencement date and which will become fully vested on June 16, 2025; and (c) 395 RSUs granted on December 13, 2021 which vest as to 1/4th of the total number of shares subject to the RSU award on the six-month anniversary of the vesting commencement date and 1/4th of the total number of shares subject to the RSU award each six months thereafter and which will become fully vested on December 13, 2023.
(5)The stock options granted to Mr. Ramsey on December 10, 2021 vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the one-year anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and will become fully vested on December 8, 2025, subject to continued employment through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
RSUs granted to Mr. Ramsey include: (a) 65,882 RSUs granted on December 10, 2021 which vest as to 1/4th of the total number of shares subject to the RSU award on the one-year anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter and which will become fully vested on December 8, 2025; and (b) a sign-on equity award of 131,763 RSUs granted on December 10, 2021 which vest as to 1/8th of the total number of shares subject to the RSU award on the three-month anniversary of the vesting commencement date and 1/8th of the total number of shares subject to the RSU award each three-month anniversary thereafter and which will become fully vested on December 8, 2023, in each case, subject to continued employment through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
(6)The stock options granted to Mr. Adcock on December 10, 2021 vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the one-year anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and will become fully vested on December 8, 2025, subject to continued employment through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
The RSUs granted to Mr. Adcock on December 10, 2021 vest as to 1/4th of the total number of shares subject to the RSU award on the one-year anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter and will become fully vested on December 8, 2025, subject to continued employment through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
(7)Stock options granted to Ms. Jurgens include: (a) 16,156 stock options granted on August 9, 2021 which vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the one-year anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and which will become fully vested on May 25, 2025; (b) 27,128 stock options granted on December 10, 2021 which vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the one-year anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and which will become fully vested on May 25, 2025; and (c) 1,262 stock options granted on December 13, 2021 which vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the six-month anniversary of the vesting commencement date and 1/4th of the total number of shares subject to the option award each six months thereafter and which will become fully vested on December 13, 2023, in each case, subject to continued employment through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
RSUs granted to Ms. Jurgens include: (a) 8,078 RSUs granted on August 9, 2021 which vest as to 1/4th of the total number of shares subject to the RSU award on the one-year anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter and which will become fully vested on May 25, 2025; (b) 13,564 RSUs granted on December 10, 2021 which vest as to 1/4th of the total number of shares subject to the RSU award on the one-year anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter and which will become fully vested on May 25, 2025; and (c) 631 RSUs granted on December 13, 2021 which vest as to 1/4th of the total number of shares subject to the RSU award on the six-month anniversary of the vesting commencement date and 1/4th of the total number of shares subject to the RSU award each six months thereafter and will become fully vested on December 13, 2023, in each case, subject to continued employment through the applicable vesting date and subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.

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COMPENSATION DISCUSSION AND ANALYSIS

Target Value
The size of the new hire or annual equity awards granted to each NEO is based on an estimated target dollar value. Our human capital management and compensation committee considers each NEO’s role and responsibilities, historical compensation levels (with respect to annual equity awards), pay at comparable companies and the company’s annual grant guidelines in determining awards. Our human capital management and compensation committee does not have a specific formula that weighs these factors.
The target dollar value was converted into a number of shares based on the formula described in “Equity Element Allocation” below. The grant date fair value, which is disclosed in the table above and in the subsection titled "Summary Compensation Table" within the “Executive Compensation” section below reflects the accounting value on the grant date. The table below sets forth the initial target dollar value of each NEOs new hire or annual equity grant.

NEO	FISCAL 2021 TARGET DOLLAR VALUE ($)
Ethan Brown	5,500,000
Phil Hardin	3,750,000
Mark J. Nelson(1)	N/A
Gary Schultz	250,000
Doug Ramsey	8,500,000
Bernie Adcock	5,000,000
Deanna Jurgens	2,000,000
______________________
(1)Mr. Nelson entered into a retirement agreement with the company on February 28, 2021. He was not granted any equity awards during the annual grant cycle in March 2021 or thereafter in fiscal 2021.

The table below sets forth the initial target dollar value of all other equity granted to the NEOs in 2021.

NEO	FISCAL 2021 TARGET DOLLAR VALUE ($)
Ethan Brown	N/A
Phil Hardin(1)	80,000
Mark J. Nelson(2)	N/A
Gary Schultz(3)	185,000
Doug Ramsey(4)	8,500,000
Bernie Adcock	N/A
Deanna Jurgens(5)	1,830,000
______________________
(1) The target dollar value for Mr. Hardin includes a one-time equity award grant for retention and to incentivize performance.
(2) Mr. Nelson entered into a retirement agreement with the company on February 28, 2021. He was not granted any equity awards during the annual grant cycle in March 2021 or thereafter in fiscal 2021.
(3) The target dollar value for Mr. Schultz includes equity award grants for retention and to incentivize performance.
(4) The target dollar value for Mr. Ramsey includes a sign-on equity award grant pursuant to his offer letter with the company.
(5) The target dollar value for Ms. Jurgens includes (i) an additional new-hire equity award granted in December 2021 to certain executive officers who started earlier in 2021 in light of the level of new-hire awards granted to certain other executive officers who started in December 2021, with the vesting commencement date reverting back to her original start date with the company and (ii) a one-time equity award grant for retention and to incentivize performance.

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Equity Element Allocation
After setting the estimated target dollar value for each NEO’s annual equity awards, the human capital management and compensation committee sought to allocate the dollar value equally between stock options and RSUs. In the case of the one-time equity awards on December 13, 2021, the dollar value was allocated equally between stock options and RSUs except in the case of Mr. Schultz, a non-executive officer level employee, whose dollar value was allocated entirely to RSUs.
Prior to May 18, 2021, to determine the target number of RSU shares to be granted, our human capital management and compensation committee divided (x) the target dollar value by (y) an average of the closing stock price for the period of ten consecutive trading days ending on (and including) the last trading day preceding the date of grant, rounded up to the next whole share. For stock options, our human capital management and compensation committee divided (x) the target dollar value by (y) an average of the closing stock price for the period of ten consecutive trading days ending on (and including) the last trading day preceding the date of grant, and multiplied the resulting quotient by two, rounded up to the next whole share. On May 18, 2021, upon the recommendation of WTW and to better align with the intended grant-date value to be delivered, our human capital management and compensation committee revised the methodology used to determine the target number of shares and provided that the grant date closing share price would be used to determine the number of shares subject to equity awards. Under this revised methodology, to determine the target number of RSU shares to be granted, our human capital management and compensation committee divided (i) the target dollar value by (ii) the closing stock price on the date of the grant, rounded up to the next whole share. For stock options, our human capital management and compensation committee divided (i) the target dollar value by (ii) the closing stock price on the date of grant, and multiplied the resulting quotient by two, rounded up to the next whole share.
Offer Letter Bonuses and Payments
In order to recruit and retain new executives, the company paid certain of its NEOs hired in fiscal 2021 sign-on cash bonuses, “settling in” payments and/or relocation payments, in each case, subject to repayment on a prorated basis if the NEO terminates employment with the company for any reason prior to the one-year anniversary of the NEO’s start date, and each of which are disclosed in the subsection titled "Summary Compensation Table" within the “Executive Compensation” section below. In determining the amounts of these bonuses and payments, our human capital management and compensation committee considered, among other things, the competitive landscape for top talent and the critical importance of hiring experienced executives with relevant industry experience.
Other Benefits
General Health, Welfare and Other Benefit Plans
Our NEOs are eligible to participate in a variety of employee benefit plans on the same terms as our other employees, including medical, dental and vision care plans, life and disability insurance, our tax-qualified 401(k) plan, including a company matching contribution thereunder, and, to the extent of any offering, our employee stock purchase plan. We believe these benefits are consistent with benefits provided by our peer group and help us to attract and retain high quality executives.
Perquisites and Other Benefits
In general, Beyond Meat and our human capital management and compensation committee do not provide perquisites to our NEOs. No executive perquisites or other special executive benefits were given to our NEOs in fiscal 2021, other than relocation payments (in the case of Messrs. Hardin and Adcock), settling-in payments (in the case of Messrs. Hardin and Adcock), a non-qualified deferred compensation supplemental executive retirement contribution (in the case of Mr. Ramsey), reimbursement of commuting expenses (in the case of Ms. Jurgens), and a nominal allowance toward reimbursement of cell phone, other electronic or work from home expenses.
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COMPENSATION DISCUSSION AND ANALYSIS

Change in Control and Severance Benefits
Executive Change in Control Severance Agreements
Each of our current executive officers has entered into an agreement with the company which provides for certain cash and/or equity severance benefits in the event the executive is involuntary terminated without cause or resigns for good reason in connection with a change in control. Enhanced cash severance benefits and equity benefits are only provided if there is a “double trigger” to preserve morale and productivity, and to encourage executive retention in the event of a change in control. In addition to requiring a change in control for Beyond Meat, benefits are only provided if the eligible executive is involuntarily terminated without cause or resigns for good reason.
All such benefits are subject to certain conditions which benefit Beyond Meat, including, among other things, the executive executing a general release of claims in favor of the company and complying with the terms of his or her confidentiality agreement and all company policies.
Our human capital management and compensation committee believes these incentives will help us retain our executives, and therefore maintain the stability of our business, during the potentially volatile period accompanying a change in control.
Potential payment obligations under the change in control severance arrangements with our NEOs are described in the subsection titled “Potential Payments upon Termination or Change in Control” in the “Executive Compensation” section below.
Limited Severance Benefits Outside of a Change in Control
On February 28, 2021, the company and Mr. Nelson entered into a retirement agreement setting forth the terms of his retirement and a consulting agreement setting forth the terms of consulting services Mr. Nelson agreed to provide to the company following his retirement. Pursuant to the retirement agreement, Mr. Nelson continued as a full-time employee of the company, receiving the same base salary and benefits until his retirement on May 5, 2021. In consideration for the release of claims and other covenants in the retirement agreement, Mr. Nelson received a lump sum cash payment equal to $1,000, and the company agreed to pay the cost of monthly COBRA premiums for Mr. Nelson and his dependents for up to eighteen months. Pursuant to the consulting agreement, and subject to and in consideration of Mr. Nelson’s continued service as a consultant to the company, Mr. Nelson’s outstanding equity awards will continue to vest and are subject to acceleration in certain events. Our potential payment obligations under the severance arrangements with our NEOs are described in the subsection titled “Potential Payments Upon Termination or Change in Control” in the “Executive Compensation” section below.
Compensation Setting Process
Role of Human Capital Management and Compensation Committee
Under its charter, our human capital management and compensation committee is responsible for, among other things, determining the amount and form of compensation paid to our executive officers, including our CEO. In exercising this authority, our human capital management and compensation committee reviews and approves corporate goals and objectives relevant to executive officer and CEO compensation at least annually; evaluates executive officer and CEO performance in light of such goals and objectives, including the relationship of such compensation to corporate performance; and, based on such evaluation, determines the level of executive officer and CEO compensation, including base salary, bonus, incentive or performance-based compensation, and equity awards. Except with respect to determining our CEO’s compensation, our human capital management and compensation committee may delegate its authority to a subcommittee of the human capital management and compensation committee or other members of our board of directors who satisfy the eligibility criteria required of human capital management and compensation committee members. Our human capital management and
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compensation committee may also delegate to one or more of our officers the authority to grant stock options and other stock awards to our non-executive employees. In December 2021, the human capital management and compensation committee delegated to Ethan Brown, our President and Chief Executive Officer, the authority to grant new hire and/or promotion RSUs within specified quantitative parameters to certain non-executive employees below the title of vice president, without further action by the human capital management and compensation committee or board of directors.
Our board of directors expanded the human capital management and compensation committee’s oversight responsibilities to include human capital management and approved an amendment of its charter in February 2021 to reflect expansion of our human capital management efforts including, but not limited to, diversity, equity and inclusion, development and retention.
Role of Management
Typically, our chief executive officer attends human capital management and compensation committee meetings, makes recommendations to our human capital management and compensation committee regarding compensation for the other executive officers, but is not present during discussion, deliberation and decisions regarding his own compensation. Our human capital management and compensation committee then reviews the recommendations and other data and makes decisions as to the total compensation for each executive officer, as well as the allocation of the amount of total compensation between base salary, bonus, incentive or performance-based compensation, and equity awards. No executive officer has any role in approving his or her own compensation. Our human capital management and compensation committee regularly meets in executive session, without members of the management team present, when discussing and approving executive compensation.
Role of Human Capital Management and Compensation Committee Consultant
Our human capital management and compensation committee has the sole authority to retain the services of compensation consultants, legal counsel and such other advisors as it deems necessary and advisable to assist the committee in carrying out its responsibilities. In August 2020, our human capital management and compensation committee engaged WTW, an independent compensation consulting firm, to serve as its compensation consultant and to assist it with its duties and responsibilities.
During its period of engagement during fiscal 2020 and 2021, WTW performed projects for our human capital management and compensation committee, including reviewing and making recommendations related to our executive pay philosophy, including executive pay positioning, the relevant talent market and market data sources including our peer group composition; the impact of the COVID-19 pandemic on executive compensation programs; providing support and specific analyses with regard to compensation data for executive officer and non-employee director compensation; making recommendations related to pay program design, including STI plan design related to company priorities and strategic objectives; reviewing ESG trends in executive compensation program design; making recommendations relating to stock ownership guidelines; advising on broader human capital management matters, including organization and culture; and advising on committee governance matters.
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COMPENSATION DISCUSSION AND ANALYSIS

WTW uses competitive market data to provide ranges for total compensation, including base salary, incentive compensation, and equity compensation, that are consistent with our compensation peer group for our human capital management and compensation committee to consider. In determining the total compensation for our executive officers, our human capital management and compensation committee, with assistance from the compensation consultant, reviews the compensation practices and levels of our compensation peer group to assess whether individual total compensation is sufficiently competitive to attract and retain our executive officers. The human capital management and compensation committee regularly reviews the compensation peer group and the underlying criteria to assess that it remains appropriate for review and comparison purposes. The human capital management and compensation committee also considers general industry data and relevant survey data from food and beverage, non-durable consumer products and technology industries, generally from companies of a similar revenue size, to further inform executive pay decisions.
Our human capital management and compensation committee generally seeks to target total direct compensation to within the 50th to 60th percentiles of peer group companies, with total cash compensation (base salary and STI compensation) targeted at the 50th percentile, and long-time incentive compensation targeted at the 50th to 75th percentile. Although its analysis of competitive market data provides our human capital management and compensation committee with guiding information and a broad market check, our human capital management and compensation committee does not specifically benchmark compensation for our executive officers in terms of picking a particular percentile relative to other people with similar titles at peer group companies. Instead, our human capital management and compensation committee also applies its subjective judgment in determining the total compensation for each executive officer and considers the compensation peer group data in conjunction with a number of factors, including an executive officer’s individual skills and expertise, and the scope and criticality of each executive officer’s role.
WTW maintains a conflict of interest policy that is specifically designed to prevent any conflicts of interest. Our human capital management and compensation committee has assessed the independence of WTW, taking into account, among other things, the factors set forth in the SEC’s rules and regulations and the Nasdaq listing standards, and concluded that the engagement of WTW does not raise any conflicts of interest or similar concerns.
During fiscal 2021, the aggregate fees payable to WTW for services to the human capital management and compensation committee related to executive and non-employee director compensation were approximately $571,600. In fiscal 2021, WTW was also retained by our management to provide services related to workforce and talent matters, including domestic employee compensation, salary structure development and implementation planning, international employee compensation, Planet Partnership employee compensation, performance management, employee communication planning for performance management and incentive pay, and rewards data and software products. The aggregate fees payable for these other services in fiscal 2021 were approximately $155,100. These other services were recommended and approved by management and presented to but not formally approved by the human capital management and compensation committee.
After considering the factors set forth in Rule 10C-1(b)(4) under the Exchange Act and Nasdaq Listing Rule 5605(d)(3)(D), including a review of WTW’s representations to the human capital management and compensation committee regarding each factor, the human capital management and compensation committee determined that WTW was independent.
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Peer Group Comparisons
Our human capital management and compensation committee reviews compensation data from a specific group of companies that are similar to us in considering the compensation of our NEOs. In September 2020, our human capital management and compensation committee selected peer group companies for fiscal 2021 with a focus on (1) companies with a similar high-growth financial profile; (2) including relevant industry comparators where possible, but reviewing an expanded industry range given Beyond Meat’s high-growth profile and limited companies in the food and beverage industry that are similarly sized; and (3) companies with a relevant talent market. Companies were selected from the following three industry groups: (a) food and beverage, (b) biotechnology, pharmaceuticals and life sciences (industry that invests heavily in research and development) and (c) high-growth companies.

FISCAL 2021 PEER GROUP
Food & Beverage	Biotech & Pharma	Other High-Growth
Calavo Growers, Inc.	Acadia Pharmaceuticals Inc.	DocuSign, Inc.
Freshpet, Inc.	Alnylam Pharmaceuticals, Inc.	Elastic N.V.
Lancaster Colony Corporation	Aurora Cannabis Inc.	Etsy, Inc.
The Boston Beer Company, Inc.	Canopy Growth Corporation	Okta, Inc.
The Simply Good Foods Company	Exact Sciences Corporation	Smartsheet Inc.
B&G Foods, Inc.	Neurocrine Biosciences, Inc.	The Trade Desk, Inc.
BellRing Brands, Inc.	Repligen Corporation	Zscaler, Inc.
Celsius Holdings, Inc.	Sarepta Therapeutics, Inc.	Enphase Energy, Inc.
Landec Corporation	10x Genomics, Inc.	Peloton Interactive, Inc.
Medifast, Inc.	Corcept Therapeutics, Incorporated	Pinterest, Inc.
Vital Farms, Inc.	Natera, Inc.	Roku, Inc.
Our human capital management and compensation committee uses peer group comparisons to measure the competitiveness of our compensation practices. Pay at comparable companies is just one of the factors in our human capital management and compensation committee’s pay decisions, which also take into account individual skills and expertise, the scope and criticality of the NEO’s role and other factors that are deemed to be important based on our human capital management and compensation committee’s business judgment.
For fiscal 2021, with respect to the NEOs, our human capital management and compensation committee had access to market data that captured a range of pay. Our human capital management and compensation committee examined the range of pay to provide for meaningful differentials in pay levels that represented differences in the criticality and performance of each role across companies, and also reflected the full range of competitive pay at our peer companies without focusing on extreme outliers.
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COMPENSATION DISCUSSION AND ANALYSIS

Other Important Compensation Practices
The company has adopted the policies set forth in the table below which include important compensation practices the company observes.

NAME OF POLICY	CONSIDERATIONS	MATERIAL FEATURES
Anti-Hedging Policy	Hedging insulates executives from stock price movement and reduces alignment with stockholders.	Our insider trading policy prohibits our employees, including our NEOs, and our directors from engaging in the following types of hedging transactions involving our common stock: (1) selling short any Beyond Meat stock or other Beyond Meat security; (2) buying or selling puts or calls or other derivatives on Beyond Meat securities; or (3) otherwise entering into any hedging arrangements involving Beyond Meat securities.
Anti-Pledging Policy	Pledging raises potential risks to stockholder value, particularly if the pledge is significant.	Our insider trading policy also prohibits our employees, including our NEOs, and our directors from holding our common stock in a margin account or pledging it as collateral for a loan.

Compensation Risk Assessment
Our human capital management and compensation committee, in consultation with WTW, its independent compensation consultant, has assessed our compensation policies and believes that our company-wide compensation policies and practices are reasonable and encourage appropriate behaviors without creating risks that are reasonably likely to have a material adverse effect on us. As part of its assessment, our human capital management and compensation committee considered, among other factors, the governance and oversight of our compensation program, balanced mix between fixed and variable compensation, the use of multiple performance measures, and the use of external consultants to review and advise on our pay practices.

Conclusion
We remain strongly committed to our pay for performance philosophy. As a result of the compensation program described above, the majority of each NEO’s compensation depends upon the achievement of our business goals. Our human capital management and compensation committee gives careful consideration to each core element of direct compensation for each NEO. The human capital management and compensation committee believes our NEO compensation program is effective in advancing our goals, reasonable in light of the programs of our peers, and responsible in encouraging our NEOs to strive for crucial innovation, business growth and outstanding stockholder returns, without promoting unnecessary or excessive risks.

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COMPENSATION COMMITTEE REPORT
The human capital management and compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the human capital management and compensation committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, our human capital management and compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC.
Respectfully submitted by the members of the human capital management and compensation committee of the board of directors:
Muktesh “Micky” Pant (Chair)
Raymond J. Lane
Kathy N. Waller
This report of the human capital management and compensation committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
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EXECUTIVE COMPENSATION
Summary Compensation Table
The following table provides information regarding the compensation awarded to, earned by and paid to each of our NEOs for the years indicated below:

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)(2)	STOCK AWARDS ($)(3)	OPTION AWARDS ($)(4)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(5)	ALL OTHER COMPENSATION ($)(6)	TOTAL ($)
Ethan Brown Founder, President and Chief Executive Officer	2021	500,000	—	2,792,590	3,095,683	180,000	4,352	6,572,625
	2020	500,000	—	2,286,988	2,543,337	—	3,000	5,333,325
	2019	500,000	—	—	7,257,451	250,000	3,000	8,010,451
Phil Hardin(7) Chief Financial Officer and Treasurer	2021	208,333	525,000	1,915,062	2,134,028	—	58,200	4,840,623
Mark J. Nelson(8) Former Chief Financial Officer and Treasurer	2021	154,307	—	—	—	72,030	13,013	239,350
	2020	365,000	—	1,185,874	1,318,023	—	3,000	2,871,897
Gary Schultz(9) Former Interim Principal Financial Officer; Former VP, Corporate Controller	2021	250,500	—	236,433	234,777	38,642	3,226	763,578
Doug Ramsey(10) Chief Operating Officer	2021	30,587	450,000	12,750,079	4,786,344	—	150	18,017,160
Bernie Adcock(11) Chief Supply Chain Officer	2021	25,758	650,000	2,500,021	2,815,509	—	—	5,991,288
Deanna Jurgens(12) Chief Growth Officer	2021	261,989	350,000	1,967,757	2,202,009	33,004	29,412	4,844,171
______________________
(1)    Represents base salaries earned by each of the NEOs for the year indicated, prorated based on applicable start dates or retirement dates during the year.
(2)    Amounts reported in this column represent: (a) for Mr. Hardin, the sum of (i) a one-time sign on cash bonus in the amount of $400,000 paid to Mr. Hardin in 2021 pursuant to his offer letter with us, which amount is subject to clawback under certain circumstances and (ii) a settling-in payment in the amount of $125,000 paid to Mr. Hardin in 2021 in recognition of moving his home from Washington to Southern California and pursuant to his offer letter with us, which amount is subject to clawback under certain circumstances; (b) for Mr. Ramsey, a sign on cash bonus in the amount of $450,000 paid to Mr. Ramsey in 2022 pursuant to his offer letter with us, which amount is subject to clawback under certain circumstances; (c) for Mr. Adcock, the sum of (i) a sign on cash bonus in the amount of $350,000 paid to Mr. Adcock in 2022 pursuant to his offer letter with us, which amount is subject to clawback under certain circumstances and (ii) a relocation payment in the amount of $100,000 and a settling-in payment in the amount of $200,000, in each case, paid in 2022 and in recognition of moving his home from Arkansas to Southern California and pursuant to his offer letter with us, which amounts are subject to clawback under certain circumstances; and (d) for Ms. Jurgens, a one-time sign on cash bonus in the amount of $350,000 paid to Ms. Jurgens in 2021 pursuant to her offer letter with us, which amount is subject to clawback under
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certain circumstances. For additional information, please see “Narrative Disclosure to Summary Compensation Table: Executive Employment Arrangements.”
(3)    The dollar amounts reported in this column represent the aggregate grant date fair value for financial statement reporting purposes of RSU awards granted under the 2018 Plan, as calculated in accordance with FASB ASC Topic 718. The grant date fair value of each RSU award is measured based on the closing price of our common stock on the date of grant excluding the impact of estimated forfeitures. These amounts do not represent the actual economic value that may be realized by the NEOs upon the vesting of the awards or the sale of the common stock underlying such awards. There can be no assurance that these reported amounts will ever be realized. For additional information on these awards, please see “Outstanding Equity Awards at 2021 Fiscal Year-End.”
(4)    The dollar amounts reported in this column represent the aggregate grant date fair value for financial statement reporting purposes of stock options granted under the 2018 Plan, as calculated in accordance with FASB ASC Topic 718. These amounts do not represent the actual economic value that may be realized by the NEOs upon the exercise of the awards or the sale of the common stock underlying such awards. There can be no assurance that these reported amounts will ever be realized. The valuation assumptions we used in calculating the fair value of these stock option awards are set forth in Note 10 to our consolidated financial statements included in our 2021 Form 10-K. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on these awards, please see “Outstanding Equity Awards at 2021 Fiscal Year-End.”
(5)    Amounts reported in this column for 2019 represent performance bonuses approved and paid in 2020, in recognition of 2019 performance under our Bonus Plan based on achievement of certain corporate performance goals and objectives, including net revenues, gross profit and cash balances. None of the NEOs received a performance bonus in recognition of 2020 performance under our Bonus Plan. Amounts reported in this column for 2021 represent performance bonuses approved (except as noted below) and paid in 2021 in recognition of performance in Q1 and Q2 of fiscal 2021 under our Bonus Plan based on achievement of certain corporate performance goals and objectives including market share, net revenues and Adjusted EBITDA, and in the case of Mr. Schultz, individual metrics, including a multiplier based on individual performance. Based on Mr. Nelson’s retirement date of May 5, 2021, the human capital management and compensation committee approved a prorated cash incentive payment to Mr. Nelson in the amount of $13,098 for Q2 of fiscal 2021. However, the non-prorated amount of $34,054 (which amount is included in this table) was inadvertently paid to Mr. Nelson. The company intends to seek reimbursement of the overpaid amount of $20,956. None of the NEOs received a performance bonus under our Bonus Plan in Q3 and Q4 of fiscal 2021.
(6)    Amounts reported in this column in 2019 and 2020 represent for Messrs. Brown and Nelson, $3,000 in company matching contributions under our 401(k) plan; and for 2021 represent (a) for Mr. Brown, the sum of (i) $3,000 in company matching contributions under our 401(k) plan, (ii) an electronics and work from home allowance in the amount of $1,250 and (iii) a vaccination payment in the amount of $102; (b) for Mr. Hardin, the sum of (i) $56,028 tax gross-up on the $125,000 settling-in payment paid in 2021, (ii) $1,469 in company matching contributions under our 401(k) plan, (iii) an electronics and work from home allowance in the amount of $600 and (iv) a vaccination payment in the amount of $102; (c) for Mr. Nelson, the sum of (i) $8,513 in COBRA premiums paid on his behalf by the company in 2021 pursuant to the retirement agreement between Mr. Nelson and the company dated as of February 28, 2021, (ii) $1,000 severance payment pursuant to his retirement agreement, (iii) $3,000 in company matching contributions under our 401(k) plan, and (iv) an electronics and work from home allowance in the amount of $500; (d) for Mr. Schultz, the sum of (i) an electronics and work from home allowance in the amount of $1,250, (ii) a medical waiver reimbursement in the amount of $225 and (iii) a vaccination payment in the amount of $101; (e) for Mr. Ramsey, a medical waiver reimbursement in the amount of $150; and (f) for Ms. Jurgens, the sum of (i) $25,560 in commuting expenses, including airfare, lodging, ground transportation and other expenses incurred in connection with commuting from Ms. Jurgens’ personal residence to the company’s headquarters, (ii) $3,000 in company matching contributions under our 401(k) plan, (iii) an electronics and work from home allowance in the amount of $750 and (iv) a vaccination payment in the amount of $102.
(7)    Mr. Hardin was not a named executive officer prior to fiscal 2021 and, as a result, no disclosure is made for fiscal 2020 and fiscal 2019 in accordance with SEC rules. Amounts shown in the table for Mr. Hardin exclude a relocation payment for up to $150,000 and gross-up thereon pursuant to Mr. Hardin’s offer letter with us. For additional information, please see “Narrative Disclosure to Summary Compensation Table: Executive Employment Arrangements: Phil Hardin.”
(8)    Mr. Nelson was not a named executive officer prior to fiscal 2020 and, as a result, no disclosure is made for fiscal 2019 in accordance with SEC rules.
(9)    Mr. Schultz was not a named executive officer prior to fiscal 2021 and, as a result, no disclosure is made for fiscal 2020 and fiscal 2019 in accordance with SEC rules.
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(10) Mr. Ramsey was not a named executive officer prior to fiscal 2021 and, as a result, no disclosure is made for fiscal 2020 and fiscal 2019 in accordance with SEC rules. Amounts shown in the table for Mr. Ramsey exclude (a) an additional sign-on cash bonus equal to $275,000 payable within 30 days following his first annual anniversary of his start date pursuant to the terms of his offer letter with us, and (b) a non-qualified deferred compensation supplemental executive retirement plan contribution in the amount of $1.0 million for Mr. Ramsey’s benefit, provided that such contribution is subject to vesting based on Mr. Ramsey’s continuous employment with the company in equal annual installments over a five-year vesting period.
(11) Mr. Adcock was not a named executive officer prior to fiscal 2021 and, as a result, no disclosure is made for fiscal 2020 and fiscal 2019 in accordance with SEC rules. Amounts shown in the table for Mr. Adcock exclude an additional sign-on cash bonus equal to $100,000 payable within 30 days following his first annual anniversary of his start date pursuant to the terms of his offer letter with us.
(12) Ms. Jurgens was not a named executive officer prior to fiscal 2021 and, as a result, no disclosure is made for fiscal 2020 and fiscal 2019 in accordance with SEC rules.

Narrative Disclosure to Summary Compensation Table
Executive Employment Arrangements
Each of our named executive officers is an at-will employee. Following is a description of the key terms of the employment agreements and offer letters (as applicable) with Messrs. Brown, Hardin, Ramsey, Adcock and Schultz and Ms. Jurgens.
Ethan Brown
In January 2019, we entered into an amended and restated employment agreement with Mr. Brown. Pursuant to this agreement, Mr. Brown’s annual base salary was initially set at $500,000 and he is eligible for an annual target bonus opportunity which, for 2019, was 50% of his base salary, and certain change in control benefits. In February 2020, our human capital management and compensation committee increased this annual target bonus opportunity to 100% of Mr. Brown’s base salary in light of competitive peer group data as well as other factors taken into account by our human capital management and compensation committee. For additional information on the severance benefits to which Mr. Brown is entitled, please see “Potential Payments Upon Termination or Change in Control.”
Phil Hardin
In June 2021, we entered into an offer letter with Mr. Hardin. Pursuant to the offer letter, Mr. Hardin’s annual base salary was initially set at $440,000, and he is eligible for an annual target bonus opportunity which, for 2021, was 60% of his base salary, prorated based on the number of days he was employed by us in 2021. For additional information on the severance benefits to which Mr. Hardin is entitled, please see “Potential Payments Upon Termination or Change in Control.”
In connection with the commencement of Mr. Hardin’s employment, we paid Mr. Hardin (a) a cash sign-on bonus of $400,000 and (b) a one time “settling-in” payment in the amount of $125,000 and gross up thereon, both in 2021 and subject to prorated repayment in the event that Mr. Hardin’s employment terminates for any reason prior to the one-year anniversary of his start date. Mr. Hardin is also entitled to reimbursement of relocation related expenses up to an aggregate amount of $150,000 and gross up thereon, upon timely submission of appropriate receipts.
Pursuant to the offer letter, Mr. Hardin is also entitled to receive (i) certain equity awards which were granted in 2021 and are set forth below in the “Grants of Plan-Based Awards in 2021" table, as well as (ii) additional stock options and RSUs, in each case, having a target value of $1.5 million. The additional equity awards are subject to approval of our human capital management and compensation committee and the executive’s continuous employment through the grant date, will be granted at the same time each calendar year that our human capital management and compensation committee approves annual refresh equity awards for other similarly situated executives and will be subject to a four-year vesting schedule based on continuous service following the grant date.
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Doug Ramsey
In November 2021, we entered into an offer letter with Mr. Ramsey. Pursuant to the offer letter, Mr. Ramsey’s annual base salary was initially set at $475,000, and he is eligible for an annual target bonus opportunity which, for 2021, was 100% of his base salary, prorated based on the number of days he was employed by us in 2021. For additional information on the severance benefits to which Mr. Ramsey is entitled, please see “Potential Payments Upon Termination or Change in Control.”
In connection with the commencement of Mr. Ramsey’s employment, we paid Mr. Ramsey a cash sign-on bonus of $450,000 in 2022, which is subject to prorated repayment in the event that Mr. Ramsey’s employment terminates for any reason prior to the one-year anniversary of his start date. In addition, pursuant to the offer letter, Mr. Ramsey is entitled to receive an additional sign-on cash bonus equal to $275,000 within 30 days following his first annual anniversary of his start date, which is subject to his continued employment through the payment date and prorated repayment in the event that Mr. Ramsey’s employment terminates for any reason prior to the two-year anniversary of his start date. The company has also agreed to adopt a non-qualified deferred compensation supplemental executive retirement plan and contribute $1.0 million for Mr. Ramsey’s benefit; provided that such contribution is subject to vesting based on Mr. Ramsey’s continuous employment with the company in equal annual installments over a five-year period.
Pursuant to the offer letter, Mr. Ramsey is also entitled to receive (i) certain equity awards which were granted in 2021 and are set forth below in the “Grants of Plan-Based Awards in 2021” table, as well as (ii) additional stock options and RSUs, in each case, having a target value of $1.75 million, beginning in 2025. The additional equity awards are subject to approval of our human capital management and compensation committee and the executive’s continuous employment through the grant date, will be granted at the same time each calendar year that our human capital management and compensation committee approves annual refresh equity awards for other similarly situated executives and will be subject to a four-year vesting schedule based on continuous service following the grant date.
Bernie Adcock
In November 2021, we entered into an offer letter with Mr. Adcock. Pursuant to the offer letter, Mr. Adcock’s annual base salary was initially set at $400,000, and he is eligible for an annual target bonus opportunity starting in 2022, at 75% of his base salary. For additional information on the severance benefits to which Mr. Adcock is entitled, please see “Potential Payments Upon Termination or Change in Control.”
In connection with the commencement of Mr. Adcock’s employment, we paid Mr. Adcock (a) a cash sign-on bonus of $350,000, (b) a one-time “settling-in” payment of $200,000, and (c) a relocation payment of $100,000, in each case in 2022, which are each subject to prorated repayment in the event that Mr. Adcock’s employment terminates for any reason prior to the one-year anniversary of his start date. In addition, pursuant to his offer letter, Mr. Adcock is also entitled to an additional sign-on cash bonus equal to $100,000 within 30 days following the first annual anniversary of his start date, subject to clawback on a prorated basis if Mr. Adcock terminates employment with the company for any reason prior to the two-year anniversary of his start date.
Pursuant to the offer letter, Mr. Adcock is also entitled to receive (i) certain equity awards which were granted in 2021 and are set forth below in the “Grants of Plan-Based Awards in 2021” table, as well as (ii) additional stock options and RSUs, in each case, having a target value of $1.25 million. The additional equity awards are subject to approval of our human capital management and compensation committee and the executive’s continuous employment through the grant date, will be granted at the same time each calendar year that our human capital management and compensation committee approves annual refresh equity awards for other similarly situated executives and will be subject to a four-year vesting schedule based on continuous service following the grant date.
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Deanna Jurgens
In April 2021, we entered into an offer letter with Ms. Jurgens. Pursuant to the offer letter, Ms. Jurgens’ annual base salary was initially set at $435,000, and she is eligible for an annual target bonus opportunity which, for 2021, was 100% of her base salary, prorated based on the number of days she was employed by us in 2021. For additional information on the severance benefits to which Ms. Jurgens is entitled, please see “Potential Payments Upon Termination or Change in Control.”
In connection with the commencement of Ms. Jurgens’ employment, we paid Ms. Jurgens a one-time cash sign-on bonus of $350,000 in 2021, which is subject to prorated repayment in the event that Ms. Jurgens’ employment terminates for any reason prior to the one-year anniversary of her start date.
Pursuant to the offer letter, Ms. Jurgens is also entitled to receive certain equity awards which were granted in 2021 and are set forth below in the “Grants of Plan-Based Awards in 2021” table.
Gary Schultz
In September 2014, we entered into an offer letter with Mr. Schultz which provides for base salary and bonus. From January 1, 2021 through March 31, 2021, Mr. Schultz’s base salary was $230,000; (ii) on April 1, 2021, Mr. Schultz’s base salary was increased to $251,000; and (iii) on June 16, 2021, Mr. Schultz’s base salary was increased to $260,000. In 2021, he was eligible for an annual target bonus opportunity of 30% of his base salary, which was subject to a mix of corporate and individual metrics, including a multiplier based on individual performance. Mr. Schultz retired from the company effective April 1, 2022, following which he has agreed to provide certain consulting services to the company pursuant to a consulting agreement.
On April 1, 2022, the company and Mr. Schultz entered into a consulting agreement (the “Schultz Consulting Agreement”) setting forth the terms of consulting services Mr. Schultz will provide to the company following his retirement. Pursuant to the Schultz Consulting Agreement, Mr. Schultz will provide certain consulting services to the company for cash compensation between April 1, 2022 and December 31, 2022, with an option to renew and subject to earlier termination pursuant to the terms of the Schultz Consulting Agreement. Outstanding equity awards previously granted to Mr. Schultz will continue to vest for so long as he continues to provide consulting services to the company pursuant to the Schultz Consulting Agreement.
401(k) Plan
We maintain a defined contribution retirement plan for our eligible U.S. employees. Participants may make pre‑tax contributions to the plan from their eligible earnings, and we may make matching contributions and profit sharing contributions to eligible participants, in each case, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code (the “Code”). Effective January 1, 2022, we increased matching contributions under the 401(k) plan to a safe harbor match of 100% of the first 4% of employee contributions. We previously offered, including in 2021, matching contributions under the 401(k) plan equal to up to 50% of employee contribution to a maximum of $3,000. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. The plan is intended to be qualified under Section 401(a) of the Code, and the plan’s trust is intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified 401(k) plan, contributions to the 401(k) plan and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. Messrs. Brown and Nelson and Ms. Jurgens received company matching contributions of $3,000 in 2021, and Mr. Hardin received company matching contributions of $1,469 in 2021.
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CEO Pay Relative to Median Pay of our Employees
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are required to provide the ratio of annual total compensation of Mr. Brown, our Chief Executive Officer, for fiscal year 2021, to the annual total compensation of our median employee. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For fiscal year 2021, the ratio of annual total compensation of the CEO to the median employee is 91:1.
In accordance with Item 402(u), we used the following methodology to identify our median employee in 2021:
•We collected the annual base salaries and target annual incentives of all regular full-time and part-time employees globally as of December 15, 2021;
•We converted all international currencies into US dollars; and
•We used annual target total cash compensation (inclusive of base salary and annual cash incentives at target) as of December 15, 2021 as our consistently applied compensation measure to identify a small group of employees with the same target total cash compensation, all of whom are at about the median of all our employees. We then selected the individual whose actual fiscal 2021 compensation was closest to the average of this group.

We then calculated fiscal year 2021 annual total compensation for both Mr. Brown and the median employee using the same definition set forth in the “Summary Compensation Table” within the “Executive Compensation” section. The ratio was then determined by dividing the total compensation as calculated in the “Summary Compensation Table” within the “Executive Compensation” section for Mr. Brown by the total compensation for the median employee.

POSITION	SALARY	ANNUAL INCENTIVES	EQUITY AWARDS	ALL OTHER COMPENSATION	TOTAL
Chief Executive Officer	$500,000	$180,000	$5,888,273	$4,352	$6,572,625
Median Employee	$63,120	$3,236	$4,000	$2,013	$72,369
				Pay Ratio:	91:1

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Grants of Plan-Based Awards in 2021
The following table shows for the year ended December 31, 2021, certain information regarding grants of plan-based awards to our NEOs.

NAME	GRANT DATE(1)	ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(2)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)(3)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)(4)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(5)
Ethan Brown	03/12/2021	19,604	—	—	2,792,590
	03/12/2021	—	39,208	142	3,095,683
Phil Hardin	08/09/2021	14,388	—	—	1,875,044
	12/13/2021	631	—	—	40,018
	08/09/2021	—	28,776	130.32	2,091,972
	12/13/2021	—	1,262	63.42	42,056
Mark J. Nelson	—	—	—	—	—
	—	—	—	—	—
Gary Schultz	03/12/2021	892	—	—	127,065
	08/09/2021	647	—	—	84,317
	12/13/2021	395	—	—	25,051
	03/12/2021	—	1,783	142.45	140,777
	08/09/2021	—	1,293	130.32	93,999
Doug Ramsey	12/10/2021	65,882	—	—	4,250,048
	12/10/2021	131,763	—	—	8,500,031
	12/10/2021	—	131,763	64.51	4,786,344
Bernie Adcock	12/10/2021	38,754	—	—	2,500,021
	12/10/2021	—	77,508	64.51	2,815,509
Deanna Jurgens	08/09/2021	8,078	—	—	1,052,725
	12/10/2021	13,564	—	—	875,014
	12/13/2021	631	—	—	40,018
	08/09/2021	—	16,156	130.32	1,174,517
	12/10/2021	—	27,128	64.51	985,435
	12/13/2021	—	1,262	63.42	42,056
______________________
(1)    The grant date is also the date of approval for all awards shown in the table.
(2)    The stock options granted to Mr. Brown on March 12, 2021 vest and become exercisable as to 1/48th of the total number of shares subject to the option award on the one-month anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and will become fully vested on March 12, 2025; The stock options granted to Mr. Hardin on August 9, 2021 vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the one-year anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and will become fully vested on July 12, 2025; The stock options granted to Mr. Hardin on December 13, 2021 vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the six-month anniversary of the vesting commencement date and 1/4th of the total number of shares subject to the option award each six months thereafter and will become fully vested on December 13, 2023; The stock options granted to Mr. Schultz on March 12, 2021 vest and become exercisable as to 1/48th of the total number of shares subject to the option award on the one-month anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and will become fully vested on March 12, 2025; The stock options granted to Mr. Schultz on August 9, 2021 vest and become exercisable as to 1/48th of the total number of shares subject to the option award on each monthly anniversary of the vesting commencement date and will become fully vested on June 16, 2025; The stock options granted to Mr. Ramsey on December 10, 2021 vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the one-year anniversary of
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the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and will become fully vested on December 8, 2025; The stock options granted to Mr. Adcock on December 10, 2021 vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the one-year anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and will become fully vested on December 8, 2025; The stock options granted to Ms. Jurgens on August 9, 2021 vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the one-year anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and will become fully vested on May 25, 2025; The stock options granted to Ms. Jurgens on December 10, 2021 vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the one-year anniversary of the vesting commencement date and 1/48th of the total number of shares subject to the option award each month thereafter and will become fully vested on May 25, 2025; The stock options granted to Ms. Jurgens on December 13, 2021 vest and become exercisable as to 1/4th of the total number of shares subject to the option award on the six-month anniversary of the vesting commencement date and 1/4th of the total number of shares subject to the option award each six months thereafter and will become fully vested on December 13, 2023. Each award is subject to the NEO’s continued employment through the applicable vesting date for each respective person and except for the awards granted to Mr. Schultz, each award is subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
(3)    The RSUs granted to Mr. Brown on March 12, 2021 vest as to 1/16th of the total number of shares subject to the RSU awards on the three-month anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter, and will become fully vested on March 12, 2025; The RSUs granted to Mr. Hardin on August 9, 2021 vest as to 1/4th of the total number of shares subject to the RSU award on the one-year anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter and will become fully vested on July 12, 2025; The RSUs granted to Mr. Hardin on December 13, 2021 vest as to 1/4th of the total number of shares subject to the RSU award on the six-month anniversary of the vesting commencement date and 1/4th of the total number of shares subject to the RSU award each six months thereafter and will become fully vested on December 13, 2023; The RSUs granted to Mr. Schultz on March 12, 2021 vest as to 1/16th of the total number of shares subject to the RSU awards on the three-month anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter, and will become fully vested on March 12, 2025; The RSUs granted to Mr. Schultz on August 9, 2021 vest as to 1/16th of the total number of shares subject to the RSU award on each quarterly anniversary of the vesting commencement date and will become fully vested on June 16, 2025; The RSUs granted to Mr. Schultz on December 13, 2021 vest as to 1/4th of the total number of shares subject to the RSU award on the six-month anniversary of the vesting commencement date and 1/4th of the total number of shares subject to the RSU award each six months thereafter and will become fully vested on December 13, 2023; 65,882 of the RSUs granted to Mr. Ramsey on December 10, 2021 vest as to 1/4th of the total number of shares subject to the RSU award on the one-year anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter and will become fully vested on December 8, 2025; 131,763 of the RSUs granted to Mr. Ramsey on December 10, 2021 vest as to 1/8th of the total number of shares subject to the RSU award on the three-month anniversary of the vesting commencement date and 1/8th of the total number of shares subject to the RSU award each three-month anniversary thereafter and will become fully vested on December 8, 2023; The RSUs granted to Mr. Adcock on December 10, 2021 vest as to 1/4th of the total number of shares subject to the RSU award on the one-year anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter and will become fully vested on December 8, 2025; The RSUs granted to Ms. Jurgens on August 9, 2021 vest as to 1/4th of the total number of shares subject to the RSU award on the one-year anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter and will become fully vested on May 25, 2025; The RSUs granted to Ms. Jurgens on December 10, 2021 vest as to 1/4th of the total number of shares subject to the RSU award on the one-year anniversary of the vesting commencement date and 1/16th of the total number of shares subject to the RSU award each quarter thereafter and will become fully vested on May 25, 2025; The RSUs granted to Ms. Jurgens on December 13, 2021 vest as to 1/4th of the total number of shares subject to the RSU award on the six-month anniversary of the vesting commencement date and 1/4th of the total number of shares subject to the RSU award each six months thereafter and will become fully vested on December 13, 2023. Each award is subject to the continued employment through the applicable vesting date for each respective person and except for the awards granted to Mr. Schultz, each award is subject to acceleration in the event of certain terminations of employment in connection with a change in control of our company.
(4)    The exercise price of the stock option awards is equal to the closing price of our common stock as quoted on the Nasdaq Global Select Market on the grant date.
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(5)    The dollar amounts shown in this column represent the aggregate grant date fair values for financial statement reporting purposes of RSU awards and stock options granted in 2021 under the 2018 Plan as calculated in accordance with FASB ASC Topic 718. These amounts do not represent the actual economic value that may be realized by the NEOs upon the exercise of the awards or the sale of the common stock underlying such awards. There can be no assurance that these reported amounts will ever be realized. The valuation assumptions we used in calculating the fair value of the stock option awards are set forth in Note 10 to our consolidated financial statements included in our 2021 Form 10-K.

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Outstanding Equity Awards at 2021 Fiscal Year-End
The following table provides information regarding the unexercised stock options and unvested RSUs held by each NEO as of December 31, 2021:
Outstanding Equity Awards at 2021 Fiscal Year-End

	OPTION AWARDS(1)				STOCK AWARDS(1)
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (#)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE (#)	OPTION EXERCISE PRICE ($)(2)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(3)
Ethan Brown	201,280(4)	—	0.65	8/25/2023	—	—
	966,006(5)	—	0.93	1/21/2025	—	—
	301,960(6)	—	0.95	7/19/2026	—	—
	332,157(7)	—	3.00	5/29/2028	—	—
	348,749(8)	191,251(8)	25.00	4/30/2029	—	—
	20,822(9)	26,774(9)	96.10	3/2/2030	—	—
	7,351(10)	31,857(10)	142.45	3/12/2031	—	—
	—	—	—	—	13,387(11)	872,297
	—	—	—	—	15,929(12)	1,037,934
Phil Hardin	—	28,776(13)	130.32	8/9/2031	—	—
	—	1,262(14)	63.42	12/13/2031	—	—
	—	—	—	—	14,388(15)	937,522
	—	—	—	—	631(16)	41,116
Mark J. Nelson	4,132(7)	—	3.00	5/29/2028	—	—
	13,625(8)	72,605(8)	25.00	4/30/2029	—	—
	3,425(9)	13,883(9)	96.10	3/2/2030	—	—
	—	—	—	—	6,942(11)	452,341
Gary Schultz	6,667(17)	—	0.93	12/21/2024	—	—
	1,265(18)	—	0.95	7/19/2026	—	—
	6,667(19)	—	0.95	7/19/2026	—	—
	10,000(20)	—	1.56	5/3/2027	—	—
	5,510(21)	640(21)	3.00	5/16/2028	—	—
	2,112(22)	554(22)	17.03	10/23/2028	—	—
	465(23)	712(23)	122.66	5/7/2030	—	—
	334(10)	1,449(10)	142.45	3/12/2031	—	—
	159(24)	1,134(24)	130.32	8/9/2031	—	—
	—	—	—	—	369(25)	24,044
	—	—	—	—	725(12)	47,241
	—	—	—	—	567(26)	36,946
	—	—	—	—	395(16)	25,738
Doug Ramsey	—	131,763(27)	64.51	12/10/2031	—	—
					65,882(28)	4,292,871
	—	—	—	—	131,763(29)	8,585,677
Bernie Adcock		77,508(27)	64.51	12/10/2031	—	—
	—	—	—	—	38,754(28)	2,525,211
Deanna Jurgens	—	16,156(30)	130.32	8/9/2031	—	—
	—	27,128(30)	64.51	12/10/2031	—	—
	—	1,262(14)	63.42	12/13/2031	—	—
	—	—	—	—	8,078(31)	526,362
	—	—	—	—	13,564(31)	883,830
	—	—	—	—	631(16)	41,116
______________________
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EXECUTIVE COMPENSATION
(1)    Equity awards granted prior to April 30, 2019 were granted under our 2011 Equity Incentive Plan ("2011 Plan") and equity awards granted on or after April 30, 2019 were granted under our 2018 Plan. Our 2011 Plan was amended and restated as our 2018 Plan, which became effective on April 30, 2019, the day immediately prior to the date on which our registration statement in connection with our IPO was declared effective by the SEC. The terms of the 2011 Plan continue to govern the terms and conditions of the outstanding awards previously granted thereunder. All vesting is subject to the individual’s continuous service with us through the vesting dates and the potential vesting acceleration described below under “Potential Payments Upon Termination or Change in Control.”
(2)    Option exercise price for awards granted prior to April 30, 2019 under the 2011 Plan represents the fair market value of a share of our common stock as determined by our board of directors in accordance with Section 409A of the Code or, in the case of incentive stock options, in compliance with Section 422 of the Code. Option exercise price for awards granted on May 1, 2019 is $25.00 per share, which was equal to the initial public offering price of our common stock in the IPO. Option exercise price for awards granted after May 1, 2019 is based on the closing sales price for our common stock on the Nasdaq Global Select Market on the date of grant.
(3)    The market value of unvested awards is calculated by multiplying the number of unvested shares held by the applicable NEO by the closing sales price of our common stock on December 31, 2021, the last trading day of the year, which was $65.16.
(4)    One-fourth of the shares subject to this stock option vested on May 26, 2014 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2021.
(5)    One-fourth of the shares subject to this stock option vested on June 19, 2015 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2021.
(6)    One-fourth of the shares subject to this stock option vested on July 20, 2017 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2021.
(7)    One-fourth of the shares subject to this stock option vested on August 3, 2018 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2021.
(8)    One-fourth of the shares subject to this stock option vested on May 1, 2020 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.
(9)    One-forty eighth of the shares subject to this stock option vested on April 2, 2020 and the remainder of the grant vested or will vest in forty-seven equal monthly installments thereafter.
(10)    One-forty-eighth of the shares subject to this stock option vested on April 12, 2021 and the remainder of the grant vested or will vest in forty-seven equal monthly installments thereafter.
(11)    One-sixteenth of the shares subject to this RSU grant vested on June 2, 2020 and the remainder of the grant vested or will vest in fifteen equal quarterly installments thereafter.
(12)    One-sixteenth of the shares subject to this RSU grant vested on June 12, 2021 and the remainder of the grant vested or will vest in fifteen equal quarterly installments thereafter.
(13)    One-fourth of the shares subject to this stock option will vest on July 12, 2022 and the remainder of the grant will vest in thirty-six equal monthly installments thereafter.
(14)    One-fourth of the shares subject to this stock option will vest on June 13, 2022 and the remainder of the grant will vest in three equal half-yearly installments thereafter.
(15)    One-fourth of the shares subject to this RSU grant will vest on July 12, 2022 and the remainder of the grant will vest in 12 equal quarterly installments thereafter.
(16)    One-fourth of the shares subject to this RSU grant will vest on June 13, 2022 and the remainder of the grant will vest in three equal half-yearly installments thereafter.
(17)    One-fourth of the shares subject to this stock option vested on September 24, 2015 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2021.
(18)    One-fourth of the shares subject to this stock option vested on February 4, 2017 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2021.
(19)    One-fourth of the shares subject to this stock option vested on July 20, 2017 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2021.
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(20)    One-fourth of the shares subject to this stock option vested on May 1, 2018 and the remainder of the grant vested in thirty-six equal monthly installments thereafter. This stock option was fully vested as of December 31, 2021.
(21)    One-fourth of the shares subject to this stock option vested on May 17, 2019 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.
(22)    One-fourth of the shares subject to this stock option vested on October 24, 2019 and the remainder of the grant vested or will vest in thirty-six equal monthly installments thereafter.
(23)    One-forty-eighth of the shares subject to this stock option vested on June 7, 2020 and the remainder vested or will vest in forty-seven equal monthly installments thereafter.
(24)    One-forty-eighth of the shares subject to this stock option vested on July 16, 2021 and the remainder vested or will vest in forty-seven equal monthly installments thereafter.
(25)    One-sixteenth of the shares subject to this RSU grant vested on August 7, 2020 and the remainder vested or will vest in fifteen equal quarterly installments thereafter.
(26)    One-sixteenth of the shares subject to this RSU grant vested on September 16, 2021 and the remainder vested or will vest in fifteen equal quarterly installments thereafter.
(27) One-fourth of the shares subject to this stock option will vest on December 8, 2022 and the remainder of the grant will vest in thirty-six equal monthly installments thereafter.
(28)    One-fourth of the shares subject to this RSU grant will vest on December 8, 2022 and the remainder of the grant will vest in twelve equal quarterly installments thereafter.
(29)    One-eighth of the shares subject to this RSU grant vested on March 8, 2022 and the remainder of the grant will vest in seven equal quarterly installments thereafter.
(30)    One-fourth of the shares subject to this stock option will vest on May 25, 2022 and the remainder of the grant will vest in thirty-six equal monthly installments thereafter.
(31)    One-fourth of the shares subject to this RSU grant will vest on May 25, 2022 and the remainder of the grant will vest in twelve equal quarterly installments thereafter.

Option Exercises and Stock Vested in 2021
The following table provides information regarding the stock option exercises and stock vested for each NEO during the year ended December 31, 2021:

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)(1)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(2)
Ethan Brown	—	—	9,624	1,110,340
Phil Hardin	—	—	—	—
Mark J. Nelson	53,555	4,601,793	3,084	367,382
Gary Schultz	—	—	394	42,332
Doug Ramsey	—	—	—	—
Bernie Adcock	—	—	—	—
Deanna Jurgens	—	—	—	—
______________________
(1)The value realized on exercise represents the difference between the market price per share of our common stock at the time of exercise and the exercise price per share of the stock option.
(2)The value realized upon vesting of RSUs is calculated by multiplying the number of shares vested by the closing price of our common stock on the vest date.

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EXECUTIVE COMPENSATION

Fiscal Year 2021 Pension Benefits
Aside from our 401(k) plan, we do not maintain any pension plan or arrangement under which our NEOs are entitled to participate in or receive post-retirement benefits.
Fiscal Year 2021 Nonqualified Deferred Compensation
We do not currently maintain any nonqualified deferred compensation plans or arrangements under which our NEOs are entitled to participate. However, pursuant to Mr. Ramsey’s offer letter, the company has agreed to adopt a non-qualified deferred compensation supplemental executive retirement plan for his benefit.
Potential Payments Upon Termination or Change in Control
Certain NEOs are entitled to certain payments under an employment agreement, consulting agreement or change in control severance agreement in the event such NEOs experience a qualifying termination or change in control.
Estimated Termination and Change in Control Payments for Current Named Executive Officers
The table below provides information regarding the estimated value that may be realized by each of the NEOs in the event of the following:
•Termination other than for cause or resignation for good reason;
•Change in control where equity awards are assumed or substituted;
•Change in control where equity awards are not assumed or substituted; and
•Termination other than for cause or resignation for good reason in connection with a change in control.
The table does not include any information regarding the benefits available generally to salaried employees, such as distributions under our 401(k) plan. The NEOs are not entitled to receive payments or benefits upon a termination of employment due to death or disability that are not available generally to salaried employees.
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EXECUTIVE COMPENSATION
The amounts shown below assume that the applicable termination event or change in control event occurred on December 31, 2021. The amounts with respect to the unvested options and RSUs are based on the closing sales price of our common stock on December 31, 2021, the last trading day of the year, which was $65.16.

NAME	TYPE OF AWARD/PLAN	TERMINATION OTHER THAN FOR CAUSE OR RESIGNATION FOR GOOD REASON ($)	CHANGE IN CONTROL WHERE AWARDS ARE ASSUMED ($)	CHANGE IN CONTROL WHERE AWARDS ARE NOT ASSUMED ($)(1)(2)	TERMINATION OTHER THAN FOR CAUSE OR RESIGNATION FOR GOOD REASON IN CONNECTION WITH A CHANGE IN CONTROL ($)(2)(3)
Ethan Brown	Severance	—	—	—	750,000
	COBRA	—	—	—	38,437
	Options(4)	—	—	7,680,640	7,680,640
	RSUs(4)	—	—	1,910,231	1,910,231
Phil Hardin	Severance	—	—	—	440,000
	COBRA	—	—	—	29,265
	Options(4)	—	—	2,196	2,196
	RSUs(4)	—	—	978,638	978,638
Mark J. Nelson(5)	Severance	—	—	—	—
	COBRA	—	—	—	—
	Options(4)	—	—	2,915,817	2,915,817
	RSUs(4)	—	—	452,341	452,341
Gary Schultz(6)	Severance	—	—	—	—
	COBRA	—	—	—	—
	Options(4)	—	—	—	—
	RSUs(4)	—	—	—	—
Doug Ramsey	Severance	—	—	—	475,000
	COBRA	—	—	—	0
	Options(4)	—	—	85,646	85,646
	RSUs(4)	—	—	12,878,548	12,878,548
Bernie Adcock	Severance	—	—	—	400,000
	COBRA	—	—	—	20,368
	Options(4)	—	—	50,380	50,380
	RSUs(4)	—	—	2,525,211	2,525,211
Deanna Jurgens	Severance	—	—	—	435,000
	COBRA	—	—	—	34,140
	Options(4)	—	—	19,829	19,829
	RSUs(4)	—	—	1,451,309	1,451,309
______________________
(1)Each change in control severance agreement (or employment agreement in the case of Mr. Brown) provides that if the successor to the company or any affiliate of such successor does not agree to assume, substitute or otherwise continue any then outstanding equity awards at the time of a change in control, then 100% of the then-unvested shares subject to the equity awards will fully vest and, if applicable, become exercisable, as of immediately prior to, and contingent upon, the consummation of such change in control, regardless of whether the executive’s employment with the company (or any parent, subsidiary or successor of the company) continues or terminates unless such termination is due to the executive’s resignation without good reason or by the company for cause.
(2)Each change in control severance agreement contains a “better after-tax” provision, which provides that if any of the payments to the executive constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to the executive, whichever results in the executive receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code. The amounts set forth in this table do not reflect the application of the “better after-tax” provision.
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EXECUTIVE COMPENSATION
(3)Each change in control severance agreement (or employment agreement in the case of Mr. Brown) provides that if, within the period beginning three months prior to, and ending eighteen months following, a change in control (as defined in the applicable agreement), the company (or any parent, subsidiary or successor of the company) terminates such executive’s employment without cause or such officer resigns for good reason (as such terms are defined in the applicable agreement), such executive will be entitled to receive (i) a lump-sum cash payment equal to eighteen months of his then-current base salary in the case of Mr. Brown and twelve months of his or her then-current base salary in the case of Messrs. Hardin, Ramsey, Adcock and Ms. Jurgens, (ii) a lump-sum cash payment equal to the COBRA premiums that would be due for COBRA coverage (assuming such coverage is elected) for a period of eighteen months in the case of Mr. Brown and twelve months in the case of Messrs. Hardin, Ramsey, Adcock and Ms. Jurgens, and (iii) 100% immediate vesting acceleration of all of the shares of our common stock underlying any then-outstanding unvested stock options and other unvested equity awards that are subject to time-based vesting.
(4)The value for stock option awards is calculated by multiplying (i) the number of unvested shares that would be subject to an acceleration of vesting by (ii) the difference between $65.16 (the per share closing stock price on December 31, 2021) and the exercise price of the applicable stock options. The value for RSU awards is calculated by multiplying (i) the number of unvested shares that would be subject to an acceleration of vesting by (ii) $65.16 (the per share closing stock price on December 31, 2021).
(5)Mr. Nelson retired from the company on May 5, 2021. In consideration for the release of claims and other covenants in his retirement agreement, Mr. Nelson received a lump sum cash payment equal to $1,000, and the company agreed to pay the cost of monthly COBRA premiums for Mr. Nelson and his dependents for up to eighteen months. Mr. Nelson’s retirement from the company did not qualify as a termination of employment without cause or for good reason under the terms of his change in control severance agreement.
The following table summarizes the approximate value of the benefits Mr. Nelson will receive in connection with his retirement.

Severance Pay ($)	COBRA Premiums ($)

$1,000	$ 25,540(a)
______________________
(a)Amount reflects eighteen months of COBRA premiums.
Pursuant to his consulting agreement with the company, Mr. Nelson will receive 100% vesting acceleration of all of the shares of our common stock underlying any then-outstanding unvested equity awards if (i) the company terminates Mr. Nelson’s consulting services other than for cause, (ii) Mr. Nelson terminates the consulting services as a result of the company’s material breach or (iii) there is a change in control. For additional information, please see “Nelson Retirement and Consulting Agreements.”
(6)Mr. Schultz does not have a change in control severance agreement with the company.

Nelson Retirement and Consulting Agreements
On February 28, 2021, the company and Mr. Nelson entered into a retirement agreement (the “Retirement Agreement”) setting forth the terms of his retirement and a consulting agreement (the “Nelson Consulting Agreement”) setting forth the terms of consulting services Mr. Nelson will provide to the company following his retirement.
Pursuant to the Retirement Agreement, Mr. Nelson continued as a full-time employee of the company, receiving the same base salary and benefits until his retirement on May 5, 2021. In consideration for the release of claims and other covenants in the Retirement Agreement, Mr. Nelson received a lump sum cash payment equal to $1,000, and the company agreed to pay the cost of monthly COBRA premiums for Mr. Nelson and his dependents for up to eighteen months. Mr. Nelson’s retirement from the company did not qualify as a termination of employment without cause or for good reason under the terms of his change in control severance agreement (regardless of whether the company at any time undergoes a change in control), and Mr. Nelson was not entitled to any severance under the change in control severance agreement or under any other severance program or agreement in connection with his retirement from the company.
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EXECUTIVE COMPENSATION
Pursuant to the Nelson Consulting Agreement, Mr. Nelson will provide certain consulting services to the company between May 6, 2021 and May 5, 2023, subject to earlier termination pursuant to the terms of the Nelson Consulting Agreement. Outstanding equity awards previously granted to Mr. Nelson will continue to vest for so long as he continues to provide consulting services to the company pursuant to the Nelson Consulting Agreement. If (i) the company terminates Mr. Nelson’s consulting services other than for cause (as set forth in the Nelson Consulting Agreement) or (ii) Mr. Nelson terminates the consulting services as a result of the company’s material breach (as defined in the Nelson Consulting Agreement), then, in either case, any then outstanding equity awards previously granted to Mr. Nelson will be amended to provide that the vesting of all such awards will immediately accelerate in full. Further, in the event of a change in control, the consulting services will terminate prior to, and contingent upon, the consummation of the change in control, and any then outstanding equity awards previously granted to Mr. Nelson will be amended to provide that the vesting of all such awards will immediately accelerate in full.
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EXECUTIVE COMPENSATION
Equity Compensation Plan Information
Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth information concerning our equity compensation plans as of December 31, 2021:

PLAN CATEGORY(1)	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(2) (a)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(3) (b)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a))(4) (c)
Equity compensation plans approved by stockholders	4,564,539	27	5,710,223
Equity compensation plans not approved by stockholders	—	—	—
Total	4,564,539	27	5,710,223
______________________
(1)Equity compensation plans approved by stockholders include our 2018 Plan and the Beyond Meat, Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”).
Equity awards granted prior to April 30, 2019 were granted under our 2011 Plan and equity awards granted on or after April 30, 2019 were granted under our 2018 Plan. Our 2011 Plan was amended and restated as our 2018 Plan, which became effective on April 30, 2019, the day immediately prior to the date on which our registration statement in connection with our IPO was declared effective by the SEC. The terms of the 2011 Plan continue to govern the terms and conditions of the outstanding awards previously granted thereunder. The remaining shares available for issuance under the 2011 Plan were added to the shares reserved for issuance under the 2018 Plan. The administrator has not yet approved any offering under the 2018 ESPP.
(2)Includes 3,956,364 shares issuable upon the exercise of outstanding options and 608,175 shares issuable upon the vesting and settlement of outstanding RSUs as of December 31, 2021.
(3)Does not include outstanding RSUs which do not have an exercise price.
(4)Includes 3,297,638 shares of common stock available for grant under the 2018 Plan and 2,412,585 shares of common stock reserved for issuance under the 2018 ESPP as of December 31, 2021.
The number of shares reserved for issuance under the 2018 Plan will be increased automatically on the first day of each fiscal year beginning with the 2020 fiscal year, by a number equal to the least of: (i) 2,144,521 shares; (ii) 4.0% of the shares of common stock outstanding on the last day of the prior fiscal year; or (iii) such number of shares determined by our board of directors.
The number of shares reserved for issuance under the 2018 ESPP will be increased automatically on the first day of each fiscal year for a period of up to ten years, starting with the 2020 fiscal year, by a number equal to the least of: (i) 536,130 shares; (ii) 1% of the shares of common stock outstanding on the last day of the prior fiscal year; or (iii) such lesser number of shares determined by our board of directors.

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SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information relating to the beneficial ownership of our common stock as of the Record Date (except as otherwise indicated) by:
•each person or group of affiliated persons known by us to beneficially own more than 5% of the outstanding shares of our common stock;
•each of our NEOs;
•each of our current directors and director nominees; and
•all of our current executive officers, directors and director nominees as a group.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Unless otherwise indicated, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
Applicable percentage ownership is based on 63,525,260 shares of common stock outstanding as of the Record Date. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable, and RSUs that will become vested, within 60 days of the Record Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the business address of each beneficial owner listed in the table below is c/o of Beyond Meat, Inc., 119 Standard Street, El Segundo, California 90245. The information provided in the table below is based on our records, information filed with the SEC, on which we are relying pursuant to applicable SEC regulations, and information provided to us.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENTAGE OF SHARES BENEFICIALLY OWNED
5% Stockholders:
Baillie Gifford & Co(1)	8,471,482	13.3%
The Vanguard Group(2)	4,994,886	7.9%
Darby Financial Products(3)	3,588,621	5.5%
Named Executive Officers:
Ethan Brown(4)	3,537,614	5.4%
Phil Hardin	35	*
Mark J. Nelson(5)	79,040	*
Gary Schultz(6)	34,948	*
Doug Ramsey	10,959	*
Bernie Adcock	—	—
Deanna Jurgens(7)	16,231	*
Directors and Director Nominees:
Diane Carhart(8)	30,284	*
Seth Goldman(9)	987,748	1.6%
Sally Grimes(10)	1,363	*
Colleen Jay	—	—
Raymond J. Lane(11)	37,506	*
Muktesh “Micky” Pant(12)	51,363	*
Ned Segal(13)	18,582	*
Christopher Isaac “Biz” Stone(14)	138,268	*
Kathy N. Waller(15)	19,082	*
All directors, nominees and executive officers as a group (18 persons)(16)	5,254,405	7.9%
___________________
*    Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)Based solely on information contained in a report on Schedule 13G/A filed on January 12, 2022 by Baillie Gifford & Co. Consists of 8,471,482 shares of common stock held by Baillie Gifford & Co and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients. Baillie Gifford & Co has sole voting power with respect to 4,457,984 shares of common stock and sole dispositive power with respect to 8,471,482 shares of common stock. The address of Baillie Gifford & Co. is Carlton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK.
(2)    Based solely on information contained in a report on Schedule 13G/A filed on February 9, 2022 by The Vanguard Group. Consists of 4,994,886 shares of common stock held by The Vanguard Group. The Vanguard Group has shared voting power with respect to 33,269 shares of common stock, sole dispositive power with respect to 4,909,888 shares of common stock and shared dispositive power with respect to 84,998 shares of common stock. The address of the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(3)    Based solely on information contained in a report on Schedule 13G filed on February 14, 2022 by Darby Financial Products. G1 Execution Services, LLC, Susquehanna Investment Group and Susquehanna Securities, LLC are affiliated independent broker-dealers which, together with Darby Financial Products, may be deemed a group. Each reporting
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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

person was indicated as having sole voting and dispositive power with respect to the shares beneficially owned by it and that the reporting persons have shared voting and dispositive power with respect to all shares beneficially owned by all of the reporting persons. Darby Financial Products has shared and dispositive voting power with respect to 3,588,621 shares and sole voting and dispositive power with respect to 9,954 shares of common stock, G1 Execution Services, LLC has shared voting and dispositive power with respect to 3,588,621 shares and sole voting and dispositive power with respect to 27,555 shares of common stock, Susquehanna Investment Group has shared voting and dispositive power with respect to 3,588,621 shares and sole voting and dispositive power with respect to 66,707 shares of common stock and Susquehanna Securities, LLC has shared voting and dispositive power with respect to 3,588,621 shares and sole voting and dispositive power with respect to 3,484,405 shares of common stock. The number of shares reported as beneficially owned by Darby Financial Products includes options to buy 4,600 shares, the number of shares reported as beneficially owned by Susquehanna Investment Group includes options to buy 55,500 shares, and the number of shares reported as beneficially owned by Susquehanna Securities includes options to buy 1,577,000 shares. The address for each of Darby Financial Products, Susquehanna Investment Group and Susquehanna Securities, LLC is 401 E. City Avenue, Suite 220, Bala Cynwyd, PA 19004. The address for G1 Execution Services is 175 W. Jackson Blvd., Suite 1700, Chicago, IL 60604.
(4)    Consists of (i) 1,293,996 shares of common stock and (ii) 2,243,618 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date.
(5)Consists of (i) 33,932 shares of common stock and (ii) 45,108 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date.
(6)Consists of (i) 371 shares of common stock, (ii) 34,540 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date, and (iii) 37 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock.
(7)Consists of (i) 10,821 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date, and (ii) 5,410 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock.
(8)Consists of (i) 1,704 shares of common stock, (ii) 28,436 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date, and (iii) 144 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock.
(9)Consists of (i) 178,659 shares of common stock held by the Julie D. Farkas Revocable Trust, (ii) 763,466 shares of common stock held by the Seth Goldman Revocable Trust, (iii) 300 shares of common stock held by Seth Goldman’s son, who resides in Mr. Goldman’s household, and (iv) (a) 489 shares of common stock, (b) 44,690 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date, and (c) 144 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock, held in each case by Mr. Goldman. Mr. Goldman’s spouse is the trustee of the Julie D. Farkas Revocable Trust and Mr. Goldman is the trustee of the Seth Goldman Revocable Trust. Therefore, Mr. Goldman may be deemed to have voting and dispositive power over the shares held by both trusts.
(10)Consists of (i) 1,132 shares of common stock and (ii) 231 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock.
(11)Consists of (i) 37,362 shares of common stock and (ii) 144 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock.
(12)Consists of (i) 1,132 shares of common stock, (ii) 231 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock, (iii) 25,000 shares of common stock held by the Pant Descendants Irrevocable Trust and (iv) 25,000 shares of common stock held by the Pant Family Irrevocable Trust. Mr. Pant is the trustee of both trusts, therefore, Mr. Pant may be deemed to have voting and dispositive power over the shares held in each trust.
(13)Consists of (i) 1,704 shares of common stock, (ii) 16,734 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date, and (iii) 144 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock.
(14)Consists of (i) 136,390 shares of common stock held by the Biz and Livy Stone Family Trust, for which Mr. Stone and his wife serve as co-trustees and for which Mr. Stone may be deemed to have voting and dispositive power over the shares held by the trust and (ii) (a) 1,704 shares of common stock and (b) 144 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock, held in each case by Mr. Stone.
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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(15)Consists of (i) 2,204 shares of common stock, (ii) 16,734 shares of common stock issuable upon the exercise of stock options exercisable within 60 days after the Record Date, and (iii) 144 RSUs which will vest within 60 days of the Record Date and will be settled in shares of common stock.
(16)In addition to all shares of common stock shown in the table and as described in footnotes (4) through (15) above, the total number of shares of common stock also includes an aggregate of (i) 2,626,700 shares of common stock, (ii) 2,617,063 shares of common stock issuable upon the exercise of stock options within 60 days after the Record Date, and (iii) 10,642 RSUs which vest within 60 days of the Record Date and will be settled in shares of common stock, held by executive officers who are not named in the table, and excludes shares beneficially owned by Mr. Nelson and Mr. Schultz as they were not executive officers of the company as of the Record Date.

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DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Beyond Meat. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
Based on our knowledge of stock transactions, our review of copies of reports filed under Section 16(a) and written representations furnished to us, we believe that all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during the fiscal year ended December 31, 2021, with the exception of (a) one late Form 4 which was filed two days late on December 16, 2021 for Mr. Adcock, the company’s Chief Supply Chain Officer, to report the grant of his new hire equity awards, due to administrative delays in obtaining his SEC EDGAR filing codes and (b) one late Form 4 which was filed six days late on August 19, 2021 for Sanjay Shah, the company’s former Chief Operating Officer, to report the withholding of shares to pay taxes upon the vesting of Mr. Shah’s RSU award, due to administrative error.
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RELATED PERSON TRANSACTIONS
We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we have been or will be a participant in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Amended and Restated Investors’ Rights Agreement
In October 2018, we entered into an amended and restated investors’ rights agreement with certain of our stockholders, which included the entities affiliated with Kleiner Perkins Caufield & Byers, entities affiliated with DNS‑BYMT, LLC and entities affiliated with Cleveland Avenue LLC as well as our directors, Seth Goldman and Ethan Brown and our former director Bernhard van Lengerich, and their affiliates to the extent applicable. These stockholders are entitled to rights with respect to the registration of their shares of common stock under the Securities Act under certain circumstances.
Employment and Other Arrangements
From time to time, we may have employees who are related to our executive officers or directors. In 2020, we entered into an offer letter with the son of Charles Muth, our former Chief Growth Officer, for a non-executive position pursuant to which his annual salary and other cash compensation is approximately $110,000 and he is entitled to receive benefits consistent with other employees serving in the same capacity. In 2021, we paid Mr. Muth’s son approximately $139,275, and granted him an RSU award with a grant date fair value for financial statement reporting purposes of $12,050, such RSUs vesting over two years. The foregoing compensation was established in accordance with Beyond Meat’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.
Michael A. Pucker, a partner of Latham & Watkins LLP, is a former member of our company’s board of directors and the spouse of Gigi Pritzker Pucker. According to Schedule 13G and amendments filed with the SEC, Ms. Pucker serves as trustee of UDQ Trust, an entity which may be deemed to be a beneficial owner of more than 5% of the shares of our common stock, and as trustee, Ms. Pucker may be deemed to beneficially own such shares of common stock. In 2021, we made aggregate payments of approximately $15.7 million to Latham & Watkins LLP for legal services. As of December 31, 2021, we had billed and unbilled fees for legal services of $2.2 million due to Latham & Watkins LLP. On February 4, 2022, a Schedule 13G/A was filed by UDQ Private Trust Company, LLC, solely as trustee of certain trusts listed therein, G14 HoldCo, L.L.C. and Gigi Pritzer Pucker, individually and as trustee of UDQ Trust, solely in such trust’s capacity as the member of UDQ Private Trust Company, LLC, reporting beneficial ownership of less than 5% of the common stock of the company.
In 2022, the company entered into a Master Services Agreement with CA Consulting LLC, a restaurant, food tech and beverage consulting firm, led by Donald Thompson, one of the former directors on our company’s board of directors who served until the end of his term in May 2021, for strategic consulting services rendered by CA Consulting LLC. In 2021, our company accrued $1.0 million in payment towards these consulting services, which services were provided after Mr. Thompson retired from the board.

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RELATED PERSON TRANSACTIONS
Indemnification of Directors and Officers
Our restated certificate of incorporation and Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits our restated certificate of incorporation from limiting the liability of our directors for the following:
•any breach of the director’s duty of loyalty to us or to our stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•unlawful payment of dividends or unlawful stock repurchases or redemptions; and
•any transaction from which the director derived an improper personal benefit.
If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our Bylaws, we may purchase insurance on behalf of any person whom we are required or permitted to indemnify.
In addition to the indemnification required in our restated certificate of incorporation and Bylaws, we have entered into an indemnification agreement with each member of our board of directors and each of our officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party or other participant, or are threatened to be made a party or other participant, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our company, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions in our restated certificate of incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. Certain of our directors and officers have been named in connection with current litigation with a former co-manufacturer and the derivative actions putatively brought on behalf of the company as described in Note 11 to our consolidated financial statements included in our 2021 Form 10-K, and such proceedings may result in claims for indemnification by any such director or officer.
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RELATED PERSON TRANSACTIONS
Policies and Procedures for Related Person Transactions
Our audit committee has the primary responsibility for reviewing and approving or disapproving “related-party transactions,” which are transactions between us and related persons and in which a related person has or will have a direct or indirect material interest. The written charter of our audit committee provides that our audit committee will review and oversee procedures designed to identify related party transactions that are material to Beyond Meat and that our audit committee will review and approve in advance or ratify any related-party transaction.
We have adopted a formal written policy providing that we are not permitted to enter into any transaction in which any related person has a direct or indirect material interest without the approval of our audit committee. In approving or rejecting any such transaction, our audit committee is to consider, among other things, the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. All related-party transactions in 2021 were approved in accordance with this policy.
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OTHER MATTERS
2021 Annual Report and SEC Filings
Our consolidated financial statements for our year ended December 31, 2021 are included in our 2021 Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at https://investors.beyondmeat.com and are available from the SEC at its website at https://www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Beyond Meat, Inc., Attention: Investor Relations, 119 Standard Street, El Segundo, California 90245.
Stockholders Sharing the Same Address
The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of proxy materials, or, where applicable, a Notice of Internet Availability of Proxy Materials, to households at which two or more stockholders reside. Each stockholder, however, still receives a separate proxy card if he or she receives paper copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other nominee and have consented to householding will receive only one copy of our proxy statement and annual report or Notice of Internet Availability of Proxy Materials. If you would like to opt out of this practice for future mailings and receive a separate proxy statement and annual report or Notice of Internet Availability of Proxy Materials for each stockholder sharing the same address, please contact your broker, bank or other nominee. You may also obtain a separate proxy statement or annual report or Notice of Internet Availability of Proxy Materials without charge by sending a written request to Beyond Meat, Inc., 119 Standard Street, El Segundo, California 90245, Attention: Secretary or by calling (866) 756-4112. We will promptly send additional copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials can request delivery of a single copy of the proxy statement or annual report or Notice of Internet Availability of Proxy Materials by contacting their broker, bank or other nominee or sending a written request to Beyond Meat, Inc. at the address above or by calling (866) 756-4112.
Special Note Regarding Forward-Looking Statements
This proxy statement contains forward-looking statements within the meaning of the federal securities laws. We have based these forward-looking statements largely on our current opinions, expectations, beliefs, plans, objectives, assumptions and projections about future events and financial trends affecting the operating results and financial condition of our business. In some cases, you can identify forward-looking statements by the use of words such as “believe,” “may,” “will,” “will continue,” “could,” “will likely result,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “predict,” “project,” “expect,” “potential” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such difference include the risks discussed in Part I, Item 1A, “Risk Factors,” included in our 2021 Form 10-K, and those discussed in other documents we file from time to time with the SEC. Forward-looking statements speak only as of the date of this proxy statement. You should not put undue reliance on any forward-looking statements. We assume no obligation to publicly update or revise any forward-looking statements because of new information, future events, changes in assumptions or otherwise, except to the extent required by applicable laws.
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OTHER MATTERS
If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
Other Matters
Our board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone, mobile device, or by using the Internet as instructed on the proxy card or execute and return, at your earliest convenience, the proxy card.
THE BOARD OF DIRECTORS
El Segundo, California
April 12, 2022
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SCAN TO
VIEW MATERIALS & VOTE

BEYOND MEAT, INC.
119 STANDARD STREET
EL SEGUNDO, CA 90245

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 23, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BYND2022**

You may attend the meeting via the Internet and vote electronically during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 23, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D74788-P69108

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BEYOND MEAT, INC.

The Board of Directors recommends you vote FOR the following nominees for director:

	For All	Withhold All	For All Except
1. Election of three Class III directors of the Company to serve until the Company's 2025 annual meeting of stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Ethan Brown
02) Colleen Jay
03) Raymond J. Lane

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2022.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
3. To approve, on an advisory (non-binding) basis, the compensation of the Company's named executive officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

The 2022 Annual Meeting of Stockholders of Beyond Meat, Inc. will be held on May 24, 2022 at 8:00 a.m. PDT, virtually via the Internet at www.virtualshareholdermeeting.com/BYND2022.

To access the virtual meeting, you must have the information that is printed in the box next to the arrow located on the reverse side of this form.

D74789-P69108

BEYOND MEAT, INC.
Annual Meeting of Stockholders
May 24, 2022, 8:00 a.m. PDT
This proxy is solicited on behalf of the Board of Directors

The stockholder(s) hereby appoint(s) Ethan Brown and Teri L. Witteman, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BEYOND MEAT, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 8:00 a.m. PDT on May 24, 2022, at www.virtualshareholdermeeting.com/BYND2022, and any postponement, adjournment or continuation thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations "FOR" each nominee named in Proposal No. 1, "FOR" Proposal No. 2, "FOR" Proposal No. 3, and in the discretion of the proxies with respect to such other business as may properly come before the Annual Meeting. In the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the Board of Directors to fill such vacancy.

Continued and to be signed on reverse side